Exhibit 3.1

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

GMAC LLC

______________________________________________________
Dated as of May 22, 2009
______________________________________________________

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT.

TABLE OF CONTENTS (Cont’d)

Exhibit C—Project Agreements
Exhibit D—Transaction Documents
Exhibit E—Company Policies
Exhibit F—Environmental Guidelines
Exhibit G—Affiliate Transactions
Exhibit H—Replacement Capital Covenant
Exhibit I—Terms of Class F Preferred Membership Interests
Exhibit J—Registration Rights of Certain Common Holders

vi

SIXTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
GMAC LLC,
A DELAWARE LIMITED LIABILITY COMPANY

     This SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT of GMAC LLC, a Delaware limited liability company (the “Company”), is made and entered into as of May 22, 2009 (the “Effective Date”) by and among GM Finance Co. Holdings LLC, a Delaware limited liability company (“GM Holdco”), and FIM Holdings LLC, a Delaware limited liability company (“FIM”), each as Members, and each other Member named herein, and each other Person who at any time becomes a Member in accordance with the terms of this Agreement and the Act.

RECITALS:

A.      The Company is a worldwide diversified financial services company that directly, and indirectly through its Subsidiaries, provides automotive and non-automotive financing and leasing, insurance, banking, mortgage lending and other services to a variety of affiliated and unaffiliated consumer and commercial customers.

B.      The predecessor of the Company, General Motors Acceptance Corporation, a Delaware corporation (the “Predecessor”), was converted from a Delaware corporation to the Company, and on July 20, 2006, General Motors Corporation, a Delaware corporation, as the initial Member of the Company, executed the initial Limited Liability Company Agreement of the Company (as amended, the “Original Agreement”).

C.      On November 30, 2006, GM Holdco, FIM, GMAC Management LLC, a Delaware limited liability company (“Management Company”), and GM Preferred Finance Co. Holdings LLC, a Delaware limited liability company (“GM Preferred Holdco”), entered into that certain Amended and Restated Limited Liability Company Operating Agreement of the Company (as amended, the “Amended and Restated Agreement”).

D.      On December 29, 2008, FIM and GM Holdco adopted (i) Amendment No. 6 to the Amended and Restated Agreement and (ii) Amendment No. 7 to the Amended and Restated Agreement authorizing the issuance of the Class D-1 Preferred Membership Interests and the Class D-2 Preferred Membership Interests, respectively.

E.      On December 31, 2008, the Company completed an offer to exchange and/or purchase for cash certain outstanding notes of the Company for newly issued senior guaranteed notes (the “New Guaranteed Notes”) and subordinated notes of the Company and 9% perpetual preferred stock (“Blocker Preferred”) of Preferred Blocker Inc., a Delaware corporation (“Blocker Sub”), and up to $2,000,000,000 in cash, pursuant to that certain Confidential Offering Memorandum, dated as of November 20, 2008 (as supplemented, the “Exchange Offer”).

F.       In connection with the consummation of the Exchange Offer, the Company admitted Blocker Sub as a Member of the Company and authorized the issuance of Class E Preferred Membership Interests to Blocker Sub.

G.      On December 31, 2008, the Members entered into a Second Amended and Restated Limited Liability Company Operating Agreement of the Company (the “Second Amended and Restated Agreement”) in order to amend and restate their understandings and agreements regarding the governance and certain operations of the Company.

H.      On March 10, 2009, FIM and GM Holdco adopted an amendment to the Second Amended and Restated Agreement to provide for a Tax Distribution in connection with a change in the federal tax election of COLT LLC, one of the Company’s wholly-owned Subsidiaries.

I.        On March 24, 2009, FIM and GM Holdco entered into a Third Amended and Restated Limited Liability Company Operating Agreement of the Company (the “Third Amended and Restated Agreement”) in order to amend and restate their understandings and agreements regarding the governance and certain operations of the Company.

J.       On April 15, 2009, FIM and GM Holdco entered into a Fourth Amended and Restated Limited Liability Company Operating Agreement of the Company (the “Fourth Amended and Restated Agreement”) in order to amend and restate their understandings and agreements regarding the governance and certain operations of the Company, and to combine the Class A Membership Interests (as defined in the Third Amended and Restated Agreement) and Class B Membership Interests (as defined in the Third Amended and Restated Agreement) into a single class of Common Membership Interests.

K.       On May 21, 2009, FIM and GM Holdco entered into a Fifth Amended and Restated Limited Liability Company Operating Agreement of the Company (the “Fifth Amended and Restated Agreement”) in order to amend and restate their understandings and agreements regarding the governance and certain operations of the Company, and to provide for the issuance of the Class F Preferred Membership Interests.

L.       The parties hereto desire to amend and restate the Fifth Amended and Restated Agreement (i) to give effect to the transfer by FIM of some of its Common Membership Interests to third Persons contemporaneously with the execution of this Agreement, (ii) to give effect to the transfer by GM Holdco of some of its Common Membership Interests to third Persons contemporaneously with the execution of this Agreement, (iii) to reflect the admission of all such third Persons as Members, and (iv) to otherwise set forth, inter alia, their understandings and agreements regarding the governance and certain operations of the Company.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and agreements herein contained, the parties hereto, each intending to be legally bound, agree that the Fifth Amended and Restated Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I
DEFINITIONS; INTERPRETATIVE MATTERS

     Section 1.1 Definitions. The following terms, as used herein, shall have the following meanings:

     “Act” means the Delaware Limited Liability Company Act, 6 Del. C. Sections 18-101 et seq.

     “Additional Member” means any Person that has been admitted to the Company as a Member after the Effective Date pursuant to Section 3.2(b) by virtue of having received its Membership Interest from the Company and not from any other Member.

     “Adjusted Capital Account Balance” means, with respect to any Member, the balance in such Member’s Capital Account after giving effect to the following adjustments:

     (i) debits to such Capital Account of the items described in Section 1.704 -1(b)(2)(ii)(d)(4) through (6) of the Treasury Regulations; and

     (ii) credits to such Capital Account of such Member’s share of Company Minimum Gain or Member Nonrecourse Debt Minimum Gain or any amount which such Member would be required to restore under this Agreement or otherwise.

The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Section 1.704 -1(b)(2)(ii)(d) of the Treasury Regulations.

     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, whether through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, excluding any employee benefit plan or related trust. For purposes of Section 7.10(d)(ii), the definition of “Affiliate” does not include any Subsidiary of the Company.

     “Agreed Initial Value” means $14,417,647,059, as adjusted pursuant to Section 3.4 of the Purchase Agreement.

     “Agreement” or “Sixth Amended and Restated Agreement” means this Sixth Amended and Restated Limited Liability Company Operating Agreement and those Exhibits and Schedules hereof.

     “Antitrust Law” means any Law relating to the preservation of or restraint against competition in commercial activities, including the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     “Available Cash” means (i) all cash and cash equivalents on hand of the Company from any source, less (ii) cash reasonably reserved by the Company or reasonably anticipated by the Board of Managers to be required (after application of anticipated cash revenues from any source) for debts and expenses, interest and scheduled principal payments on any indebtedness, capital expenditures, replacements, taxes or activities in the business of the Company and its Subsidiaries.

     “Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (i) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of such Person’s assets; (ii) the filing by such Person of a voluntary petition in bankruptcy or the seeking of relief under Title 11 of the United States Code, or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay its debts as they become due; (iii) the making by such Person of a general assignment for the benefit of creditors; (iv) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering, a bankruptcy petition filed against him in any bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code; or (v) the entry of any order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s assets and the continuance of such order, judgment or decree unstayed and in effect for a period of sixty consecutive calendar days.

     “Bank Holding Company Restructuring Transactions” means (i) the contribution of an aggregate of $750 million of loan participations by FIM and GM to the Company on December 29, 2008, (ii) the issuance of the Treasury Preferred on December 29, 2008, (iii) the consummation of the Exchange Offer and the execution of the Second Amendment and Restated Agreement on December 31, 2008, (iv) the contribution of cash to the Company in exchange for Membership Interests by FIM and GM on January 16, 2009, (v) the execution of the Third Amended and Restated Agreement effective as of March 24, 2009, and (vi) the execution of the Fourth Amended and Restated Agreement effective as of April 15, 2009.

     “Bank Holding Company Status” means status as a bank holding company under the BHC Act.

     “BHC Act” means the Bank Holding Company Act of 1956, as amended.

     “Blocker Corp” shall mean a direct or indirect equityholder of the Company that (i) is an entity organized under the laws of any State of the United States, (ii) is treated as a “C” corporation for U.S. federal income tax purposes and (iii) has never engaged in any business activity other than owning either (A) a direct or an indirect membership interest in the Company or (B) a direct or indirect interest in certain businesses or assets of the Company, and activities ancillary thereto.

     “Blocker Corp BHC Restructuring Transactions” means all restructuring transactions undertaken by the Blocker Corps in connection with the Federal Reserve Board order dated December 24, 2008 whereby the Blocker Corps had to separate Cerberus-related investors from other co-investors as of a date permitted by the Federal Reserve Board (including the elimination, liquidation or partial liquidation of any such Blocker Corps and the creation of any new Blocker Corps).

     “Business Day” means any calendar day other than a Saturday, a Sunday or any other day on which commercial banks in Detroit, Michigan or New York, New York are authorized or required to close.

     “C corporation” means an entity subject to Subchapter C of the Code.

     “Capital Contributions” means any cash or cash equivalents or the Fair Market Value of other property that a Member contributes to the Company with respect to any Membership Interests or other Equity Securities issued pursuant to Article III (net of any liabilities assumed by the Company or to which such property is subject).

     “Cause” means, with respect to any Manager, one or more of the following: (i) the commission of a felony or other crime involving moral turpitude or the commission of an act involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers; (ii) any act undertaken with the intent of aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the disadvantage or detriment of the Company and its Subsidiaries; (iii) any breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, in each case which is detrimental to the Company in any material respect; (iv)(A) continued abuse of alcohol or illegal drugs, (B) repeated public drunkenness or (C) other repeated conduct (1) causing the Company or its Subsidiaries public disgrace or disrepute or economic harm or (2) materially impairing such Manager’s ability to perform his or her duties and responsibilities as a Manager of the Company; or (v) any breach of his or her obligations of confidentiality to the Company or any of its Subsidiaries.

     “Cerberus” means Cerberus Capital Management, L.P. and its Affiliates.

     “Cerberus Co-Investor Tax Representative” means, a Person designated by Cerberus to represent the tax-related interests of certain former Cerberus co-investors (or the transferees of such Cerberus co-investors) under this Agreement.

     “Cerberus Tax Representative” means, a Person designated by Cerberus to represent the tax-related interests of FIM (or any transferees of FIM that are directly or indirectly owned or managed by Cerberus) under this Agreement.

     “Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on July 20, 2006.

     “Class C Holders” means the holders of any series of the Class C Membership Interests.

     “Class C Membership Interest” means a Membership Interest, issued in one or more series, having the rights and obligations specified with respect to Class C Membership Interests in this Agreement. Each series of Class C Membership Interests shall be consecutively numbered, commencing with the Class C-1 Membership Interests authorized under this Agreement.

     “Class C-1 Holders” means the holders of the Class C-1 Membership Interests.

     “Class D-1 Preferred Membership Interests” means a Membership Interest having the rights and obligations specified with respect to Class D-1 Preferred Membership Interests in Exhibit A.

     “Class D-2 Preferred Membership Interests” means a Membership Interest having the rights and obligations specified with respect to Class D-2 Preferred Membership Interests in Exhibit B.

     “Class E Distribution Rate” means a rate of 15.25% per annum, until such time as the New Capital Condition shall have been satisfied, after which time the rate shall be decreased to 11.86% per annum.

     “Class E Preferred Accrued Distribution Amount” means an amount accruing on the Class E Preferred Reference Amount at the Class E Distribution Rate, from time to time, from either (i) the most recent Class E Preferred Distribution Payment Date on which the then-current Class E Preferred Accrued Distribution Amount was paid in full, or (ii) if no Class E Preferred Accrued Distribution Amount has previously been paid, December 31, 2008, whether or not in any distribution period or periods there have been funds legally available for the payment of such distribution, provided that if an amount or amounts less than the full amount of the Class E Preferred Accrued Distribution Amount is paid on any Class E Preferred Distribution Payment Date or Dates, such amount or amounts shall be deducted from the Class E Preferred Accrued Distribution Amount. The Class E Preferred Accrued Distribution Amount payable on any Class E Preferred Distribution Payment Date shall include any and all Class E Preferred Accrued Distribution Amounts payable in respect of a prior distribution period or periods but not declared by the Board of Managers, provided that the Class E Preferred Accrued Distribution Amount shall not compound or otherwise include interest on any Class E Preferred Accrued Distribution Amount not paid in a prior distribution period or periods. For purposes of the Class E Preferred Accrued Distribution Amount, a “distribution period” shall refer to a period commencing on and including a Class E Preferred Distribution Payment Date (or, in the case of the distribution period ending on February 15, 2009, commencing on and including December 31, 2008), and ending on and including the day immediately preceding the next succeeding Class E Preferred Distribution Payment Date.

     “Class E Preferred Distribution Payment Date” means February 15, May 15, August 15 and November 15 of each year, commencing with the first such date following December 31, 2008.

     “Class E Preferred Holder” means the holder of the Class E Preferred Membership Interests.

     “Class E Preferred Membership Interests” means a Membership Interest having the rights and obligations specified with respect to Class E Preferred Membership Interests in this Agreement.

     “Class E Preferred Reference Amount” means, at any time, the aggregate liquidation preference (for the absence of doubt, excluding accrued dividends thereon) of all shares of the Blocker Preferred outstanding at such time. As of December 31, 2008, the Class E Preferred Reference Amount was $2,576,601,000.

     “Class F Preferred Accrued Distribution Amount” means an amount accruing on the Class F Preferred Reference Amount at the Class F Preferred Distribution Rate, from time to time, from either (i) the most recent Class F Preferred Distribution Date on which the then-current Class F Preferred Accrued Distribution Amount was paid in full, or (ii) if no Class F Preferred Accrued Distribution Amount has previously been paid, the date of issuance of the Class F Preferred Membership Interests, whether or not in any distribution period or periods there have been funds legally available for the payment of such distribution, provided that if an amount or amounts less than the full amount of the Class F Preferred Accrued Distribution Amount is paid on any Class F Preferred Distribution Date or Dates, such amount or amounts shall be deducted from the Class F Preferred Accrued Distribution Amount. The Class F Preferred Accrued Distribution Amount payable on any Class F Preferred Distribution Date shall include any and all Class F Preferred Accrued Distribution Amounts payable in respect of a prior distribution period or periods but not declared by the Board of Managers, provided that the Class F Preferred Accrued Distribution Amount shall compound on any Class F Preferred Accrued Distribution Amount not paid in a prior distribution period or periods. For purposes of the Class F Preferred Accrued Distribution Amount, a “distribution period” shall refer to a period commencing on and including a Class F Preferred Distribution Payment Date (or, in the case of a distribution period ending on the day immediately preceding the first Class F Preferred Distribution Payment Date following issuance of the Class F Preferred Membership Interests, commencing on and including such date of issuance) and ending on and including the day immediately preceding the next succeeding Class F Preferred Distribution Payment Date.

     “Class F Preferred Distribution Payment Date” means February 15, May 15, August 15 and November 15 of each year, commencing with the first such date following May 21, 2009.

     “Class F Preferred Distribution Rate” means a per annum rate of 9.0%, as determined in accordance with Exhibit I.

     “Class F Preferred Holder” means any holder of the Class F Preferred Membership Interests.

     “Class F Preferred Membership Interests” means a Membership Interest having the rights and obligations specified with respect to Class F Preferred Membership Interests in Exhibit I.

     “Class F Preferred Reference Amount” means the product of (i) $50 multiplied by (ii) the number of units of Class F Preferred Membership Interests outstanding at such time. As of May 21, 2009, the Class F Preferred Reference Amount was $7,875,000,000.

     “Code” means the United States Internal Revenue Code of 1986 and, to the extent applicable, any Treasury Regulations promulgated thereunder.

     “Common Holder” means a holder of Common Membership Interests.

     “Common Membership Interests” means Membership Interests having the rights and obligations specified with respect to Common Membership Interests in this Agreement.

     “Company Conversion” means, together with related transactions, any conversion of the Company into a corporation through a statutory conversion, the creation of a holding company above the Company and the exchange of all or substantially all of the Company’s outstanding equity interests for equity interests of such holding company, the direct or indirect acquisition by Blocker Sub of all or substantially all of the Company’s outstanding equity interests in exchange for stock of Blocker Sub, the merger of the Company with and into Blocker Sub, or any other direct or indirect incorporation of the assets and liabilities of the Company, including, by merger, consolidation or recapitalization; statutory conversion; direct or indirect, sale, transfer, exchange, pledge or other disposal of economic, voting or other rights; sale, exchange or other acquisition of shares, equity interests or assets; contribution of assets and/or liabilities; liquidation; exchange of securities; conversion of entity, migration of entity or formation of new entity; or other transaction or group of related transactions; provided that so long as any Class E Preferred Membership Interests remain outstanding any Company Conversion shall be subject to Section 12.7.

     “Company Interest” means, with respect to a particular Common Holder at any time, the quotient expressed as a percentage obtained by dividing (i) the number of Common Membership Interests held by such Common Holder at such time, by (ii) the number of Common Membership Interests held by all Common Holders at such time.

     “Company Minimum Gain” shall have the meaning set forth in Section 1.704 -2(b)(2) of the Treasury Regulations for “partnership minimum gain” and, as provided therein, shall generally be determined by computing, for each Nonrecourse Debt of the Company, any Tax Book Profit that the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability and then aggregating the separate amounts of Tax Book Profit so computed.

     “Company Sale” means a transaction with a third Person that is not an Affiliate of the Company or group of third Persons that, acting in concert, do not collectively constitute Affiliates of the Company, pursuant to which such Person or Persons acquire, in any single transaction or series of related transactions, (i) all of the outstanding Equity Securities of the Company, (ii) all or substantially all of the assets of the Company and its Subsidiaries or (iii) Equity Securities of the Company authorized and issued following the Effective Date and possessing the power to elect or appoint a majority of the Board of Managers (or any similar governing body of any surviving or resulting Person).

     “Confidential Information” means, collectively, all documents and information that, in each case, is non-public, confidential or proprietary in nature concerning the Company (including commercial information and information with respect to customers, suppliers, vendors and proprietary technologies or processes), the Members or their Affiliates that was or may in the future be furnished to the Company, any Member or any of their respective Affiliates in connection with (i) the transactions leading up to and contemplated by this Agreement and the Purchase Agreement, including the terms hereof and thereof, or (ii) the operation and activities of the Company; provided that any such information will not be Confidential Information if it is

(A) otherwise available to the public through no wrongful action by a Member or an Affiliate of a Member or (B) otherwise in the rightful possession of a Member or an Affiliate of a Member from any third Person having, to the knowledge of such Member or such Affiliate after reasonable inquiry, no obligation of confidentiality with respect to such information to the other Members or the Company or any of its Subsidiaries, as applicable.

     “Control,” “Controlled” or “Controlling” means, with respect to any Person, any circumstance in which such Person is directly or indirectly controlled by another Person by virtue of the latter Person having the power to (i) elect, or cause the election of (whether by way of voting capital stock, by contract, trust or otherwise), the majority of the members of the Board of Managers or a similar governing body of the first Person, or (ii) direct (whether by way of voting capital stock, by contract, trust or otherwise) the affairs and policies of such Person.

     “Credit Downgrade” means a downgrade of the credit rating of any unsecured indebtedness of the Company or any Material Subsidiary or a negative change in the outlook of such credit rating of the Company or any of its Material Subsidiaries.

     “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction as reported for federal income tax purposes with respect to an asset for such year or other period, except that if the Tax Book Value of an asset differs from its adjusted basis for federal income tax purposes, Depreciation shall be an amount which bears the same ratio to such beginning Tax Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Tax Book Value using any reasonable method selected by the Board of Managers.

     “Distributable Amount” shall have the meaning given to such term in the Second Amended and Restated Agreement.

     “Distribution” means each distribution after November 30, 2006 made by the Company to a Member, whether in cash, property or securities of the Company, pursuant to, or in respect of, Article V or Article X.

     “DTL Transaction” means any transaction undertaken by the Company or any of its Subsidiaries a principal purpose of which is to reduce the amount that would be required to be established as a liability or reserve in the Company’s consolidated financial statements on account of deferred tax liabilities upon a conversion of the Company into a “C” corporation for U.S. federal income tax purposes.

     “Entity” means any general partnership, limited partnership, corporation, association, cooperative, joint stock company, trust, limited liability company, business or statutory trust, joint venture, unincorporated organization or Governmental Entity.

     “Equity Incentive Plan” means the equity incentive plan adopted by Management Company on November 30, 2006.

     “Equity Securities” means, as applicable, (i) any capital stock, membership or limited liability company interests or other share capital, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership or limited liability company interests or other share capital or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership or limited liability company interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership or limited liability company interests, other share capital or securities containing any profit participation features, (iv) any share appreciation rights, phantom share rights or other similar rights, or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation, conversion or other reorganization.

     “Excess Nonrecourse Liability” means an “excess nonrecourse liability” within the meaning of Section 1.752 -3(a)(3) of the Treasury Regulations.

     “Exchange Act” means the United States Securities Exchange Act of 1934.

     “Fair Market Value” means, subject to Section 1.4, (i) in reference to the Company or Membership Interests, the fair market value for the Company or such Membership Interests as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as reasonably determined by the Board of Managers, (ii) in reference to property or assets owned by the Company, the fair market value of such property or assets as reasonably determined by the Board of Managers, and (iii) in reference to property or assets other than the Company, Membership Interests or properties or assets owned by the Company (including any property or assets contributed to the Company after the Effective Date), the fair market value of such property or assets as reasonably determined by the Board of Managers (including at least a majority of the Independent Managers). For the purpose of this definition, there shall be a single fair market value in respect of the Bank Holding Company Restructuring Transactions specified in clauses (i), (ii), (iii), and(iv) of such definition.

     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

     “Fiscal Quarter” means each fiscal quarter of the Company and its Subsidiaries, ending on the last day of each of March, June, September and December of any Fiscal Year unless otherwise required by the Code or, subject to Section 7.10, as otherwise determined by the Board of Managers. Each Fiscal Quarter shall commence on the day immediately following the last day of the immediately preceding Fiscal Quarter.

     “Fiscal Year” means the fiscal year of the Company and shall be the same as its taxable year, which shall be the year ending December 31 unless otherwise required by the Code or, subject to Section 7.10, as otherwise determined by the Board of Managers. Each Fiscal Year shall commence on the day immediately following the last day of the immediately preceding Fiscal Year.

     “Fully Diluted Basis” means after taking into account all outstanding Common Membership Interests and assuming the exercise, conversion or exchange of all outstanding options, warrants, convertible or exchangeable securities and similar rights (“Convertible Securities”) and the issuance of all Common Membership Interests that the Company is obligated to issue thereunder.

     “GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, consistently applied and maintained throughout the applicable periods both as to classification or items and amounts.

     “GM” means General Motors Corporation, a Delaware corporation, and any successor thereto, including by assignment of assets that include GM’s rights under this Agreement.

     “GM Preferred Accrued Distribution Amount” means, with respect to each GM Preferred Membership Interest during any Fiscal Quarter, the amount accruing on the Unreturned GM Preferred Capital Amount of such GM Preferred Membership Interest on a daily basis during such Fiscal Quarter, at a rate of ten percent (10%) per annum. For the avoidance of doubt, the GM Preferred Accrued Distribution Amount shall be non-cumulative such that if such amount is not paid with respect to any Fiscal Quarter within the time period contemplated by Section 5.1(a), then it shall be reduced to zero.

     “GM Preferred Capital Amount” means for any GM Preferred Membership Interest, $1,000.00.

     “GM Preferred Holders” means the holders of the GM Preferred Membership Interests.

     “GM Preferred Membership Interest” means a Membership Interest having the rights and obligations specified with respect to GM Preferred Membership Interests in this Agreement.

     “GM Tax Representative” means the chief tax officer of GM.

     “GM Trust” means the trust established by GM Holdco on the Effective Date, named GMAC Common Equity Trust I.

     “Governance Agreement” means the Amended and Restated Governance Agreement, dated May 21, 2009, by and among the Company, FIM, GM Holdco, and the UST, as amended.

     “Governmental Entity” means the United States of America or any other nation, any state, province or other political subdivision, any international or supra national entity, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.

     “Indebtedness” means, for any Person at the time of any determination, without duplication, and without including any amounts owed by such Person to the Company or any wholly-owned Subsidiary of the Company, the following obligations, contingent or otherwise: (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures, acceptances or similar instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (iii) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person other than a Permitted Lien, (iv) the capitalized portion of lease obligations under capitalized leases, (v) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise, other than trade payables and other current liabilities incurred in the Ordinary Course of Business, (vi) all obligations of such Person upon which interest charges are customarily paid or accrued, and (vii) any other obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness, other than trade payables and other current liabilities incurred in the Ordinary Course of Business.

     “Independent Manager” means a Manager who the Board of Managers has affirmatively determined is “independent” with respect to the Company within the meaning of the rules and regulations promulgated by the SEC and the New York Stock Exchange, each as in effect from time to time.

     “IRS” means the United States Internal Revenue Service.

     “Issuer” means the Company, any direct or indirect Subsidiary of the Company or any successor to the Company, or the issuer of any Equity Securities of which the Company distributes to the holders of Membership Interests or that are received or receivable by the holders of Membership Interests in connection with a transaction contemplated by Section 12.2.

     “Junior Membership Interests” means (x) each existing or future class or series of Membership Interests other than preferred membership interests (including the Common Membership Interests) and (y) each class or series of preferred membership interests established on or after December 31, 2008, the terms of which preferred membership interests do not expressly provide that such class or series ranks on a parity with the Class E Preferred Membership Interests and the GM Preferred Membership Interest as to dividend rights or rights upon liquidation, winding-up or dissolution. For the avoidance of doubt, as of December 31, 2008, the Junior Membership Interests of the Company consisted of the Common Membership Interests and the Class C Membership Interests.

     “Law” means any applicable law, statute, ordinance, rule, regulation, code, order, judgment, tax ruling, injunction or decree of any Governmental Entity, including any Law relating to the protection of the environment.

     “License Agreement” means that certain Trademark and Trade Name License Agreement, dated as of November 30, 2006, by and among the Company, GM and those of GM’s Subsidiaries from time to time party thereto.

     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Subsidiaries, any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute of any jurisdiction other than to reflect ownership by a third Person of property leased to the Company or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement.

     “Majority GM Preferred Holders” means, at any time, the holders of a majority of the GM Preferred Membership Interests then outstanding.

     “Majority Holders” means, at any time, the Common Holders holding a majority of the Common Membership Interests.

     “Management Holders” means the holders of units in Management Company.

     “Management Units” means the class C membership interests issued by Management Company in one or more series. Each series of class C membership interests issued by Management Company shall be consecutively numbered, commencing with the class C-1 membership interests authorized by Management Company on November 30, 2006.

     “Material Subsidiary” means each Subsidiary listed on the Schedule of Material Subsidiaries and each other Subsidiary of the Company that from time to time may be designated as a Material Subsidiary by the Board of Managers.

     “Member” means each Person who is admitted as a member of the Company in accordance with the terms of this Agreement and the Act until the time that such Person ceases to be a Member in accordance with Section 7.13. The Members shall constitute the “members” (as such term is defined in the Act) of the Company. Except as otherwise set forth herein or in the Act, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement. Except as otherwise expressly set forth in this Agreement, an assignee of any limited liability company interest in the Company shall automatically be a Member and shall be bound by the terms of this Agreement in accordance with Section 18-101 of the Act, regardless of whether or not such assignee executes this Agreement or a joinder agreement hereto.

     “Member Nonrecourse Debt” means any Company liability to the extent such liability is nonrecourse for purposes of Section 1.1001 -2 of the Treasury Regulations, and a Member (or related Person within the meaning of Section 1.752 -4(b) of the Treasury Regulations) bears the economic risk of loss with respect to such liability under Section 1.752 -2 of the Treasury Regulations.

     “Member Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 1.704 -2(i)(2) of the Treasury Regulations for “partner nonrecourse debt minimum gain.”

     “Member Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704 -2(i) for “partner nonrecourse deductions.”

     “Membership Interest” means the class or classes of limited liability company interests of a Member in the Company, as set forth opposite such Member’s name on the Schedule of Members (which shall be kept and updated in the books and records of the Company from time to time), including such Member’s share of the Tax Book Profits and Tax Book Losses of the Company, and also the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and of the Act. The Company may issue whole or fractional Membership Interests pursuant to the terms of this Agreement.

     “New Capital” means securities or other investments qualifying as Tier 1 capital under the regulations of the Federal Reserve Board issued or made after December 31, 2008, including subordinated debt and trust preferred equity qualifying as Tier 1 capital so long as the maturity date (or earliest mandatory redemption or repurchase date) of such subordinated debt and trust preferred equity is no earlier than the date that is 6 months after the latest maturity date of any then outstanding New Guaranteed Notes.

     “New Capital Condition” shall be satisfied as of any date, if on or prior to such date, the Company shall have received in the aggregate at least $1.25 billion of gross cash proceeds from the issuance of New Capital by the Company or its Subsidiaries, provided that if any New Capital is provided by an Affiliate of the Company, (i) the terms of such New Capital shall not be less favorable in the aggregate to the Company than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a person who is not an Affiliate of the Company and (ii) the Company shall obtain a customary fairness opinion from an independent accounting, appraisal or investment banking firm of national standing to the effect that (A) the terms of such New Capital are fair to the Company from a financial point of view or (B) the terms of such New Capital are not less favorable in the aggregate to the Company than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate of the Company.

     “Nonrecourse Debt” means any Company liability to the extent that no Member or related Person bears the economic risk of loss for such liability under Section 1.752 -2 of the Treasury Regulations.

     “Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704 -2(b)(1).

     “Ordinary Course of Business” means the ordinary course of the business of the Company (including the Predecessor) and its Subsidiaries.

     “Parity Membership Interests” means (w) the GM Preferred Membership Interests, (x) the Treasury Preferred, (y) the Class F Preferred Membership Interests and (z) any class or series of preferred membership interests established by the Company after May 22, 2009, the terms of which expressly provide that such class or series will rank on a parity with the Class E Preferred Membership Interests, the GM Preferred Membership Interest, the Class F

Preferred Membership Interests and the Treasury Preferred as to distribution rights or rights upon liquidation, winding-up or dissolution.

     “Permitted Additional Membership Interests” means (i) Membership Interests issued and/or created and issued following December 31, 2008 that are junior to, or rank pari passu with, the Common Membership Interests with respect to distributions from Available Cash or upon a sale or liquidation of the Company and in connection with the issuance and/or creation and issuance thereof, the voting and approval rights of the holders of the Common Membership Interests are not amended, changed or terminated, or (ii) additional GM Preferred Membership Interests issued and/or created and issued following December 31, 2008; provided that the GM Preferred Capital Amounts with respect to such additional Preferred Membership Interests shall not exceed $3 billion in the aggregate. For the avoidance of doubt, (x) the granting of approval rights to any holder of Permitted Additional Membership Interests and (y) any dilution resulting from the issuance of such Permitted Additional Membership Interests each shall not be deemed a change to the voting and approval rights of the Common Holders hereunder, except as otherwise provided by the terms of the Permitted Additional Membership Interests.

     “Permitted Liens” means:

     (i) Liens securing Indebtedness that (A) is not required to be approved or (B) has been approved, in either case, pursuant to the approval rights set forth herein;

     (ii) Liens with respect to taxes, assessments and other governmental charges or levies not yet due and payable or actively contested in good faith;

     (iii) deposits or pledges made in the Ordinary Course of Business in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security, governmental insurance and governmental benefits, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations;

     (iv) purchase money Liens in any property acquired by the Company or any of its Subsidiaries in the Ordinary Course of Business to the extent permitted by this Agreement;

     (v) interests or title of a licensor, licensee, lessor or sublessor under any license or lease permitted by this Agreement;

     (vi) Liens in respect of property of the Company or any of its Subsidiaries imposed by Law which were incurred in the Ordinary Course of Business, such as warehousemen’s, mechanic’s, statutory landlord’s, materialmen’s, carriers’ or contractors’ liens or encumbrances or any similar Lien or restriction for amounts not yet due and payable; and

     (viii) easements, rights-of-way, restrictions and other similar charges and encumbrances on real property and minor defects or irregularities in the title thereof that do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use by the Company or any of its Subsidiaries in the Ordinary Course of Business.

     “Person” means any individual or Entity.

     “Project Agreements” means those certain agreements between the Company and its Subsidiaries, on the one hand, and the Members and their Affiliates, on the other hand, set forth on Exhibit C.

     “Public Offering” means an underwritten sale to the public of the Company’s (or its successor’s) Equity Securities pursuant to an effective registration statement filed with the SEC on Form S-1 and after which the Company’s (or its successor’s) Equity Securities are listed on the New York Stock Exchange, NASDAQ or any other national security exchange; provided that a Public Offering shall not include any issuance of Equity Securities in any merger or other business combination, and shall not include any registration of the issuance of Equity Securities to existing securityholders or employees of the Company and its Subsidiaries on Form S-4 or Form S-8.

     “Purchase Agreement” means the Purchase and Sale Agreement dated April 2, 2006, among GM, GM Holdco, the Company and FIM.

     “Qualified Public Offering” means one or a series of Public Offerings by the Issuer and/or one or more securityholders of the Issuer that results in at least twenty percent (20%) of the issued and outstanding common stock (or equivalent Equity Securities) of the Issuer at the time of such determination having been sold at such time or previously through a Public Offering or Public Offerings.

     “Rating Agencies” means, collectively, Moody’s Investors Service, Inc., (“Moody’s”), Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., (“S&P”), and Fitch Ratings, and, in each case, any successor.

     “Required Capital Amount” means the minimum amount of equity capital of the Company sufficient to satisfy (a) the requirements of the BHC Act, (b) the requirements of other applicable banking regulations, and (c) the requirements of the Federal Reserve Board.

     “Restricted Payment” means (i) any dividend payment or distribution of assets on any Junior Membership Interest, other than (A) distributions in the form of Junior Membership Interests and (B) tax distributions as provided in Section 5.1(e), (ii) any redemption, purchase or other acquisition of any Junior Membership Interests, other than upon conversion or exchange for other Junior Membership Interests, or (iii) any payment of monies, or making monies available, for a sinking fund for such Junior Membership Interests.

     “Restricted Payment Conditions” means (i) the New Capital Condition shall have been satisfied, (ii) Blocker Sub shall have paid in full all accrued and unpaid dividends on the Blocker Preferred for all past dividend periods, (iii) the New Guaranteed Notes are rated Baa3 or greater by Moody’s and BBB- or greater by S&P or (in the event that Moody’s and S&P shall no longer maintain ratings on the New Guaranteed Notes) any equivalent rating by any other Nationally Recognized Statistical Ratings Organization (as defined in Rule 436 under the

Securities Act), and (iv) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company since December 31, 2008, is less than 25% of the excess of (a) cumulative consolidated net income (giving effect to any net loss incurred (A) on or after January 1, 2014 and (B) during such period) determined under GAAP (without retroactively eliminating the effect of any discontinued operations and excluding the cumulative effect of any changes in accounting policies and any gain or loss from the early extinguishment or exchange of outstanding debt on or after January 1, 2014) of the Company and its subsidiaries for the period (taken as one accounting period) from January 1, 2014 to the end of the most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, minus (b) to the extent not deducted in determining such net income, the amount of tax distributions made pursuant to Section 5.1(e)(ii)(A)(1) in respect of periods commencing on or after January 1, 2014.

     “SEC” means the United States Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Senior Executive Officers” means, collectively, the Chief Executive Officer, the Presidents and the Chief Financial Officer.

     “Significant Joint Venture” means each joint venture listed on the Schedule of Joint Ventures and each other joint venture of which the Company or any of its Subsidiaries holds Equity Securities and that from time to time may be designated as a Significant Joint Venture by the Board of Managers.

     “Subsidiary” means, with respect to any Person, any other Person of which a majority of the voting interests is owned directly or indirectly by such Person.

     “Substituted Member” means any Person that has been admitted to the Company as a Member pursuant to Section 9.3 by virtue of such Person receiving all or a portion of a Membership Interest from a Member and not from the Company.

     “Targeted Residual Distribution” means the distribution priority in respect of all Available Cash upon the dissolution of the Company pursuant to Article X:

(i)       first, to the Treasury Preferred Holders, the Class F Preferred Holders, the GM Preferred Holders and the Class E Preferred Holder the following amounts; provided, however, that if all Available Cash resulting from such dissolution is insufficient to pay in full such amounts owed with respect to the Treasury Preferred, the Class F Preferred Membership Interests, the GM Preferred Membership Interests and the Class E Preferred Membership Interests, the Treasury Preferred Holders, the Class F Preferred Holders, the GM Preferred Holders and the Class E Preferred Holder shall share ratably in any distribution in proportion to the full amounts to which each is entitled:

(A) to the Treasury Preferred Holders, ratably among such Treasury Preferred Holders in proportion to the then aggregate Treasury

Preferred Accrued Distribution Amount with respect to the Treasury Preferred then held by each such Treasury Preferred Holder (determined either (1) immediately prior to such Distribution or, if applicable, (2) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution) until the Treasury Preferred Accrued Distribution Amount in respect of all outstanding Treasury Preferred is equal to zero;

(B) to the Class F Preferred Holders, ratably among such Class F Preferred Holders in proportion to the then aggregate Class F Preferred Accrued Distribution Amount with respect to the Class F Preferred Membership Interests then held by each such Class F Preferred Holders (determined either (1) immediately prior to such Distribution or, if applicable, (2) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution) until the Class F Preferred Accrued Distribution Amount in respect of all outstanding Class F Preferred Membership Interests is equal to zero;

(C) to the GM Preferred Holders, ratably among such GM Preferred Holders in proportion to the then aggregate GM Preferred Accrued Distribution Amount with respect to the GM Preferred Membership Interests then held by each such GM Preferred Holder (determined either (1) immediately prior to such Distribution or, if applicable, (2) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution) until the GM Preferred Accrued Distribution Amount in respect of all outstanding GM Preferred Membership Interests is equal to zero; and

(D) to the Class E Preferred Holder, ratably in proportion to the then aggregate Class E Preferred Accrued Distribution Amount with respect to the Class E Preferred Membership Interests then held by the Class E Preferred Holder (determined either (1) immediately prior to such Distribution or, if applicable, (2) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution) until the Class E Preferred Accrued Distribution Amount in respect of all outstanding Class E Preferred Membership Interests is equal to zero;

(ii)      second, to the Treasury Preferred Holders, the Class F Preferred Holders, the GM Preferred Holders and the Class E Preferred Holder, the following amounts; provided, however, that if all Available Cash resulting from such dissolution is insufficient to pay in full such amounts owed with respect to the Treasury Preferred, the Class F Preferred Membership Interests, the GM Preferred Membership Interests and the Class E Preferred

Membership Interests, the Treasury Preferred Holders, the Class F Preferred Holders, the GM Preferred Holders and the Class E Preferred Holder shall share ratably in any distribution in proportion to the full amounts to which each is entitled:

(A) to the Treasury Preferred Holders, ratably in proportion to the unreturned Treasury Preferred Reference Amount with respect to the Treasury Preferred then held by such Treasury Preferred Holder (determined either (1) immediately prior to such Distribution or, if applicable, (2) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution) until the unreturned Treasury Preferred Reference Amount of all outstanding Treasury Preferred is equal to zero;

(B) to the Class F Preferred Holders, ratably in proportion to the unreturned Class F Preferred Reference Amount with respect to the Class F Preferred Membership Interests then held by such Class F Preferred Holder (determined either (1) immediately prior to such Distribution or, if applicable, (2) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution) until the unreturned Class F Preferred Reference Amount of all outstanding Class F Preferred Membership Interests is equal to zero;

(C) to the GM Preferred Holders, ratably among such GM Preferred Holders in proportion to the then aggregate Unreturned GM Preferred Capital Amount with respect to the GM Preferred Membership Interests then held by each such GM Preferred Holder (determined either (1) immediately prior to such Distribution or, if applicable, (2) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution) until the Unreturned Preferred Capital Amount in respect of all outstanding GM Preferred Membership Interests is equal to zero; and

(D) to the Class E Preferred Holder, ratably in proportion to the unreturned Class E Preferred Reference Amount with respect to the Class E Preferred Membership Interests then held by the Class E Preferred Holder (determined either (1) immediately prior to such Distribution or, if applicable, (2) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution) until the Class E Preferred Reference Amount of all outstanding Class E Preferred Membership Interests is equal to zero;

(iii)     third, to the Common Holders, ratably among such Members based on the Company Interest of each such Member either (A) immediately prior to such Distribution or, if applicable, (B) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution until such Common Holders have received (taking into account all prior Distributions) a return of their Agreed Initial Value plus the Hurdle Rate, provided that for the purpose of computing whether or not the Agreed Initial Value and the Hurdle Rate has been received by the Common Holders, Distributions to the Common Holders to the extent of the Tax Amount shall be disregarded; and

(iv)     thereafter, to the Class C-1 Holders (with respect to the Class C Membership Interests that would not be forfeited as a result of such dissolution under the terms of the Equity Incentive Plan) and Common Holders based on the Total Interest of each such Class C-1 Holder (with respect to its Class C Membership Interests that would not be forfeited as a result of such dissolution under the terms of the Equity Incentive Plan) and Common Holders either (A) immediately prior to such Distribution or, if applicable, (B) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution.

     “Tax Amount” means, for each year, the amount of federal, state and local income taxes (net of all tax credits) that would be payable by a New York City individual resident in respect of all income allocable to the Common Holders under this Agreement (as reported on the applicable Internal Revenue Service Form Schedule K-1) as determined by the Board of Managers in good faith, taking into account, for example, a net loss for such resident in a prior year to the extent it offsets income allocable in a current year.

     “Tax Book Profit” and “Tax Book Loss” means, for each Fiscal Year, or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code; provided that for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss, with the following adjustments:

     (i) any income of the Company that is exempt from federal income tax and not otherwise taken in account in computing Tax Book Profit or Tax Book Loss pursuant to this provision shall be added to such taxable income or loss;

     (ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704 -1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Tax Book Profit or Tax Book Loss pursuant to this provision, shall be subtracted from such taxable income or loss;

     (iii) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Tax Book Value of the asset disposed of as determined under Treasury Regulations Section 1.704 -1(b)(2)(iv), notwithstanding that the adjusted tax basis of such asset may differ from such Tax Book Value;

     (iv) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken in account Depreciation for such Fiscal Year, computed as provided in this Agreement; and

     (v) in the event the Tax Book Value of any Company asset is adjusted to reflect the Fair Market Value of such asset in accordance with the last sentence of the definition of “Tax Book Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Tax Book Profit or Tax Book Loss.

If the Company’s taxable income or loss for such Fiscal Year, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company’s Tax Book Profit for such Fiscal Year, and, if a negative amount, such amount shall be the Company’s Tax Book Loss for such Fiscal Year. Notwithstanding the other provisions of this definition of Tax Book Profit and Tax Book Loss, any gross items specially allocated pursuant to Article VI shall not be taken into account in computing Tax Book Profit and Tax Book Loss.

     “Tax Book Value” of an asset means, as of any particular date, the value at which the asset is properly reflected on the books and records of the Company as of such date in accordance with Section 1.704 -1(b)(2)(iv) of the Treasury Regulations as follows:

     (i) The initial Tax Book Value of each asset shall be its cost, unless such asset was contributed to the Company by a Member, in which case the initial Tax Book Value shall be the Fair Market Value for such asset as reasonably determined by the Board of Managers, and, in each case, such Tax Book Value shall thereafter be adjusted for Depreciation with respect to such asset rather than for the cost recovery deductions to which Company is entitled for federal income tax purposes with respect thereto.

     (ii) The Tax Book Values of all Company assets shall be adjusted to equal their respective Fair Market Values, as reasonably determined by the Board of Managers, as of the following times (it being understood that the Tax Book Values of all Company assets shall be so adjusted a single time in connection with the Bank Holding Company Restructuring Transactions described in clauses (i), (ii), (iii), and(iv) of such definition):

     (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis additional Capital Contribution or, as provided in Treasury Regulations Section 1.704 -1(b)(2)(iv)(f)(5)(iii), in exchange for services;

     (B) the Distribution by the Company to a Member of more than a de minimis amount of the Company assets, including money, if, as a result of such Distribution, such Member’s interest in the Company is reduced;

     (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704 -1(b)(2)(ii)(g); and

     (D) at any other time, as permitted by the Treasury Regulations, at the discretion of the Board of Managers.

     “Tax Representatives” means, the Cerberus Tax Representative, the Cerberus Co-Investor Tax Representative, and the GM Tax Representative.

     “Total Interest” means, with respect to a particular Member at any time, the quotient expressed as a percentage obtained by dividing (i) the number of Common Membership Interests or Class C Membership Interests, as the case may be, held by such Member at such time, by (ii) the number of Common Membership Interests and Class C Membership Interests, in the aggregate, held by all Members at such time.

     “Transaction Documents” means the agreements and other documents set forth on Exhibit D.

     “Transfer” means any sale, transfer, assignment (other than a contingent assignment for the benefit of creditors), exchange, or other disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of Law). The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

     “Treasury Distribution Rate” means (i) with respect to the Class D-1 Preferred Membership Interest, the Applicable Distribution Rate (as defined in Exhibit A) and (ii) with respect to the Class D-2 Preferred Membership Interest, a per annum rate of 9.0%, in each case as determined in accordance with Exhibit A or Exhibit B, as applicable.

     “Treasury Preferred” means the Class D-1 Preferred Membership Interests and Class D-2 Preferred Membership Interests. Where appropriate, the provisions of this Agreement shall apply separately to the Class D-1 Preferred Membership Interests and Class D-2 Preferred Membership Interests.

     “Treasury Preferred Accrued Distribution Amount” means an amount accruing on the Treasury Preferred Reference Amount at the applicable Treasury Distribution Rate, from time to time, from either (i) the most recent Treasury Preferred Distribution Payment Date on which the then-current Treasury Preferred Accrued Distribution Amount was paid in full, or (ii) if no Treasury Preferred Accrued Distribution Amount has previously been paid, the date of issuance of the applicable series of Treasury Preferred, whether or not in any distribution period or periods there have been funds legally available for the payment of such distribution, provided that if an amount or amounts less than the full amount of the Treasury Preferred Accrued Distribution Amount is paid on any Treasury Preferred Distribution Payment Date or Dates, such amount or amounts shall be deducted from the Treasury Preferred Accrued Distribution Amount. The Treasury Preferred Accrued Distribution Amount payable on any Treasury Preferred Distribution Payment Date shall include any and all Treasury Preferred Accrued Distribution Amounts payable in respect of a prior distribution period or periods but not declared by the Board of Managers, provided that the Treasury Preferred Accrued Distribution Amount shall compound on any Treasury Preferred Accrued Distribution Amount not paid in a prior distribution period or periods. For purposes of the Treasury Preferred Accrued Distribution

Amount, a “distribution period” shall refer to a period commencing on and including a Treasury Preferred Distribution Payment Date (or, in the case of a distribution period ending on the day immediately preceding the first Treasury Preferred Distribution Payment Date following issuance of the applicable series of Treasury Preferred, commencing on and including such date of issuance), and ending on and including the day immediately preceding the next succeeding Treasury Preferred Distribution Payment Date.

     “Treasury Preferred Distribution Payment Date” means February 15, May 15, August 15 and November 15 of each year, commencing with the first such date following December 29, 2008.

     “Treasury Preferred Reference Amount” means, the product of (i) $1,000 multiplied by (ii) the number of units of Treasury Preferred outstanding at such time. As of December 29, 2008, the Treasury Preferred Reference Amount was $5,250,000,000.

     “Treasury Preferred Holder” means holders of Class D-1 Preferred Membership Interests and/or Class D-2 Preferred Membership Interests.

     “Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code.

     “Treasury Trust” means the trust established by GM Holdco, if any, shortly following the Effective Date and named GMAC Common Equity Trust II.

     “Unreturned GM Preferred Capital Amount” means, for any GM Preferred Membership Interest, as of any time, an amount equal to the excess, if any, of (i) the GM Preferred Capital Amount of such GM Preferred Membership Interest, over (ii) the aggregate amount of Distributions made by the Company prior to such time with respect to such GM Preferred Membership Interest under, or in respect of, a dissolution. The Unreturned GM Preferred Capital Amount shall be considered the “reference amount” for any GM Preferred Membership Interest.

      “UST” means The United States Department of the Treasury.

     Section 1.2 Cross-References. In addition to the terms set forth in Section 1.1, the following terms are defined in the text of this Agreement in the locations specified below:

Term	Cross-Reference
Agents	Section 13.1
Amended and Restated Agreement	Recitals
Audit Committee	Section 8.13(d)
BHC Act	Recitals

Term	Cross-Reference
BHC Blocker Corp	Section 5.1(e)(ii)
Blocker Preferred	Recitals
Blocker Sub	Recitals
Board of Managers	Section 8.1
Capital Account	Section 3.5
Chief Executive Officer	Section 8.15(c)(i)
Chief Financial Officer	Section 8.15(c)(iii)
Class C-1 Membership Interests	Section 3.1(a)
Class E Preferred Redemption Date	Section 12.5(a)(i)
Class E Preferred Redemption Notice	Section 12.5(a)(i)
Class E Preferred Redemption Value	Section 12.5(a)(i)
Class E Preferred Total Coupon	Section 6.1(b)(i)
Company	Preamble
Compensation Committee	Section 8.13(e)
Convertible Securities	Definition of “Fully Diluted Basis”
Effective Date	Preamble
End Date	Section 11.2(b)
Exchange Offer	Recitals
Federal Reserve Board	Recitals
Fifth Amended and Restated	Recitals
Agreement
FIM	Preamble
Fourth Amended and Restated	Recitals
Agreement
Fully-Diluted Majority Holders	Section 12.2

Term	Cross-Reference
GM Holdco	Preamble
GM Preferred Holdco	Recitals
GM Preferred Redemption Date	Section 12.4(b)
GM Preferred Redemption Notice	Section 12.4(b)
GM Preferred Redemption Value	Section 12.4(b)
Hurdle Rate	Section 5.1(d)(i)
Indemnified Persons	Section 11.1
Independent Auditor	Section 4.6
Management Company	Recitals
Managers	Section 8.1
Moody’s	Definition of “Rating Agencies”
New Guaranteed Notes	Recitals
Newco	Section 12.6(a)
Officers	Section 8.15(a)
Original Agreement	Recitals
Pass-through Entity	Section 9.5(b)
Predecessor	Recitals
Preemptive Holder	Section 12.3(a)
Preemptive Offer	Section 12.3(a)
Preemptive Offer Period	Section 12.3(a)
Preemptive Securities	Section 12.3(a)
Preemptive Share	Section 12.3(b)
President	Section 8.15(c)(ii)
Proceeding	Section 11.1(a)

Term	Cross-Reference
Regulatory Allocations	Section 6.15
S&P	Definition of “Rating Agencies”
Sarbanes-Oxley Act	Section 4.6
Secretary	Section 8.15(c)(iv)
Second Amended and Restated	Recitals
Agreement
Section 2.8 Conversion	Section 2.8(a)
Tax Distributions	Section 5.1(e)(ii)(A)
Tax Matters Member	Section 4.4(a)
Third Amended and Restated	Recitals
Agreement
Triggering Event	Section 2.8(a)
Voting Power	Section 7.7(a)

     Section 1.3 Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:

     (a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

     (b) words importing any gender shall include other genders;

     (c) words importing the singular only shall include the plural and vice versa;

     (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

     (e) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

     (f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

     (g) references to any Person include the heirs, executors, administrators, legal representatives, successors and permitted assigns of such Person where the context so permits;

     (h) the use of the words “or,” “either” and “any” shall not be exclusive;

     (i) wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;

     (j) references to “$” mean the lawful currency of the United States of America;

     (k) references to any agreement, contract, guideline, exhibit or schedule, unless otherwise stated, are to such agreement, contract, guideline, exhibit or schedule as amended, amended and restated, replaced, substituted, modified or supplemented from time to time in accordance with the terms hereof and thereof;

     (l) references to any Law or a particular provision of any Law, unless otherwise stated, are to such Law and any successor Law or to such provision of Law and the corresponding provision in any successor Law, as applicable;

     (m) references in this Agreement to redemptions shall not be deemed to include actions taken upon a liquidation, winding-up or dissolution of the Company, and a reference to any of a dissolution, liquidation or winding - up of the Company shall refer to each such transaction; and

     (n) for the absence of doubt, references in Sections 4.4(a)(iv), 4.4(j), 7.10(a)(i) and 7.10(a)(iv)(b) to affecting or increasing taxes of a Member or causing an adverse impact on a Member shall not refer to reducing net operating losses, credits or other tax benefits or tax attributes of (or allocated to) such Member.

     Section 1.4 Expert Determination of Fair Market Value.

     (a) After the Effective Date of this Agreement, the Company may engage an investment bank of national reputation with the approval of the Tax Representatives representing a majority of the Common Holders (such approval not to be unreasonably withheld) to determine Fair Market Value based on the factors referenced in clause (i) of the definition of “Fair Market Value” and otherwise taking into consideration such factors as it deems relevant. The fees, costs and expenses of such investment bank shall be paid by the Company.

     (b) Unless the Company has hired an investment bank pursuant to Section 1.4(a) above, if Common Holders holding, collectively, more than 20% of the Common Membership Interests then outstanding disagree with the Fair Market Value determined pursuant to clause (i), (ii) or (iii) of the definition of “Fair Market Value,” then such Common Holders shall have twenty calendar days following the date of the Board of Managers’ valuation to make a written request to the Independent Managers requiring the Independent Managers to engage, on behalf of the Company, an investment bank of national reputation to determine such Fair Market Value. Such Common Holders shall include in such request their determination of the Fair Market Value. The investment bank engaged by the Company shall determine the Fair Market Value based on the factors referenced in clause (i) of the definition of “Fair Market Value” and otherwise taking into consideration such factors as it deems relevant. The fees, costs and expenses of such investment bank shall be paid either (i) by the Company if the investment bank’s determination of the Fair Market Value is closer to the Fair Market Value determined by the Common Holders in their request than the determination of the Board of Managers or (ii) by the requesting Common Holders (pro rata based upon their relative Company Interests), if the investment bank’s determination of the Fair Market Value is closer to the Fair Market Value determined by the Board of Managers than the determination of the Common Holders in their request.

ARTICLE II
ORGANIZATIONAL MATTERS; GENERAL PROVISIONS

     Section 2.1 Formation.

     (a) The Company was converted to a limited liability company under the Act by the filing of a certificate of conversion and the Certificate of Formation with the Secretary of State of the State of Delaware on July 20, 2006. Subject to Section 2.7, the Members agree to continue the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement. Effective as of November 30, 2006, GM shall be deemed to have withdrawn as a Member of the Company and shall have no further rights or obligations hereunder in its capacity as a Member of the Company, other than its indemnification right pursuant to Article XI.

     (b) The rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. To the extent that the rights, powers, duties, obligations and liabilities of any Members are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

     Section 2.2 Name; Office; Registered Agent.

     (a) The name of the Company is GMAC LLC. The Board of Managers may change the name of the Company at any time and from time to time. Prompt notification of any such change shall be given to all Members. The Company may conduct business under its name, the name “GMAC” pursuant to the License Agreement, or, subject to the terms of the License Agreement, one or more assumed names approved by the Board of Managers from time to time. The Company shall continue to use the trade name and trademark “GMAC” in connection with GM-directed automotive consumer and dealer finance incentive, and other promotional programs involving GM products for which GM compensates GMAC, except as provided for in the License Agreement or as otherwise may be agreed by the Company and GM. Except as provided for in the License Agreement, the Company may not use any names, trade names, service marks or logos of any Member or any of its Affiliates without the prior written consent of such Member or Affiliate.

     (b) The Company’s principal office shall be located at 200 Renaissance Center, Detroit, Michigan 48265-2000, or such other location in the United States of America as the Board of Managers shall designate from time to time in the manner provided by Law, which need not be in the State of Delaware, and the Company shall maintain records at such place. The Company may maintain offices at such other place or places as the Board of Managers deems advisable. Prompt notice of any change in the principal office shall be given to all Members. The Company’s initial registered agent in the State of Delaware for the service of process is as identified in the Certificate of Formation filed with the Secretary of State of the State of Delaware. The Board of Managers may from time to time change the registered agent, and any such change shall be reflected in appropriate filings with the Secretary of State of the State of Delaware.

     Section 2.3 Purposes; Powers.

     (a) The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by Law to a limited liability company organized under the Laws of the State of Delaware.

     (b) Subject to the provisions of this Agreement and except as prohibited by Law, (i) the Company may, with the approval of the Board of Managers, enter into, deliver and perform any and all agreements, consents, deeds, contracts, proxies, covenants, bonds, checks, drafts, bills of exchange, notes, acceptances and endorsements, and all evidences of indebtedness and other documents, instruments or writings of any nature whatsoever, all without any further act, vote or approval of any Member, and (ii) the Board of Managers may, pursuant to Section 8.14, authorize (including by general delegated authority) any Person (including any Member, Manager or Officer) to enter into, deliver and perform on behalf of the Company any and all agreements, consents, deeds, contracts, proxies, covenants, bonds, checks, drafts, bills of exchange, notes, acceptances and endorsements, and all evidences of indebtedness and other documents, instruments or writings of any nature whatsoever.

     (c) Subject to the other provisions of this Agreement, the Company shall do all things necessary to maintain its existence separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Board of Managers and maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other Person.

     Section 2.4 Duration. The period of the Company’s duration commenced on the commencement of the existence of the Predecessor and shall continue in full force and effect in perpetuity; provided that Company may be dissolved and wound up in accordance with the provisions of this Agreement and the Act.

     Section 2.5 No State Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or Officer shall be a partner or joint venturer of any other Member, Manager or Officer by virtue of this Agreement, for any purposes other than with respect to taxes, and this Agreement shall not be construed to the contrary.

     Section 2.6 Filings; Qualification in Other Jurisdictions. The Company shall prepare, following the execution and delivery of this Agreement, any documents required to be filed or, in the Board of Managers’ view, appropriate for filing under the Act, and the Company shall cause each such document to be filed in accordance with the Act, and, to the extent required by Law, to be filed and recorded, and/or notice thereof to be published, in the appropriate place in each jurisdiction in which the Company may have established, or after the Effective Date may establish, a place of business. The Board of Managers may cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company transacts business where the Company is not currently so qualified, formed or registered. Any Manager or Officer, acting individually as an authorized person within the meaning of the Act, shall execute, deliver and file any such documents (and any amendments and/or restatements thereof) necessary for the Company to accomplish the foregoing. The Board of Managers may appoint any other authorized persons to execute, deliver and file any such documents.

     Section 2.7 United States Income Tax Classification. Pursuant to Treasury Regulations Section 301.7701 -3, the Company, an eligible entity with at least two members, has taken all necessary actions to be classified as a partnership for federal and, if applicable, state and local income tax purposes. In addition, certain Subsidiaries of the Company are eligible entities with one or more members which currently are classified as disregarded entities or partnerships for U.S. Federal and, if applicable, state and local income tax purposes. Until a Company Conversion or any other reclassification of the Company (whether voluntary or involuntary) into a “C” corporation for U.S. federal income tax purposes, each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such foregoing classification of the Company. Except as set forth in Section 2.8(a)(ii), (iii) or (iv), no Member (other than, (i) after December 29, 2009, with respect to a Transfer of the Treasury Preferred, the Treasury and (ii) at any time, with respect to a Transfer of the Class F Preferred, the Treasury) shall take any action that would reasonably be expected to cause a Company Conversion or any other reclassification of the Company into a C corporation for U.S. federal income tax purposes.

     Section 2.8 Company Conversion

     (a) The Company shall convert into a Delaware corporation (such conversion pursuant to this Section 2.8, the “Section 2.8 Conversion”) under Section 18-216 of the Act or any other reasonable means determined by the Board of Managers upon the earliest to occur of the following (each, a “Triggering Event”):

(i) at any time, upon the approval of the Board of Managers; and

     (ii) at any time upon the approval of (A) the Majority Holders (including at least two Common Holders) and (B) a majority of the Independent Managers;

     (iii) at any time after December 31, 2010, if at such time Tax Distributions under Section 5.1(e)(ii)(A)(1) have not been approved (and are not reasonably expected to be approved based on prior Tax Distributions or otherwise) for

2011 by the Board of Managers and a majority of the Independent Managers, upon the approval of the Majority Holders (including at least two Common Holders), provided that the Board of Managers and the Independent Manager approvals under this clause (iii) shall be deemed to have been granted even if each such approval is subject to (1) the Company having equity capital immediately following the payment of any such Tax Distributions in an amount at least equal to the Required Capital Amount and (2) the condition set forth in the parenthetical in Section 5.1(e)(ii)(C)(1);

     (iv) at any time after December 31, 2009, upon the request of the U.S. Department of the Treasury and with the approval of a majority of the Independent Managers, provided that Tax Distributions under Section 5.1(e)(ii)(A)(1) for the taxable period during which such Company Conversion occurs have been previously approved by a majority of the Independent Managers or the President’s Designee, as provided in Section 5.1(e)(ii)(B); and

     (v) if for any reason, the Company is or otherwise becomes treated as a “C” corporation for U.S. Federal income tax purposes;

provided, however, that in connection with any conversion under the preceding clauses (i), (ii), (iii) or (iv), the Company shall have an amount of equity capital immediately following such conversion (as determined by the Board of Managers in good faith) equal to at least the Required Capital Amount and such conversion shall otherwise be in compliance with the BHC Act.

     (b) The Company shall cause the Section 2.8 Conversion to be consummated as promptly as reasonably practicable following occurrence of the Triggering Event and, in any event, no later than the end of the calendar quarter immediately following the calendar quarter in which the Triggering Event occurs. The Company shall use reasonable best efforts to effect such conversion and any related transactions in a fashion (i) that is tax free to all of the Members and indirect equityholders of the Company, including all of the Blocker Corps, and (ii) that results in the owners of the equity in each Blocker Corp, specifically established in connection with the Bank Holding Company Restructuring Transactions or the Blocker Corp BHC Restructuring Transactions whose sole business activity is owning (directly or indirectly) Interests in the Company, owning direct equity in the Company; provided, that it shall not be a condition to such conversion that the tax treatment described in the preceding clause (i) is obtained or that the result described in clause (ii) is obtained. In connection therewith, to the extent requested by any Blocker Corp, the Company shall merge with such Blocker Corp (with the Company surviving), if such merger is approved by the Board of Managers following receipt by the Company of sufficient assurances (in the reasonable discretion of the Board of Managers) that it will not (i) assume any liabilities of such Blocker Corp for which the Company will not be fully indemnified by a creditworthy entity or (ii) become subject to any obligations or restrictions of a material nature. The Company shall use reasonable best efforts to effect the conversion in a manner that all material amounts of taxable income resulting from such conversion shall be required to be reported on the Company’s applicable originally filed Internal Revenue Service Schedule K-1 unless Tax Distributions have been previously and unconditionally approved by the Board of Managers and by either the President’s Designee or a majority of the Independent Managers (as provided in Section 5.1(e)(ii)(B)) to cover taxes of the Members directly resulting from such conversion where such income is not reported on the Company’s applicable originally filed Schedule K-1.

     (c) In connection with the Section 2.8 Conversion, (i) each Member shall receive substantially identical powers, preferences, rights and obligations, and qualifications, limitations and restrictions thereof, in the corporate documentation and other legal agreements applicable to the Company following such conversion as such Member has under this Agreement and any associated agreements appropriately adapted to reflect the change from partnership to C corporation status of the Company for federal income tax purposes; (ii) each class of Equity Securities of the Company following such conversion shall have substantially identical powers, preferences, rights and obligations, and qualifications, limitations and restrictions thereof, and shall represent substantially identical proportional ownership of the Company, as the associated predecessor class of Equity Securities of the Company existing under this Agreement appropriately adapted to reflect the change from partnership to C corporation status of the Company for federal income tax purposes; (iii) all holders of the same class or type of Membership Interests shall receive the same form and proportionate share of Equity Securities in the Company following such conversion as all other holders of such class or type of Membership Interests to the extent consistent with clause (i); and (iv) the Company shall otherwise comply with the terms of Section 12.7.

     (d) The Company shall prepare all documentation applicable to it and required in connection with the Section 2.8 Conversion, including, to the extent appropriate, a certificate of conversion, a certificate of incorporation, bylaws, a stockholders agreement, a registration rights agreement and a stock option or other equity compensation plan, and each Member holding in excess of 5% of any class of Membership Interests (other than the Class E Preferred Membership Interests) shall be given a reasonable period of time to review and comment upon all such documents, and the Company shall give reasonable consideration to any such comments received by it.

     (e) In connection with the Section 2.8 Conversion, each Member shall take all necessary or desirable actions required or deemed advisable by the Board of Managers (or, if such conversion has been approved pursuant to Section 2.8(a)(ii) or Section 2.8(a)(iii) above, the Majority Holders) in connection with the consummation of such conversion, including entering into such agreements as are necessary to effectuate such conversion pursuant to the terms of this Section 2.8. In the event that the Board of Managers (or the Majority Holders, as applicable) so determines, each Member who pursuant to the terms of this Agreement or the Act has any right to vote upon or consent to such conversion and any related transactions shall be deemed to have so consented and voted in favor of such conversion and such related transactions.

     (f) Upon consummation of the Section 2.8 Conversion, proper provision shall be made such that those provisions of this Agreement necessary to administer the Company’s then outstanding accounting and tax matters (including Section 5.1(e)) shall remain in effect following the effectiveness of such conversion with respect to the period of time prior to the effectiveness of such conversion.

     ARTICLE III
CAPITALIZATION; MEMBERSHIP INTERESTS

     Section 3.1 Membership Interests; Capitalization; Capital Accounts.

     (a) The Company shall have seven authorized classes of Membership Interests, consisting of 1,220,320 Common Membership Interests, which shall have equal rights and preferences in the assets of the Company, 8,330 Class C Membership Interests, which shall be “profits interests” and not “capital interests” as such terms are defined in Revenue Procedure 93-27, 1993-2 C.B. 343, which may be issued in one or more series and which shall be issued in the same amount and same series as the Management Units issued by Management Company, 1,021,764 GM Preferred Membership Interests, 5,000,000 Class D-1 Preferred Membership Interests, 250,000 Class D-2 Preferred Membership Interests, 2,576,601 Class E Preferred Membership Interests and 157,500,000 Class F Preferred Membership Interests. The Company has authorized for issuance a single series of Class C Membership Interests consisting of 4,799 Class C series C-1 Membership Interests (the “Class C-1 Membership Interests”). A Membership Interest shall for all purposes be personal property. For purposes of this Agreement, except for the Class E Preferred Membership Interests held by Blocker Sub, Membership Interests held by the Company or any of its Subsidiaries shall be deemed not to be outstanding. The Company may issue fractional Membership Interests pursuant to the terms of this Agreement, and all Membership Interests shall be rounded to the fourth decimal place.

     (b) Without limiting the generality of Section 3.1(a) above, from time to time after December 31, 2008, and notwithstanding anything to the contrary in this Agreement, (i) in the event that any of the Management Units issued by Management Company are forfeited under the Equity Incentive Plan, then Management Company shall forfeit the same number and series of Class C Membership Interests to the Company, and (ii) in the event that Management Company elects to exercise its rights or is required under the Equity Incentive Plan to repurchase Management Units from a Management Holder, the Company will promptly redeem for cash an equal number of Class C Membership Interests held by Management Company at a redemption price equal to the repurchase price payable by Management Company for such Management Units pursuant to the terms of the Equity Incentive Plan. Class C Membership Interests which are forfeited will be deemed cancelled and not outstanding but may be reissued in a different series. Class C Membership Interests which are redeemed will be deemed cancelled and not outstanding and shall not be reissued.

     (c) Upon the execution and delivery of this Agreement, the existing Schedule of Members shall be amended and restated to be in the form attached to this Agreement. Each Person listed on such amended and restated Schedule of Members that was not previously a Member is hereby admitted to the Company as a Member and shall be bound by the terms of this Agreement in accordance with Section 18-101 of the Act, regardless of whether or not any such Person shall have executed this Agreement or a joinder agreement hereto. Following the Effective Date, the Company shall update the Schedule of Members to reflect any changes in the Members and the Membership Interests of the Members in accordance with the terms of this Agreement. The initial Capital Account balance of each Member and the Capital Contributions of each Member shall be reflected in the Company’s books and records.

     (d) The Class A Membership Interests and Class B Membership Interests outstanding under the Third Amended and Restated Agreement were combined into a single class of Common Membership Interests on April 15, 2009. Stock certificates for Class A Membership Interests and Class B Membership Interests need not be submitted to the Company for re-certification, and any outstanding certificates for Class A Membership Interests and Class B Membership Interests shall for all purposes be deemed to be certificates for Common Membership Interests.

     Section 3.2 Authorization and Issuance of Additional Membership Interests.

     (a) The Board of Managers shall have the right to cause the Company to issue and/or create and issue at any time after the Effective Date, and for such amount and form of consideration as the Board of Managers may determine, subject to the provisions of Section 7.10, Section 12.3, and Section 14.1 (i) Permitted Additional Membership Interests and (ii) also subject to Section 7.11(a) and Section 7.12(a), (A) other additional Membership Interests (of existing classes or new classes) or other Equity Securities of the Company (including creating additional classes or series thereof having such powers, designations, preferences and rights as may be determined by the Board of Managers) and (B) Class C Membership Interests, in one or more series; provided, however, that, without the prior written consent of the Majority Holders, the Board of Managers shall not have the right to cause the Company to issue or create after March 24, 2009 more than 244,064 Membership Interests in the aggregate. For the avoidance of doubt, the Majority Holders shall be deemed to have given such consent to the issuance of the Common Membership Interests issuable to the Class F Preferred Holder pursuant to the conversion of the Class F Preferred Membership Interests into Common Membership Interests. In connection with the foregoing, subject to Section 7.10, the Board of Managers shall have the power to make such amendments to this Agreement in order to provide for such Permitted Additional Membership Interests, additional GM Preferred Membership Interests or additional series of Class C Membership Interests (provided, that the aggregate Class C Membership Interests shall not exceed 6,970) or, subject to Section 7.10(a)(i), Section 7.11(a)(i), Section 7.12(a)(i) and Section 7.10, other additional Membership Interests, and such powers, designations and preferences and rights as the Board of Managers in its discretion deems necessary or appropriate to give effect to such additional authorization or issuance; provided that any such amendment shall not reasonably be expected to have a material and adverse effect on any Member, in its capacity as such, that would be borne disproportionately by such Member relative to other Members having comparable rights under this Agreement with respect to the Membership Interests held by such Member and other Members prior to such amendment (unless such Member consents in writing thereto); provided further that any such amendment shall not have the effect of treating any Member’s right to receive distributions pursuant to Article V or Article X differently with respect to such distributions than other Members that are entitled to receive distributions pursuant to the same provision of Article V or Article X with respect to the Membership Interests held by such Member and other Members prior to such amendment, whether or not of the same class of Membership Interests (unless the holders of a majority of the Membership Interests so differently treated consent in writing thereto).

     (b) Subject to the provisions of Section 7.10 and Section 12.3, the Board of Managers shall have the right to admit Additional Members. A Person may be admitted to the

Company as an Additional Member upon furnishing to the Board of Managers (i) a joinder agreement pursuant to which such Person agrees to be bound by all of the terms and conditions of this Agreement, and (ii) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member (including entering into an investor representation agreement or such other documents as the Board of Managers may deem appropriate), which joinder agreement, documents and instruments shall be in form and substance satisfactory to the Board of Managers. Notwithstanding the foregoing, the furnishing of conditions (i) and (ii) of this Section 3.2(b) by an Additional Member need not be complied with when such Additional Member is admitted to the Company in connection with any actions required in order to maintain the Company’s Bank Holding Company Status, provided, that such Additional Member shall nonetheless be bound by all of the terms and conditions of this Agreement in accordance with Section 18-101 of the Act as if such Additional Member had executed a joinder to this Agreement as provided in clause (i) above. Such admission shall become effective on the date on which the Board of Managers determines that the foregoing conditions have been satisfied and when any such admission is shown on the books and records of the Company. Upon the admission of an Additional Member, the Schedule of Members shall be amended to reflect the name, notice address, Membership Interests and other interests in the Company. Such Member’s Capital Contributions and initial Capital Account balance are to be reflected in the Company’s books and records.

     Section 3.3 Application of Article 8 of the Uniform Commercial Code.  Each Membership Interest shall constitute a “security” within the meaning of and shall be governed by (a) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (b) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

     Section 3.4 Certification of Membership Interests. Membership Interests shall be issued in non-certificated form; provided that the Board of Managers may cause the Company to issue certificates to a Member representing the Membership Interests held by such Member. If any Membership Interest certificate is issued, then such certificate shall bear a legend substantially in the following form:

This certificate evidences a [Insert specific title of class of Membership Interests] representing an interest in GMAC LLC and shall constitute a “security” within the meaning of and shall be governed by (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

The Membership Interest in GMAC LLC represented by this certificate is subject to restrictions on transfer set forth in that certain Sixth Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC, dated as of May 22, 2009, by and among the members from time to time party thereto, as the same may be amended from time to time.

The Membership Interest in GMAC LLC represented by this certificate has not been registered under the United States Securities Act of 1933, as amended, or under any other applicable securities laws. Such Membership Interest may not be sold, assigned, pledged or otherwise disposed of at any time without effective registration under such Act and laws or, in each case, exemption therefrom.

     Section 3.5 Capital Accounts. The Company shall maintain a separate capital account (a “Capital Account”) for each Member in accordance with Section 1.704 -1(b)(2)(iv) of the Treasury Regulations. Subject to the foregoing:

     (a) each Member’s Capital Account shall be increased by the amount of cash and the Fair Market Value of the property actually contributed to the Company, such Member’s allocable share, if any, of any Tax Book Profits or items of income or gain of the Company, and the amount of any Company liabilities for which principal responsibility for payment is assumed by such Member or which are secured by any property distributed to such Member;

     (b) each Member’s Capital Account shall be decreased by the amount of cash and the Fair Market Value of any Company property distributed to the Member pursuant to any provision of this Agreement, such Member’s allocable share, if any, of any Tax Book Losses or items of deduction or loss of the Company, and the amount of any liabilities of such Member for which principal responsibility for payment is assumed by the Company or which are secured by any property contributed by such Member to the Company;

     (c) any transactions that occur or that are deemed to occur as a result of Section 3.3 or Section 3.4 of the Purchase Agreement shall not affect the balance in any Member’s Capital Account; provided, however, that the preceding provision shall not apply with respect to any interest paid pursuant to Section 3.4(g) of the Purchase Agreement;

     (d) the provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704 -1(b)(2)(iv) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Treasury Regulations;

     (e) no interest shall be paid by the Company on Capital Contributions or on balances in Capital Accounts;

     (f) a Member shall not be entitled to withdraw any part of its Capital Account or to receive any Distributions from the Company, except as expressly provided herein;

     (g) no loan made to the Company by any Member shall constitute a Capital Contribution to the Company for any purpose. The amount of any loan shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loan is made;

     (h) except as required by the Act, no Member shall have any liability for the return of the Capital Contributions of any other Member;

     (i) in connection with the execution of the Second Amended and Restated Agreement, the initial Capital Account balance of the Class E Preferred Holder was set at the fair market value of the Blocker Preferred as of December 31, 2008 as determined in good faith by the Class E Preferred Holder and furnished to the Company; the Company shall inform a holder of Blocker Preferred of such amount within a reasonable period after such a holder’s request; and

     (j) in connection with the Bank Holding Company Restructuring Transactions described in clauses (i), (ii), (iii) and (iv) of such definition, the Capital Account balances of the Common Membership Interests will be “booked up” or “booked down” to reflect their Fair Market Values based on the 2008 year-end balance sheet, with appropriate adjustments.

     Section 3.6 Time of Adjustment for Capital Contributions. For purposes of computing the balance of a Member’s Capital Account, no credit shall be given for any Capital Contribution which such Member is obligated to make until such Capital Contribution is actually made.

     Section 3.7 No Right of Partition. All property of the Company, whether tangible or intangible, shall be deemed to be owned by the Company as an entity. No Member shall have any interest in specific Company property solely by reason of being a Member. Except as specifically contemplated by this Agreement, any other Transaction Document or any other written agreement between the Company and any Member, no Member shall (a) have the right to seek or obtain partition by court decree or operation of Law of any property of the Company or any of its Subsidiaries, (b) have the right to own or use particular or individual assets of the Company or any of its Subsidiaries, or (c) be entitled to distributions of specific assets of the Company or any of its Subsidiaries.

     Section 3.8 Additional Capital Contributions and Financing. No Member shall be required to make any additional Capital Contribution to the Company in respect of the Membership Interests then held by such Member or to provide any additional financing to the Company; provided that a Member may make, in its sole discretion, additional Capital Contributions or provide additional financing to the Company if approved by the Board of Managers in accordance with the provisions of this Agreement (including any approval rights applicable thereto). The provisions of this Section 3.8 are intended solely for the benefit of the Members in their capacity as Members, and, to the fullest extent permitted by Law, shall not be construed as conferring any benefit upon any creditor (including a Member in its capacity as a creditor) of the Company (and no such creditor shall be a third party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any additional Capital Contributions or to provide any additional financing or to cause the

Board of Managers or any other Member to consent to the making of additional Capital Contributions or to the provision of additional financing.

ARTICLE IV
SCHEDULE OF MEMBERS; BOOKS AND RECORDS; AFFIRMATIVE COVENANTS

     Section 4.1 Schedule of Members. The Company shall maintain and keep at its principal office the Schedule of Members on which it shall set forth the name and notice address of each Member (and, upon notice of any Transfer by any Member of any Membership Interest in accordance with Article IX, each Substituted Member) and the aggregate number of Membership Interests of each class held by such Member. The aggregate amount of cash Capital Contributions that have been made each Member, and the Fair Market Value of any property other than cash contributed by each Member with respect to its Membership Interests (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject), shall be maintained in the Company’s books and records.

Section 4.2 Books and Records; Other Documents.

     (a) The Company shall keep, or cause to be kept, (i) complete and accurate books and records of account of the Company, (ii) minutes of the proceedings of meetings of the Common Holders, any class of Members, the Board of Managers and any committee of the Board of Managers (including the Compensation Committee), and (iii) a current list of the Managers and Officers and their notice addresses. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being accurately and completely converted into written form within a reasonable time. The books of the Company (other than books required to maintain Capital Accounts) shall be kept on the accrual basis of accounting, and otherwise in accordance with GAAP, and shall at all times be maintained or made available at the principal office of the Company. The Company shall, and shall cause its Subsidiaries to, (A) make and keep financial records in reasonable detail that accurately and fairly reflect all financial transactions and dispositions of the assets of the Company and its Subsidiaries and (B) maintain a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with authorization by the Person in charge and are recorded so as to provide proper financial statements and maintain accountability for assets and (2) safeguards are established to prevent unauthorized persons from having access to the assets, including the performance of periodic physical inventories.

     (b) At all times the Company shall maintain at its principal office a current list of the name and notice address of each Member, a copy of the Certificate of Formation, including any amendments thereto, copies of this Agreement and all amendments hereto, and all other records required to be maintained pursuant to the Act.

     (c) The Company also shall maintain at all times, at its principal office, copies of the Company’s federal, state, local and foreign income tax returns and reports, if any, and all financial statements of the Company for all years ending after November 30, 2006; provided, however, the Company shall not be required to maintain copies of income tax returns and reports, if any, and any financial statements of the Company for any year which each Member has notified Company in writing that such Member’s tax year has been closed.

     Section 4.3 Reports and Audits.

     (a) Each Member shall, to the extent that a shareholder would have such right under Section 220 of the General Corporation Law of the State of Delaware, have the right, at all reasonable times and upon reasonable notice during normal business hours, and at its own expense, so long as such access does not unreasonably interfere with the normal operation of the Company, to examine and make copies of or extracts from the books of account of the Company or any other Company record for any purpose reasonably related to such Member’s interest as a Member of the Company, including to satisfy any reporting obligations of such Member under the Exchange Act, and for federal, state, local or foreign income or franchise tax purposes, provided that the Company shall not be obligated to provide access to any information that is privileged or that is subject to restrictions of Law on such access.

     (b) If (i) GM or any of its Affiliates is required by Law or GAAP to consolidate the financial results of the Company into GM’s or such Affiliate’s financial statements or to file or furnish the Company’s financial statements with or to the SEC and (ii) the Company has failed for any reason to receive an unqualified audit opinion from a “Big Four” accounting firm, then GM shall have the right, at all reasonable times and upon reasonable notice during normal business hours and at its own expense, so long as such access does not unreasonably interfere with the normal operation of the Company, to conduct an audit of the accounting, financial, disclosure and internal controls of the Company and its Subsidiaries. Such audit right may be exercised through any designated agent or employee of GM, or its respective Affiliates. The parties agree that such audit is not intended to duplicate in its entirety the audit conducted by the Independent Auditor. GM shall bear all of its costs and expenses related to such review or audit (including all audit fees of the auditor employed by GM) and the Company shall bear all of its costs and expenses related to cooperating with such review or audit.

     (c) Any information provided to any Member pursuant to this Section 4.3 shall be subject to the provisions of Article XIII.

     Section 4.4 Tax Matters Member; Filing of Returns.

     (a) Pursuant to Section 6231(a) of the Code, or any subsequent similar provision, until changed by a resolution of the Members, Blocker Sub is hereby designated as the Company’s “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Member”) and shall have the following rights and responsibilities:

     (i) Subject to the provisions of this Section 4.4, the Tax Matters Member shall be entitled to take any action or decline to take any action with respect to taxes, all as required by Law.

     (ii) The Tax Matters Member shall take such action as may be necessary to cause each of the other Members to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code.

     (iii) The Tax Matters Member is authorized to represent the Company before the IRS and any other Governmental Entity with jurisdiction, and to sign such consents and to enter into settlements and other agreements with such agencies as the Board of Managers deems necessary or advisable.

     (iv) The Tax Matters Member shall promptly inform the Board of Managers and the Common Holders’ Tax Representatives of all significant matters that may come to its attention in its capacity as the Tax Matters Member and shall forward to the Board of Managers and the Common Holders’ Tax Representatives copies of all significant written communications it may receive or submit in such capacity, including any written adjustment by any taxing authority which would materially affect Common Holders’ liability for actual cash taxes in excess of Tax Distributions to which the Common Holders are then entitled or reasonably expected to become entitled. The Tax Matters Member shall consult with the Board of Managers in good faith with respect to any written notice of any material inquiries, claims, assessments, audits, controversies or similar events received from any taxing authority, and the Tax Matters Member will not settle or otherwise compromise any material tax issue with respect to the Company without the prior written consent of the Board of Managers, which consent shall not be unreasonably withheld or delayed (with a failure to respond within ten calendar days after notification being deemed consent).

     (b) The Company shall prepare or cause to be prepared the United States federal, state, local, foreign and any other required tax returns of the Company and shall file or cause to be filed such returns on a timely basis, and any such United States federal income tax returns will be reviewed by a nationally recognized accounting firm.

     (c) The Company shall transmit copies of the United States federal income tax returns referenced in Section 4.4(b) to the Board of Managers and the Tax Representatives on or before the earliest of (i) July 2, and (ii) forty-five calendar days before the due date of each such return. The Company shall not cause any such tax return to be filed unless the Board of Managers has consented to its filing (with a failure to respond within thirty calendar days after receipt being deemed consent).

     (d) To the extent appropriate, the Tax Representatives shall be consulted in connection with the preparation and filing of tax returns contemplated by this Section 4.4.

     (e) Notwithstanding any other provisions of this Section 4.4, the Company shall not take any position on any return for which it does not have substantial authority under relevant tax Law.

     (f) The provisions of this Section 4.4 shall apply for all taxable years ending on or before the effective date of a Section 2.8 Conversion and shall survive the termination of the Company or any Member’s interest in the Company and shall remain binding on the Members for as long as necessary to resolve any and all matters regarding the federal income taxation of the Company or the Members with respect to the Company in respect of taxable years ending on or before the effective date of a Section 2.8 Conversion.

     (g) Promptly following the written request of the Tax Matters Member, the Company shall, to the fullest extent permitted by Law, reimburse and indemnify the Tax Matters

Member for all reasonable expenses, including reasonable legal and accounting fees, incurred in connection with any administrative or judicial proceeding with respect to the tax liability of (i) the Company and/or (ii) the Members in connection with the operations of the Company.

     (h) [RESERVED].

     (i) Management Company hereby represents and warrants that it has taken all necessary actions to be classified as an association (taxable as a corporation) under Treasury Regulation Section 301.7701 -3 and that it has not made an election pursuant to Code Section 1362. Management Company covenants that it will not change its status for federal income tax purposes without the prior written consent of GM Holdco, which consent shall not be unreasonably withheld.

     (j) With respect to any taxable period ending on or before the effective date of a Section 2.8 Conversion, the Company shall not make any tax election (other than an election that is consistent with past practice) or engage in any transaction outside the ordinary course of its business which it reasonably expects will significantly increase the actual cash taxes payable by its Members in excess of all Tax Distributions which have been approved or are reasonably expected to be approved (based on prior Tax Distributions or otherwise) by the Board of Managers and the President’s Designee or a majority of the Independent Managers, as applicable, without the prior approval of the Tax Representatives representing two-thirds (2/3) of the Common Holders.

     Section 4.5 Financial Statements and Other Information.

     (a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC such annual, quarterly, current and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such sections, including (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. All such reports shall be filed at or prior to the times specified for the filings of such reports under the Exchange Act and shall contain all the information, audit reports and exhibits required for such reports under the Exchange Act. Notwithstanding the foregoing, if the SEC will not accept the filing such reports from the Company, then the Company shall provide such reports directly to each Member.

     (b) The Members shall be supplied with all other Company information reasonably necessary to enable each Member to prepare its federal, state, local and foreign income tax returns. Such information shall be prepared by the Company, and the Company shall use its reasonable best efforts to deliver such information to each Member with reasonable promptness in light of the timing applicable to the purpose for which such information is to be used by such Member.

     (c) All determinations, valuations and other matters of judgment required to be made for ordinary course accounting purposes and in respect of tax accounting policies under this Agreement shall be made by the Board of Managers (subject, as applicable, to Section 7.10) and shall be conclusive and binding on all Members, their Successors in Interest and any other Person, and to the fullest extent permitted by Law or as otherwise provided in this Agreement, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.

     (d) The Company agrees to cooperate and provide to its Members on a quarterly basis any information reasonably required by the Members to permit such Members to comply with any requirements imposed by Financial Accounting Standards Board Interpretation No. 48.

     (e) The Company shall provide to GM such quarterly, annual and other information reasonably required by GM so as to enable GM and each of its Affiliates to comply with all Law and GAAP requirements applicable to it, including any requirement to consolidate the financial results of the Company into GM’s or such Affiliate’s financial statements, to file or furnish the Company’s financial statements with or to the SEC, and to include information regarding the Company in GM’s Exchange Act reports. The Company shall provide such information to GM promptly following GM’s request and, so long as GM has made such request reasonably in advance of the applicable Law or GAAP deadline, within a sufficient period of time so as to enable GM or such Affiliate to comply with such Law or GAAP deadline. The Company acknowledges that GM is an “accelerated filer” under the Exchange Act and, as such, the Company will be required to provide quarterly and annual financial information to GM for the purposes of GM’s Exchange Act reports earlier than the Company would otherwise be required to produce such information in connection with the Company’s own Exchange Act reports.

     (f) Subject to applicable law and stock exchange regulations, with respect to the GM Trust, for so long as the GM Trust holds at least 2.5% of the then-outstanding Common Membership Interests, and, with respect to the Treasury Trust, for so long as the Treasury Trust holds at least 2.5% of the then-outstanding Common Membership Interests, and provided that such trust shall have executed a customary confidentiality agreement with respect to the use and treatment of confidential information and further provided that the Company shall be permitted to exclude such trust from receiving certain information if, based on the advice of counsel, such exclusion is necessary to preserve the attorney-client privilege of the Company, provided that to the extent practicable the Company shall provide such non-voting observer advance written notice of any such exclusion:

     (i) Such trust shall receive copies of all written materials and other information given to Managers in connection with all meetings of the Board (including minutes of meetings) at substantially the same time such materials and information are given to Managers;

     (ii) Senior management of the Company (including at least two of the Chief Executive Officer, Chief Financial Offer and Chief Risk Officer, and such others as are necessary) shall meet on at least a quarterly basis with the trustee of such trust to discuss the Company, its operations, its financial results and its forward looking plans and projections and such other information as such trustees may reasonably request related thereto;

     (iii) The Company shall also make available to the trustees the Company’s auditors on an annual basis and as reasonably requested in connection with any sale of the Company’s securities or in connection with the occurrence of other material events involving the Company, with reasonable notice to discuss issues relevant to the trustees. The Company will invite the trustees to attend the upcoming orientation session for new Managers, it being understood and agreed that the trustees may attend other similar sessions or events upon invitation.

     (iv) Senior management of the Company shall use their reasonable best efforts to otherwise respond to reasonable questions and phone calls of the trustee of such trust and support their information requirements in effecting the trustees’ responsibilities under the respective trust agreements; and

     (v) To the extent that such trust is not otherwise informed through its receipt of materials distributed to observers to the Board of Managers, the Company shall use its reasonable best efforts to inform such trust of material events involving the Company a reasonable period prior (to the extent practicable) to the occurrence thereof, including any public offering of the Company’s securities and material mergers and acquisitions and corporate finance activity involving the Company.

All information provided to either the GM Trust or the Treasury Trust pursuant to this Section 4.5 shall remain subject to Article XIII.

     Section 4.6 Independent Auditor. The Company and its Subsidiaries at all times shall engage a Person to audit its financial statements (the “Independent Auditor”) that (a) is an independent public accounting firm within the meaning of the American Institute of Certified Public Accountants’ Code of Professional Conduct (American Institute of Certified Public Accountants, Professional Standards, vol. 2, et sec. 101), (b) is a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)), and (c) if the Company were an “issuer” (as defined in the Sarbanes-Oxley Act), would not be in violation of the auditor independence requirements of the Sarbanes-Oxley Act by reason of its acting as the auditor of the Company and its Subsidiaries. Subject to Section 7.10, the Independent Auditor shall be appointed by the Board of Managers and shall be a nationally recognized certified public accounting firm. The Company shall engage the Independent Auditor from time to time to conduct such review and testing as from time to time may be necessary or reasonably required under the Sarbanes-Oxley Act and to issue to the Company its written opinions and recommendations with respect thereto.

     Section 4.7 Company Policies. On December 18, 2006, the Board of Managers (a) reconfirmed the policies, standards and procedures relating to the Company and its Subsidiaries set forth on Exhibit E and (b) adopted or reconfirmed, as applicable, the environmental guidelines set forth on Exhibit F. It is the intent of the parties hereto that the Company and its Subsidiaries operate in compliance with all Laws.

     ARTICLE V
DISTRIBUTIONS

     Section 5.1 Distributions.

     (a) Subject to the Act, Section 5.2, and the right of the Board of Managers to suspend the payment of the GM Preferred Accrued Distribution Amount with respect to any one or more Fiscal Quarters with the consent of the Majority GM Preferred Holders, Distributions of the GM Preferred Accrued Distribution Amount with respect to the immediately preceding Fiscal Quarter shall be made in cash, except as otherwise may be permitted pursuant to Section 5.4, to the GM Preferred Holders no later than the tenth Business Day following (x) with respect to the first three Fiscal Quarters in each Fiscal Year, the filing (or delivery to the Members, as applicable) of the Company’s quarterly report pursuant to Section 4.5(a) with respect to such Fiscal Quarter, and (y) with respect to the fourth Fiscal Quarter in each Fiscal Year, the filing (or delivery to the Members, as applicable) of the Company’s annual report pursuant to Section 4.5(a) with respect to such Fiscal Year, in each case, ratably among such GM Preferred Holders in proportion to the aggregate GM Preferred Accrued Distribution Amount with respect to the GM Preferred Membership Interests then held by each such GM Preferred Holder either (1) immediately prior to such Distribution or, if applicable, (2) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution; provided that the Board of Managers may reduce any such Distribution to the extent required to avoid a reduction of the equity capital of the Company below the Required Capital Amount, as determined in good faith by the Board of Managers. The Company shall use its commercially reasonable efforts to give written notice to each GM Preferred Holder at least three Business Days prior to any Distribution pursuant to this Section 5.1(a). Notwithstanding the other provisions of this Agreement, in the event that the Company fails to make the full amount of Distributions of the GM Preferred Accrued Distribution Amount pursuant to this Section 5.1(a) with respect to any Fiscal Quarter, then the Company shall not make any Distributions pursuant to Section 5.1(d) until such time as the Company has made a full Distribution of the GM Preferred Accrued Distribution Amount pursuant to this Section 5.1(a) with respect to a subsequent Fiscal Quarter.

     (b) Subject to the Act and subject to Section 5.2, Distributions of the Class E Preferred Accrued Distribution Amount shall be payable when, as and if declared by the Board of Managers in cash, in arrears, on a Class E Preferred Payment Distribution Date, ratably among such Class E Preferred Membership Interests then held by the Class E Preferred Holder, either (i) immediately prior to such Distribution, or (ii) if applicable, on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution.

     (c) [Reserved.]

     (d) Subject to the Act, and except as set forth in the last sentence of Section 5.1(a) and Section 5.2 at any time after the Fiscal Quarter ended December 31, 2008, Distributions shall be made when, as and if declared by the Board of Managers, and distributed in the following amounts and order of priority:

     (i) first, to the Common Holders, ratably among such Common Holders based on the Company Interest of each such Common Holder either (A)

immediately prior to such Distribution or, if applicable, (B) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution, until such Common Holders have received (1) a return of the Agreed Initial Value (taking into account all prior Distributions) plus (2) an amount equal to a ten percent (10%) per annum compound rate of return on the Agreed Initial Value outstanding from time to time after reduction for amounts Distributed to the Common Holders hereunder (disregarding Distributions of the Tax Amount) (the “Hurdle Rate”), provided that for the purpose of computing whether or not the Agreed Initial Value and an amount equal to the Hurdle Rate has been received by the Common Holders, Distributions to the Common Holders to the extent of the Tax Amount shall be disregarded; and

     (ii) thereafter, to the Class C-1 Holders and Common Holders based on the Total Interest of each such Class C-1 Holder and Common Holder either (A) immediately prior to such Distribution or, if applicable, (B) on the record date set by the Board of Managers pursuant to Section 7.9 with respect to such Distribution;

provided, that to the extent any of the Management Units issued by Management Company are not vested, then that portion of the Distributable Amount that would otherwise have been made to the Class C-1 Holders with respect to that portion of Class C-1 Membership Interests equivalent to the Management Units that are not vested at such time shall be held by the Company and shall not be distributed to the Class C-1 Holders until such time as such Management Units are vested. Distributions pursuant to this Section 5.1(d) shall be made in cash, except as otherwise may be permitted pursuant to Section 5.4.

     (e)      (i) Notwithstanding the other provisions of this Section 5.1, Distributions equal to the amount of income taxes that are payable by Management Company on income allocated to Management Company pursuant to Article VI hereof on account of the Class C Membership Interests held by Management Company as determined by the Board of Managers in good faith, shall be made from time to time to the Management Company to the extent the Distributions to Management Company pursuant to this Section 5.1 are otherwise insufficient to pay such income taxes. The aggregate amount of such payments pursuant to this Section 5.1(e)(i) shall be deducted from the next amounts to be Distributed to the Class C-1 Holders pursuant to Section 5.1(d)(ii) and the aggregate amount to be Distributed to all other Members pursuant to Section 5.1(d)(ii) shall be increased by such deducted amount.

     (ii) (A) With respect to any taxable period during which the Company continues to be classified as a partnership for federal income tax purposes, the Company shall periodically make tax distributions on Junior Membership Interests to the extent determined to be reasonably necessary by the Board of Managers (“Tax Distributions”) as follows:

     (1) Following 2008.

     (i) For each taxable year (or portion thereof) prior to the sale or assignment to third Persons of the Common Membership Interests by the trustees to whom such Common Membership Interests will be transferred by GM Holdco in the aggregate amount of one-fifth (1/5th) of the original amount of such Common Membership Interests transferred to such trustees by GM Holdco:

     For all Common Holders, pro-rata based on each Common Holder’s Company Interest for the relevant taxable period, the aggregate amount determined by dividing (A) the actual aggregate Federal, state, and local income tax payable by FIM CB Holdings, LLC (the “BHC Blocker Corp”) on the items of net taxable income allocable to the BHC Blocker Corp (other than items of Code Section 704(c) income or gain relating to the Bank Holding Company Restructuring Transactions; taking into account the impact of any Section 754 election, operating losses, net operating losses, and other tax attributes) under Article VI with respect to each taxable period (or portions thereof) beginning on or after January 1, 2009, including income or gain relating to a Section 2.8 Conversion (as reported on the applicable Internal Revenue Service Schedule K-1, including any corrected or amended K-1s) and ending on or before a Section 2.8 Conversion by (B) the direct and indirect Company Interest of the BHC Blocker Corp;

(ii) For each taxable year (or portion thereof) thereafter:

     For all Common Holders, pro rata based on each Common Holder’s Company Interest for the relevant taxable period, the aggregate amount of Federal, state, and local income taxes (net of credits) that would be payable by all such holders at an assumed effective tax rate of 35% (or such higher rate as is necessary to fully compensate the BHC Blocker Corp for the taxes reasonably expected to be due from it on account of income allocated to it by the Company, as reasonably determined by the Board of Managers, provided, that, if any such higher rate is determined by the Board of Managers to be applicable to the BHC Blocker Corp, such higher rate shall be used for all Common Holders) on the items of net taxable income allocable to all such holders (other than items of Code Section 704(c) income or gain relating to the Bank Holding Company Restructuring Transactions) under Article VI with respect to all taxable periods (or portions thereof) beginning on or after the first date on which this clause (ii) becomes applicable, including income or gain relating to a Section 2.8 Conversion (as reported on the applicable Internal Revenue Service Schedule K-1, including any corrected or amended K-1s), and ending on or before a Section 2.8 Conversion.

     (iii) Notwithstanding the foregoing, for 2009, to reflect that the BHC Blocker Corp was not a member of the Company for the entire taxable year, the actual or assumed taxes paid by the BHC Blocker Corp under (i) or (ii) above, respectively, shall be adjusted to reflect the entire taxable year for the purpose of determining the aggregate amount distributable thereunder. The aggregate amount that would be distributable to the BHC Blocker Corp or any of the other Blocker Corps formed in the Blocker Corp BHC Restructuring Transactions for 2009 as so determined shall be allocated between such Blocker Corp and the Transferor of Common Membership Interests to such Blocker Corp in a manner reasonably determined by the Company that reflects the portion of the taxable year that each such Member was a Member of the Company in 2009.

(2) 2008 and Prior.

For FIM, the amount determined by dividing (i) the actual aggregate Federal, state, and local income tax actually payable by the Blocker Corps established by Affiliates of FIM with respect to (A) cancellation of debt income (and related income items) resulting from the Company’s bond exchanges commenced November 20, 2008, and (B) the taxable gains resulting from the change in COLT LLC’s federal tax election, allocated to FIM (taking into account the impact of any Section 754 election, operating losses, net operating losses, and other tax attributes) under Article VI by (ii) 0.64569; and for GM Holdco, the amount (i) set forth for FIM immediately above, multiplied by (ii) 0.96078;

     (B) The Tax Distributions referred to in clauses (A)(1) and (A)(2) above are, in all events, subject to (i) (other than Tax Distributions referred to in clause (A)(2)(i)(B) above and the corresponding distribution for GM Holdco) the approval of a majority of the Independent Managers (provided that approval of the Independent Managers shall not be required to the extent that on or prior to May 21, 2009, the United States Treasury by and through the President’s Designee (as defined in H.R. 7321) shall have approved such distribution) and (ii) the Company having equity capital immediately following the payment of any such Tax Distribution in an amount equal to at least the Required Capital Amount. Notwithstanding the foregoing, with respect to any Tax Distributions pending approval of President’s Designee as of May 21, 2009, the approval of a majority of the Independent Managers shall not be required to authorize any such Tax Distribution (which such approval has previously been provided) unless the President’s Designee shall decline in writing to make a determination with respect to any such Tax Distribution or shall fail to make a determination with respect to any such Tax Distribution on or prior to June 15, 2009.

     (C) Determination by the Board of Managers and Approval of the President’s Designee.

(1) The Board of Managers has conclusively determined that Tax Distributions pursuant to clause (A)(2) are reasonably necessary and that Tax Distributions pursuant to clause (A)(1) for taxable year 2009 are (unless GMAC experiences an unforeseen adverse financial condition as determined by the Board) reasonably necessary;

(2) The U.S. Treasury, acting on behalf of the President’s Designee, has previously approved Tax Distributions pursuant to clause (A)(2)(i)(B) and the corresponding distribution for GM Holdco;

(iii) To the extent that any Tax Distributions under Section 5.1(e)(ii)(A)(1) or Section 5.1(e)(ii)(A)(2)(i)(A) and the corresponding distribution for GM Holdco are required by the Independent Managers to be non-prorata among the Common Holders based on their Company Interests, then the non-prorata portion of such distribution shall reduce the next amounts that would otherwise be distributable (whether pursuant to a liquidation of the Company or otherwise) to each Common Holder (or its transferee) that received such non-prorata distribution;

     (iv) It shall be agreed and understood that adjustments arising in an audit or other tax proceeding and tax return amendments relating to a pre-Section 2.8 Conversion period that occur after a Section 2.8 Conversion shall not require an adjustment to a previously paid Tax Distribution;

     (v) To the extent there is an adjustment arising in an audit or other tax proceeding or tax return amendment relating to a pre-Section 2.8 Conversion period that occurs prior to a Section 2.8 Conversion that results in the amount of a Tax Distribution that had been previously paid being in excess of the amount that would have been required to be paid after giving effect to such adjustment or amendment, no refund of any prior Tax Distributions shall be required but future Tax Distributions to the relevant Common Holders shall be reduced, pro-rata, by the amount of such excess;

     (vi) Tax Distributions shall be made to the record holders of Membership Interests at the time such Tax Distributions are made except as provided in the last sentence of Section 5.1(e)(ii)(A)(1)(iii) . No Tax Distributions shall be made to former Members except as provided in the last sentence of Section 5.1(e)(ii)(A)(1)(iii). To the extent there is an adjustment arising in an audit or other tax proceeding or tax return amendment relating to a pre-Section 2.8 Conversion period that occurs prior to a Section 2.8 Conversion that increases the amount of a previously calculated Tax Distribution, any further Tax Distribution in respect of such an adjustment or amendment shall be made to the Persons who are Members at the time such subsequent Tax Distribution is made, as distinguished from the Persons who were Members at the time the original Tax Distribution, if any, was made;

     (vii) For the absence of doubt, for 2009, Tax Distributions to holders of Membership Interests who acquired Membership Interests after January 1, 2009 in primary issuances from the Company, will be adjusted in a manner reasonably determined by the Company that reflects the portion of the taxable year that each such Member held such Membership Interests in 2009.

     (f) [reserved]

     (g) Notwithstanding the other provisions of this Section 5.1, in the event that any Distribution (or portion thereof) that is required to be made pursuant to this Section 5.1 would, based on a good faith determination of the Board of Managers, result in a reduction of the equity capital of the Company below the Required Capital Amount, then such Distribution (or such portion) shall not be made unless it has been approved in writing by at least a majority of the Board of Managers.

     Section 5.2 Restricted Payments; Restrictions on Certain Redemptions.

     (a) Unless all accrued and unpaid dividends on the Blocker Preferred for all past dividend periods shall have been paid in full, the Company will not: (i) make any Restricted Payments; (ii) except as set forth in Section 5.2(b), declare or pay any distribution or make any distribution of assets on any Parity Membership Interests, other than distributions in the form of Parity Membership Interests or Junior Membership Interests (it being understood that the Company shall be permitted to make tax distributions on its Junior Membership Interests as provided in clause (i) of the definition of Restricted Payments); or (iii) redeem, purchase or otherwise acquire any Parity Membership Interests, except upon conversion into or exchange for other Parity Membership Interests or Junior Membership Interests.

     (b) Whether or not all accrued and unpaid distributions or dividends on the Class E Preferred Membership Interests or Blocker Preferred for all past dividend periods shall have been paid in full, (i) the Company will not make any Restricted Payments on or prior to January 1, 2014, and may only make Restricted Payments after January 1, 2014 if the Restricted Payment Conditions are satisfied, and (ii) so long as any Class E Preferred Membership Interests are outstanding, any Distributions in respect of the Class E Preferred Accrued Distribution Amount, the GM Preferred Accrued Distribution Amount, the Class F Preferred Accrued Distribution Amount, the Class D-1 Preferred Accrued Distribution Amount or the Class D-2 Preferred Accrued Distribution Amount shall be made on a pro-rata basis based on the aggregate reference amounts of the Class E Preferred Membership Interests and such Parity Membership Interests; provided, however, that the Company may make any such distributions on the Class E Preferred Membership Interests and any Parity Membership Interests while all accrued and unpaid dividends on the Blocker Preferred for all past dividend periods shall have not been paid in full so long as all such distributions are paid either (A) pro rata so that the amount of Distributions on the Class E Preferred Membership Interests and each such other class or series of Parity Membership Interests shall in all cases bear to each other the same ratio as the accrued returns on the Class E Preferred Membership Interests and such class or series of Parity Membership Interests bear to each other or (B) on another basis that is at least as favorable to the Class E Preferred Holder in the reasonable judgment of the Board of Managers.

     (c) So long as any Class E Preferred Membership Interests remain outstanding, if any Parity Membership Interests are redeemed (other than in connection with distributions of stock of the corporation resulting from a Company Conversion), then the Class E Preferred Membership Interests shall also be redeemed on a pro-rata basis based on the aggregate reference amounts of the Class E Preferred Membership Interests and such Parity Membership Interests.

     (d) Notwithstanding anything in this Agreement to the contrary, the restrictions set forth in Section 5.2(a) and Section 5.2(b) shall not prohibit (i) tax distributions on Junior Membership Interests as provided in Section 5.1(e); (ii) the conversion or exchange of Junior Membership Interests for other Junior Membership Interests; and (iii) an exchange pursuant to the Company Conversion.

     Section 5.3 Successors. For purposes of determining the amount of Distributions, each Member shall be treated as having made the Capital Contributions and as having received the Distributions made to or received by its predecessors in respect of any of such Member’s Membership Interests.

     Section 5.4 Distributions of Assets other than Cash. With the consent of (a) in the case of Distributions to the GM Preferred Holders, the Majority GM Preferred Holders, and (b) in the case of Distributions to the Common Holders, the Majority Holders (including at least two Common Holders), and in each case subject to the Act, the Company shall be permitted to distribute property consisting of assets other than cash to the Members; provided that all Common Holders receive the same type of asset; and provided further that no such consent shall be required in connection with any distribution in-kind pursuant to Section 10.2. For the avoidance of doubt, the Company shall not be permitted to distribute property consisting of assets other than cash to the Class E Preferred Holder (other than pursuant to a GMAC Conversion or, where no distributions are made with respect to any Junior Membership Interest, a liquidation of the Company). With respect to any Distribution of such property, the Company shall be treated as making a Distribution equal to the Fair Market Value of such property for purposes of Section 5.1 and such property shall be treated, for purposes of determining the Company’s Tax Book Profit or Tax Book Loss, as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Members’ Capital Accounts in accordance with Article VI.

     Section 5.5 No Set-Off. The Company shall make all Distributions without regard to any claims that the Company or any Subsidiary of the Company or any Member may have against any other Member or any Affiliate of a Member except as provided in Section 5.1(e)(ii).

ARTICLE VI
ALLOCATIONS

     Section 6.1 Normal Allocations.

     (a) Except as otherwise provided by this Article VI, the Tax Book Profit and Tax Book Loss of the Company for each Fiscal Year (or portion thereof) shall be determined as of the end of each such Fiscal Year (or portion thereof). For each Fiscal Year of the Company, after adjusting each Member’s Capital Account for all Capital Contributions and distributions during such Fiscal Year and all special allocations pursuant to this Article VI, including the allocations pursuant to Section 6.1(b), with respect to such Fiscal Year, all Tax Book Profits and Tax Book Losses (and items of income, gain, loss and deduction for the Fiscal Year in which the Company consummates a Company Sale or dissolution of the Company pursuant to Article X) shall be allocated to the Members’ Capital Accounts (in the case of Tax Book Profits, income and gain, other than the Capital Account of the Class E Preferred Holder in respect of the Class E Preferred Membership Interests, the Capital Account of any Class F Preferred Holder in respect of such Class F Preferred Membership Interests, or the Capital Account of any holder of Treasury Preferred in respect of such Treasury Preferred, except to the extent set forth in the last sentence of this Section 6.1(a)) in a manner such that, as of the end of such Fiscal Year, the Capital Account of each Member (which may be either a positive or negative balance) shall be equal to (a) the amount which would be distributed to such Member, determined as if the Company were to liquidate all of its assets for the Tax Book Value thereof and distribute the proceeds thereof pursuant to the priorities established in the definition of the Targeted Residual Distribution, minus (b) the sum of (i) such Member’s share of Company Minimum Gain (as determined according to Treasury Regulations Sections 1.704 -2(d) and (g)(3)) and Member Nonrecourse Debt Minimum Gain (as determined according to Treasury Regulations Section 1.704 -2(i)) and (ii) the amount, if any, which such Member is obligated to contribute to the capital of the Company as of the last day of such Fiscal Year. Tax Book Profits, income and gain shall not be allocated to the Class E Preferred Holder in respect of the Class E Preferred Membership Interests, to any holder of Class F Preferred in respect of such Class F Preferred Membership Interests, or to any holder of Treasury Preferred in respect of Treasury Preferred pursuant to this Section 6.1(a), except for a priority allocation of Tax Book Profits to the extent necessary to reverse allocations of Tax Book Loss required to be made to such holders, respectively, pursuant to this Section 6.1(a) (and such an allocation of Tax Book Profit shall so be made to such extent).

     (b) Class E Preferred Membership Interest, Class F Preferred Membership Interest and Treasury Preferred Allocations. Notwithstanding anything to the contrary in this Article VI:

     (i) Tax Book Profit, if any, shall be allocated to the Capital Account of the Class E Preferred Holder on a priority basis such that at the end of each Fiscal Year, cumulative Tax Book Profit (other than Tax Book Profit allocated pursuant to the last sentence of Section 6.1(a)) allocated to the Capital Account of the Class E Preferred Holder in respect of the Class E Preferred Membership Interest (plus the sum of all amounts allocated pursuant to Section 6.1(b)(ii) or Section 6.1(b)(iii) below to the extent attributable to the Class E Preferred Total Coupon, as defined below) from December 31, 2008 through the end of such Fiscal Year equals the sum of (A) the cumulative amount of cash Distributions made on the Class E Preferred Membership Interest pursuant to Section 5.1(b) and (B) the Class E Preferred Accrued Distribution Amount (such sum, the “Class E Preferred Total Coupon”) (it being understood and agreed that allocations pursuant to this clause (i) shall be considered to be attributable to the Class E Preferred Total Coupon);

     (ii) in the event that the Tax Book Value of any Company asset is adjusted after December 31, 2008 in accordance with the last sentence of the definition of Tax Book Value, any items of book gain attributable to any unrealized appreciation in any Company assets shall be allocated on a priority basis to the Capital Account of the

Class E Preferred Holder to the extent that the sum of the Class E Preferred Reference Amount and the Class E Preferred Accrued Distribution Amount immediately prior to such special allocation exceeds the Capital Account balance of the Class E Preferred Holder immediately prior to such special allocation (it being understood and agreed that allocations pursuant to this clause (ii) for any Fiscal Year shall first be considered to reverse allocations of Tax Book Loss not previously reversed, if any, then be considered to be attributable to the Class E Preferred Total Coupon (to the extent the Class E Preferred Total Coupon exceeds prior allocations attributable thereto) and then be considered residual allocations);

     (iii) in any Fiscal Year in which the Company liquidates or redeems any Class E Preferred Membership Interest (other than in connection with a Company Conversion unless and to the extent the Company so chooses in connection with a Company Conversion), any gross income items of the Company for such Fiscal Year and any items of book gain attributable to any unrealized appreciation in any of the Company assets shall be allocated on a priority basis to the Capital Account of the Class E Preferred Holder immediately prior to such liquidation or redemption to the extent that the sum of the Class E Preferred Reference Amount attributable to the Class E Membership Interests receiving liquidating distributions or being redeemed and the Class E Preferred Accrued Distribution Amount attributable thereto, exceeds the Capital Account balance attributable to such Class E Membership Interests immediately prior to such special allocation (it being understood and agreed that allocations pursuant to this clause (iii) for any Fiscal Year shall first be considered to reverse allocations of Tax Book Loss not previously reversed, if any, then be considered to be attributable to the Class E Preferred Total Coupon (to the extent the Class E Preferred Total Coupon exceeds prior allocations attributable thereto) and then be considered residual allocations);

     (iv) allocations shall be made in respect of the Treasury Preferred as provided in Exhibit A and Exhibit B; and

     (v) allocations shall be made in respect of the Class F Preferred Membership Interests as provided in Exhibit I.

     Section 6.2 Section 754 Election. At the request of any Member, the Company shall elect, pursuant to Section 754 of the Code, to adjust the basis of the Company property as permitted and provided in Sections 734 and 743 of the Code, and shall cause its Subsidiaries to make similar elections, if available. Such election shall be effective solely for federal (and, if applicable, state and local) income tax purposes and shall not result in any adjustment to the Tax Book Value of any Company asset or to the Members’ Capital Accounts (except as provided in Treasury Regulations Section 1.704 -1(b)(2)(iv)(m)) or in the determination or allocation of Tax Book Profit or Tax Book Loss for purposes other than such tax purposes.

     Section 6.3 Allocations for Tax and Book Purposes. Except as otherwise provided herein, any allocation to a Member for a Fiscal Year or other period of a portion of the Tax Book Profit or Tax Book Loss, or of a specially allocated item, shall be determined to be an allocation to such Member of the same proportionate part of each item of income, gain, loss, deduction or credit, as the case may be, as is earned, realized or available by or to the Company for federal tax purposes.

     Section 6.4 Certain Accounting Matters. For purposes of determining Tax Book Profit, Tax Book Loss or any other items allocable to any period, such items shall be determined on a daily, monthly or other basis, as determined by the Board of Managers using any permissible method under Section 706 of the Code and the Treasury Regulations promulgated thereunder; provided that, for the avoidance of doubt, in respect of the Blocker Corp BHC Restructuring Transactions, the Company shall use the proration method permitted under Treasury Regulation Section 1.706 -1(c)(2)(ii) in lieu of an interim closing of the partnership books.

     Section 6.5 Tax Allocations; Code Section 704(c).

     (a) In accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Market Value at the time of contribution. In addition, all cancellation of indebtedness income resulting from the Exchange Offer and related transactions relating to the Company achieving Bank Holding Company Status shall be allocated only among the Common Holders owning Common Membership Interests immediately prior to the Exchange Offer (and such related transactions) in accordance with their relative Company Interests.

     (b) In the event that the Tax Book Value of any Company asset is subsequently adjusted in accordance with the last sentence of the definition of Tax Book Value, any allocation of income, gain, loss and deduction with respect to such asset shall thereafter take account of any variation between the adjusted tax basis of the asset to the Company and its Tax Book Value in the same manner as under Section 704(c) of the Code and any Treasury Regulations promulgated thereunder. Any elections or other decisions relating to such allocations shall be made by the Board of Managers in a manner that reasonably reflects the purpose and intention of this Agreement.

     (c) Allocations pursuant to this Section 6.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Tax Book Profit, Tax Book Loss or Distributions pursuant to any provision of this Agreement.

     Section 6.6 Qualified Income Offset. If any Member receives an unexpected adjustment, allocation or Distribution described in Section 1.704 -1(b)(2)(ii)(d)(4) through (6) of the Treasury Regulations in any Fiscal Year or other period which would cause such Member to have a deficit Adjusted Capital Account Balance as of the end of such Fiscal Year or other period, items of Company taxable income and gain as adjusted pursuant to the definition of “Tax Book Profit” shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit in such Member’s Adjusted Capital Account Balance as quickly as possible. This Section 6.6 is intended to comply with the qualified income offset provision in Section 1.704 -1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

     Section 6.7 Gross Income Allocation. If any Member would otherwise have a deficit Adjusted Capital Account Balance as of the last day of any Fiscal Year or other period, items of Company taxable income and gain as adjusted pursuant to the definition of “Tax Book Profit” shall be specially allocated to such Member so as to eliminate such deficit as quickly as possible.

     Section 6.8 Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Fiscal Year or other period, each Member shall be allocated items of the Company taxable income and gain as adjusted pursuant to the definition of “Tax Book Profit” for such Fiscal Year or other period (and, if necessary, for subsequent Fiscal Years or periods) in proportion to, and to the extent of, such Member’s share of such net decrease, except to the extent such allocation would not be required by Section 1.704 -2(f) of the Treasury Regulations. The amounts referred to in this Section 6.8, and the items to be so allocated shall be determined in accordance with Section 1.704 -2 of the Treasury Regulations. This Section 6.8 is intended to constitute a “minimum gain chargeback” provision as described in Section 1.704 -2(f) or 1.704 -2(j)(2) of the Treasury Regulations and shall be interpreted consistently therewith.

     Section 6.9 Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain during a Fiscal Year or other period, then each Member shall be allocated items of the Company income or gain equal to such Member’s share of such net decrease, except to the extent such allocation would not be required under Section 1.704 -2(i)(4) or 1.704 -2(j)(2) of the Treasury Regulations. The amounts referred to in this Section 6.9 and the items to be so allocated shall be determined in accordance with Section 1.704 -2 of the Treasury Regulations. This Section 6.9 is intended to comply with the minimum gain chargeback requirement contained in Section 1.704 -2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

     Section 6.10 Limitations on Tax Book Loss Allocations. With respect to any Member, notwithstanding the provisions of Section 6.1, the amount of Tax Book Loss for any Fiscal Year or other period that would otherwise be allocated to a Member shall not cause or increase a deficit Adjusted Capital Account Balance. Any Tax Book Loss in excess of the limitation set forth in this Section 6.10 shall be allocated among the remaining Members, pro rata based on their respective Company Interests, to the extent such allocations would not cause such remaining Members to have a deficit Adjusted Capital Account Balance.

     Section 6.11 Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Members who bear the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704 -2(i)(1) of the Treasury Regulations.

     Section 6.12 Nonrecourse Deductions. Nonrecourse Deductions, other than Member Nonrecourse Deductions, for any Fiscal Year shall be allocated to the Members in accordance with their respective Company Interests.

     Section 6.13 Excess Nonrecourse Liabilities. Nonrecourse Debts of the Company which constitute Excess Nonrecourse Liabilities shall be allocated among the Members in accordance with their respective Company Interests.

     Section 6.14 Ordering Rules. Anything contained in this Agreement to the contrary notwithstanding, allocations for any Fiscal Year or other period of Nonrecourse Deductions or Member Nonrecourse Deductions, or of items required to be allocated pursuant to the minimum gain chargeback requirements contained in this Article VI, shall be made before any other allocations hereunder.

     Section 6.15 Curative Allocations. The allocations set forth in Section 6.6 through Section 6.14 inclusive (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704 -1(b) and 1.704 -2 of the Treasury Regulations. The Regulatory Allocations may result in allocations which are not consistent with the manner in which the Members intend to allocate Tax Book Profit and Tax Book Loss or make Company Distributions. Accordingly, notwithstanding the other provisions of this Agreement, Members shall reallocate items of income, gain, deduction and loss among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Tax Book Profit and Tax Book Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Tax Book Profit and Tax Book Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Fiscal Year or other period there is a decrease in Company Minimum Gain, or in Member Nonrecourse Debt Minimum Gain, and application of the minimum gain chargeback requirements set forth in this Section would cause a distortion in the economic arrangement among the Members, the Members may, if they do not expect that the Company will have sufficient other income to correct such distortion, request the IRS to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirements.

     Section 6.16 Members’ Tax Reporting. The Members acknowledge and are aware of the income tax consequences of the allocations made pursuant to this Article VI and, except as may otherwise be required by Law, hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income, gain, loss, deduction and credit for federal, state and local income tax purposes.

     Section 6.17 Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company is required by Law to make any payment to a Governmental Entity that is specifically attributable to a Member or a Member’s status as such (including federal, state or local withholding taxes, state or local personal property taxes and state or local unincorporated business taxes), then such Member other than Blocker Sub shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). A Member’s obligation to indemnify the Company under this Section 6.17 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 6.17, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.17, including instituting a lawsuit to collect such indemnification, with interest calculated at a floating rate equal to the prime rate as published from time to time in The Wall Street Journal, plus one percentage point (1%) per annum (but not in excess of the highest rate per annum permitted by Law), compounded annually.

ARTICLE VII
RIGHTS AND DUTIES OF MEMBERS

     Section 7.1 Members. The Members of the Company, and their respective class and numbers of Membership Interests, are listed on the Schedule of Members. No Person may be a Member without the ownership of a Membership Interest. The Members shall have only such rights and powers as are granted to them pursuant to the express terms of this Agreement and the Act. Except as otherwise expressly provided in this Agreement, no Member, in such capacity, shall have any authority to bind, to act for, to sign for or to assume any obligation or responsibility on behalf of, any other Member or the Company.

     Section 7.2 No Management or Dissent Rights. Except as set forth herein or otherwise required by Law, the Members shall not have any right to take part in the management or operation of the Company other than through the Managers appointed by the Members to the Board of Managers. No Member shall, without the prior written approval of the Board of Managers, take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except for actions expressly authorized by the terms of this Agreement. Except as required by Law, Members shall not be entitled to any rights to dissent or seek appraisal with respect to any transaction, including the merger or consolidation of the Company with any Person.

Section 7.3 No Member Fiduciary Duties.

     (a) No Member shall, to the maximum extent permitted by the Act and other applicable Law, owe any duties (including fiduciary duties) as a Member to the other Members or the Company, notwithstanding anything to the contrary existing at law, in equity or otherwise; provided, however, that each Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

     (b) Except as otherwise expressly provided in this Agreement or any other contractual arrangements between the Company and one or more Members, any Member may engage in or possess any interest in another business or venture of any nature and description, independently or with others, whether or not such business or venture is competitive with the Company or any of its Subsidiaries, and neither the Company nor any other Member shall have any rights in or to any such independent business or venture or the income or profits derived therefrom, and the doctrine of corporate opportunity or any analogous doctrine shall not apply to the Members and the members, shareholders, partners and Affiliates thereof. The pursuit of any such business or venture shall not be deemed wrongful, improper or a breach of any duty hereunder, at law, in equity or otherwise. Any Member and the members, shareholders, partners and Affiliates thereof shall be able to transact business or enter into agreements with the

Company to the fullest extent permissible under the Act, subject to the terms and conditions of this Agreement.

     (c) Except as otherwise expressly provided in this Agreement or any other contractual arrangements between the Company and one or more Members, if a Member acquires knowledge, other than solely from or through the Company, of a potential transaction or matter that may be a business opportunity for both such Member and the Company or another Member, such Member shall have no duty to communicate or offer such business opportunity to the Company or any other Member and shall not be liable to the Company or the other Members for breach of any duty (including fiduciary duties) as a Member by reason of the fact that such Member pursues or acquires such business opportunity for itself, directs such opportunity to another Person, or does not communicate information regarding such opportunity to the Company.

     (d) The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Member otherwise existing at law or in equity, are agreed by the Members to replace such duties and liabilities of such Member.

     Section 7.4 Meetings of the Common Holders.

     (a) An annual meeting of the Common Holders shall be held in Detroit, Michigan, New York, New York or at such other place, within or without the State of Delaware, as shall from time to time be determined by the Board of Managers, but in no event later than April 30 of each year. Prior to each annual meeting, the Secretary shall circulate an agenda for such meeting, which agenda shall include a discussion of the financial reports of the Company most recently filed with the SEC (or delivered to the Members, as applicable) pursuant to Section 4.5(a), such other matters relating to the Company as any Common Holder holding in excess of thirty three percent (33%) of the Voting Power shall request to be included in such agenda and such other matters relating to the Company as the representatives of the Common Holders attending such meeting shall elect to discuss. Any Common Holder(s) holding in excess of thirty three percent (33%) of the Voting Power individually or in the aggregate may request that the Managers or Officers of the Company participate in such annual meeting or make presentations regarding such matters relating to the Company as such Common Holder(s) shall reasonably request; provided that such participation does not unreasonably interfere with the normal performance of their duties.

     (b) A special meeting of the Common Holders for any purpose or purposes specified by the person calling the meeting may be called at any time by (i) the Board of Managers, (ii) the Chief Executive Officer, or (iii) any Common Holder(s) holding in excess of thirty three percent (33%) of the Voting Power individually or in the aggregate. At a special meeting, no business shall be transacted and no action shall be taken other than that stated in the notice for such meeting.

     (c) Each Common Holder shall have the right to attend any such meeting. Any Common Holder who is not a natural person shall designate one individual to act as such Common Holder’s legal representative for purposes of voting at such meeting.

     Section 7.5 Notice of Meetings. Written notice stating the place, day and time of every meeting of the Common Holders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed (a) with respect to any annual meeting, not less than ten nor more than sixty calendar days before the date of the meeting (or if sent by facsimile, not less than five Business Days before the date of the meeting) or (b) with respect to any special meeting, not less than five nor more than thirty calendar days before the date of the meeting (or if sent by facsimile, not less than three Business Days before the date of the meeting), in either case to each Common Holder entitled to vote at such meeting, at its notice address maintained in the records of the Company by the Secretary. Such further notice shall be given as may be required by Law, but meetings may be held without notice if all the Common Holders entitled to vote at the meeting are present in person or by telephone or represented by proxy or if notice is waived in writing by those not present, either before or after the meeting.

     Section 7.6 Quorum. Any number of Common Holders holding at least a majority of the Common Membership Interests entitled to vote with respect to the business to be transacted and who shall be present in person or by telephone or represented by proxy at any meeting duly called shall constitute a quorum for the transaction of business. If such quorum is not present within sixty minutes after the time appointed for such meeting, such meeting shall be adjourned and the Board of Managers shall reschedule the meeting no fewer than three nor more than ten Business Days thereafter. If such meeting is rescheduled two consecutive times, then those Common Holders who are present or represented by proxy at the second such rescheduled meeting shall constitute a valid quorum for all purposes hereunder; provided that written notice of any rescheduled meetings shall have been delivered to all Common Holders at least three Business Day prior to the date of each rescheduled meeting.

     Section 7.7 Voting.

     (a) Except with respect to matters where the separate vote of a particular class of Membership Interests is expressly required hereunder (including in connection with any vote by the Majority GM Preferred Holders or the Class E Preferred Holder and as provided in Section 7.11 and Section 7.12) and as otherwise required by Law, (i) Common Holders holding Common Membership Interests shall vote together as a single class and (ii) Members holding Class C Membership Interests, GM Preferred Membership Interests and Class E Preferred Membership Interests in their capacity as such holders shall have no voting power in connection with the election of Managers and no right or authority to vote on or approve any other matter to be voted on or approved by the Members, whether hereunder, under the Act, at law, in equity or otherwise. Each Common Holder shall be entitled to one vote for each Common Membership Interest held by such Common Holder, in connection with the election of Managers and on all matters to be voted upon by the Members (without prejudice to any consent rights that the holders of any class or portion of any particular class of Membership Interests have expressly been granted under this Agreement). Each GM Preferred Holder shall be entitled to one vote for each GM Preferred Membership Interest held by such GM Preferred Holder in connection with any matter where the separate vote of the GM Preferred Holders is expressly required hereunder (including in connection with any vote by the Members constituting the Majority GM Preferred Holders) and as otherwise required by Law. Only the Class E Preferred Holder shall be entitled to vote in connection with any matter where only the separate vote of the Class E Preferred Membership Interests is expressly required hereunder. The percentage of the total votes entitled to be cast by any Common Holder or group of Common Holders with respect to such Common Holder’s or group of Common Holders’ Common Membership Interests, calculated pursuant to this Section 7.7, is herein referred to as the “Voting Power” of such Common Holder or Common Holders.

     (b) At any meeting of the Common Holders, each Common Holder entitled to vote on any matter coming before the meeting shall, as to such matter, have a vote, in person, by telephone or by proxy, equal to the Voting Power of the number of Membership Interests held in its name on the relevant record date established pursuant to Section 7.9.

     (c) Except as otherwise specified herein, when a quorum is present, the affirmative vote of the holders of a majority of the Voting Power of the Membership Interests present in person or represented by proxy at a duly called meeting and entitled to vote on the subject matter shall be the act of the Common Holders, unless the question is one upon which by express provisions of Law or of this Agreement a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by any class of Membership Interests is required, the affirmative vote of the Common Holders holding at least a majority of the Voting Power of the Membership Interests of such class present in person or represented by proxy at the meeting of such class shall be the act of such class, unless the question is one upon which by express provisions of Law or of this Agreement a different vote is required, in which case such express provision shall govern and control the decision of such question.

     (d) Each Member entitled to vote at a meeting of Common Holders or any class of Members or to express consent or dissent to any action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. At each meeting of Common Holders or any class of Members, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the Secretary or a person designated by the Secretary, and no Membership Interests may be represented or voted under a proxy that have been found to be invalid or irregular.

     Section 7.8 Action Without a Meeting; Telephonic Meetings.

     (a) Any action required to be taken at any annual or special meeting of, or by any vote of, Common Holders or of any class of Members, or any action or vote that may be taken at any annual or special meeting of such Common Holders or class of Members, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the Members who signed the consent or consents, shall be signed by Members holding (i) in the case of any action required to be taken at any annual or special meeting, or by vote, of the Common Holders, not less than a majority of the Voting Power of the outstanding Membership Interests (or, with respect to the taking of any action that would require a higher percentage of Common Holders to approve hereunder, such higher percentage of the outstanding Membership Interests), or (ii) in the case of any action required to be taken at any meeting of the Members holding a particular class of Membership Interests, not less than a majority of the Membership Interests of such class, as applicable. Any such consent or consents shall be delivered to the Company by delivery to the Company’s principal place of business, or an Officer or agent of the Company having custody of the book or books in which proceedings of meetings of the Members are recorded. If action is so taken without a meeting by less than unanimous written consent of the Common Holders or of any class of Members, a copy of such written consent shall be delivered promptly to all Common Holders or all Members of such class who have not consented in writing. Any action taken pursuant to such written consent or consents of the Common Holders or any class of Members shall have the same force and effect as if taken by the Members at a meeting of the Common Holders or the Members of such class.

     (b) Common Holders may participate in meetings of the Common Holders, and Members of any class of Members may participate in meetings of such class of Members, by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. Participation in a telephonic meeting pursuant to this Section 7.8(b) shall constitute presence at such meeting and shall constitute a waiver of any deficiency of notice.

     Section 7.9 Record Date. For the purpose of determining the Members entitled to notice of or to vote at any meeting of Common Holders or any class of Members or any adjournment thereof, or entitled to receive a payment of any kind, or in order to make a determination of Members for any other proper purpose, the Board of Managers may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than seventy calendar days prior to the date on which the particular meeting or action requiring such determination of Common Holders is to be held or taken. If no record date is fixed by the Board of Managers, the date on which notices of the meetings are mailed or the date on which the resolution of the Board of Managers declaring such Distribution is adopted, as the case may be, shall be the record date. When a determination of the Common Holders has been made as provided in this Section 7.9, such determination shall apply to any adjournment thereof unless the Board of Managers fixes a new record date, which it shall do if the meeting is adjourned to a date more than one hundred twenty calendar days after the date originally fixed.

     Section 7.10 Certain Matters Requiring Approval of the Majority Holders (including at Least Two Common Holders).

     (a) Subject to Section 2.8, notwithstanding any other provision of this Agreement, the Company and the Board of Managers shall not, and shall take all action possible to ensure that each Subsidiary of the Company shall not, engage in any of the following transactions without the prior approval of the Majority Holders (including at least two Common Holders):

     (i) any amendment to the organizational documents of (A) the Company, including the Certificate of Formation and this Agreement, or (B) any of the Material Subsidiaries if, in either case, such amendment could reasonably be expected to significantly and adversely impact (taking into account any reasonably expected Tax Distributions, based on prior Tax Distributions or otherwise) any Member (including any Member’s rights under this Agreement), the Company or such Material Subsidiary, other than any amendment, but only to the extent necessary, to implement the issuance of (i)

Permitted Additional Membership Interests, or (ii) additional series of Class C Membership Interests;

     (ii) the redemption, purchase or other acquisition, directly or indirectly, of any Membership Interests or other Equity Securities of the Company, other than (A) those Membership Interests or other Equity Securities of the Company held by any current or former officer, manager, director, consultant or employee of the Company or any of its Subsidiaries or, to the extent applicable, their respective estates, spouses, former spouses or family members, in each case pursuant to any equity subscription agreement, option agreement, members’ agreement or similar agreement or benefit of any kind, (B) redemptions, purchases or other acquisitions that are made pro rata among the Members holding a particular class of Membership Interests or other Equity Securities, in each case, to the extent that (1) no Rating Agency has communicated to the Company, after inquiry, that such proposed redemption, purchase or other acquisition is reasonably likely to result in a Credit Downgrade or (2) such proposed redemption, purchase or other acquisition will not result in a reduction of the equity capital of the Company (as determined by the Board of Managers) below the Required Capital Amount, unless approved by a majority of the Independent Managers and (C) redemptions, purchases or other acquisitions contemplated by Section 3.1(b);

     (iii) the payment or other issuance of any Distribution on any class of Membership Interests that is not pro-rata among all holders of such class of Membership Interests, other than Tax Distributions, to the extent such Tax Distributions are required by the President’s Designee or the Independent Manager, as applicable, under Section 5.1(e)(ii)(B) to be non-pro-rata;

     (iv) (a) the declaration of a Bankruptcy (or acquiescence with respect thereto), of the Company or any Material Subsidiary, or the dissolution, liquidation, recapitalization or reorganization in any form of transaction, of the Company;

     (b) any dissolution, liquidation, recapitalization or reorganization in any form of transaction of any of the Company’s Material Subsidiaries that could reasonably be expected to significantly and adversely impact (taking into account any reasonably expected Tax Distributions, based on prior Tax Distributions or otherwise) any Member either directly or indirectly (including any Member’s rights under this Agreement);

     (v) authorize or issue any debt securities or any Equity Securities of the Company that (A) rank senior to the Common Membership Interests with respect to distributions from Available Cash or upon a sale or liquidation of the Company and (B) in the case of any such debt securities, are accorded the same equity treatment by the Ratings Agencies as the Common Membership Interests at the time of the authorization or issuance thereof, provided, however, that any such authorization or issuance required by an order of the Federal Reserve Board shall not require such approval;

(vi) any transaction that results in a Company Sale;

     (vii) any merger or consolidation involving the Company or any Subsidiary that, if the Company were a Delaware corporation, would require the approval of the holders of common stock of such Delaware corporation under the General Corporation Law of the State of Delaware;

     (viii) any change of the Independent Auditor, unless such replacement Independent Auditor is a “Big Four” accounting firm;

     (ix) any change in the Company’s Fiscal Year; and

     (x) the taking of any other act, or the consummation of any other transaction, involving the Company or any Subsidiary, that (A) if the Company were a Delaware corporation, the taking of such act or the consummation of such transaction would require the approval of the holders of common stock of such Delaware corporation under the General Corporation Law of the State of Delaware or (B) the taking of such act or the consummation of such transaction by a corporation with its common stock listed on the New York Stock Exchange would require the approval of the holders of common stock of such corporation under the rules of the New York Stock Exchange.

     (b) The Members hereby acknowledge and agree that the determination of the Common Holders as to whether to consent to any of the actions described in this Section 7.10, shall be entitled to be made in the sole discretion of the Common Holders, acting in their own best interests.

     (c) The Company shall not engage in any DTL Transaction without the prior approval of the Majority Holders (including at least two Common Holders) unless the Board of Managers has unconditionally approved, and a majority of the Independent Managers have previously approved Tax Distributions for all Common Holders under Section 5.1(e)(ii)(A)(1) in connection with items of income or gain from such DTL Transaction.

     (d) Subject to Section 2.8, notwithstanding any other provision of this Agreement, the Company and the Board of Managers shall not, and shall take all action possible to ensure that each Subsidiary of the Company shall not, engage in any of the following transactions without the prior approval of the Majority Holders (including at least two Common Holders) and at least a majority of the Independent Managers:

     (i) the declaration of a Bankruptcy (or acquiescence with respect thereto), dissolution (to the fullest extent permitted by Law), liquidation, recapitalization or reorganization in any form of transaction, in each case of the Company or any of its Material Subsidiaries;

     (ii) the entering into, amendment or other modification of any transaction (other than any intercompany transaction) with any Affiliate, Member (other than the Class E Preferred Holder) or any of their Affiliates or any Senior Executive Officer (other than, in the case of any Senior Executive Officer, any agreement or arrangement entered into with such Person in connection with and relating to such Person’s employment with the Company or any of its Subsidiaries, including compensation arrangements), if the value of the consideration provided by the Company and/or any of its Subsidiaries to any such Affiliate, Member or any of their Affiliates or any Senior Executive Officer involves in excess of $5 million or, if there is no monetary consideration paid or quantifiable value exchanged, if the agreement is otherwise material to the Company and/or any of its Subsidiaries (and in any event any amendment or other modification to any agreement set forth on Exhibit G), unless at least a majority of the Independent Managers determines that such transaction is entered into in the Ordinary Course of Business and is on terms no less favorable to the Company or its Subsidiaries, as applicable, than those that would have been obtained in a comparable transaction by the Company or such Subsidiary, as applicable, with a Person that is not an Affiliate; and

     (iii) the incurrence by the Company and its Subsidiaries of Indebtedness (other than intercompany Indebtedness) to the extent that any Rating Agency has communicated to the Company, after inquiry, that such proposed incurrence of Indebtedness is reasonably likely to result in a Credit Downgrade.

     Section 7.11 Certain Matters Requiring Special Approval of the Majority GM Preferred Holders.

     (a) Subject to Section 2.8, but notwithstanding any other provision of this Agreement, the Company and the Board of Managers shall not engage in any of the following transactions without the prior written consent of the Majority GM Preferred Holders:

     (i) alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of this Agreement if such action would amend, alter or affect the powers, preferences or rights of, or limitations relating to, the GM Preferred Membership Interests in any manner materially adverse to the holders of GM Preferred Membership Interests, including any change to Section 5.1(a);

     (ii) authorize or issue any Equity Securities or debt securities of the Company that (A) rank senior to the GM Preferred Membership Interests with respect to distributions from Available Cash or upon a sale or liquidation of the Company and (B) in the case of any such debt securities are accorded the same equity treatment by the Ratings Agencies as the GM Preferred Membership Interests at the time of the authorization or issuance thereof; and

     (iii) to the extent that the Company has failed to make Distributions of the GM Preferred Accrued Distribution Amount with respect to the immediately preceding Fiscal Quarter, the redemption, purchase or other acquisition, directly or indirectly, of any Common Membership Interests, Class C Membership Interests or other Equity Securities of the Company in any Fiscal Quarter, other than (A) those Membership Interests or other Equity Securities of the Company or Management Company held by any current or former officer, manager, director, consultant or employee of the Company or any of its Subsidiaries (other than the Class E Preferred Membership Interests) or, to the extent applicable, their respective estates, spouses, former spouses or family members, in each case pursuant to any equity subscription agreement, option agreement, members’ agreement or similar agreement or benefit of any kind, and (B) GM Preferred Membership Interests in accordance with the terms hereof.

     (b) The Members hereby acknowledge and agree that the determination of the Majority GM Preferred Holders as to whether to consent to any of the actions described in this Section 7.11 shall be entitled to be made in the sole discretion of the Majority GM Preferred Holders acting in their own best interests.

     (c) The provisions of this Section 7.11 shall terminate upon the earlier to occur of (i) the redemption of all GM Preferred Membership Interests pursuant to Section 12.4 or (ii) such time as the Unreturned GM Preferred Capital Amount in respect of all outstanding GM Preferred Membership Interests is equal to zero.

     Section 7.12 Certain Matters Requiring Special Approval of the Class E Preferred Holder.

     (a) Notwithstanding any other provision of this Agreement, the Company and the Board of Managers shall not engage in any of the following transactions (other than pursuant to a Company Conversion) without the prior written consent of the Class E Preferred Holder:

     (i) alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of this Agreement if such action would amend, alter or affect the powers, preferences or rights of, or limitations relating to, the Class E Preferred Membership Interests in any manner materially adverse to the holders of Blocker Preferred, including, the creation of, increase in the authorized number of, or issuance of, any membership interests that rank senior to the Class E Preferred Membership Interests as to distribution rights or rights upon a Company Sale or a liquidation, winding-up or dissolution; and

     (ii) redeem any Class E Preferred Membership Interests until such time as the Capital Account balance attributable to the Class E Preferred Membership Interests is equal to at least the sum of the Class E Preferred Reference Amount and the Class E Preferred Accrued Distribution Amount.

     For the avoidance of doubt, notwithstanding the foregoing, the authorization of, the increase in the authorized amount of, or the issuance of any Junior Membership Interests or Parity Membership Interests will not require the consent of the Class E Preferred Holder, and will not be deemed to adversely affect the powers, preferences or right of the holders of Blocker Preferred.

     (b) The provisions of this Section 7.12 shall terminate upon the redemption of all Class E Preferred Membership Interests pursuant to Section 12.5.

     Section 7.13 Removal or Resignation of Members. A Member may not (a) be removed as a Member of the Company without such Member’s prior written consent or (b) resign from the Company without the consent of the Board of Managers, unless otherwise provided in this Agreement. In accordance with Section 18-702 of the Act, a Member ceases to be a Member upon assignment (in accordance with the terms of this Agreement and the Act) of all of such Member’s Membership Interests to third Persons.

     Section 7.14 Liability of Members.

     (a) Except as otherwise required by Law or as expressly set forth in this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third Person. Except as required by the Act, each Member shall be liable only to make such Member’s Capital Contribution to the Company, if applicable, and the other payments provided for expressly herein.

     (b) Under the Act, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no Distribution to any Member pursuant to Article V or Article X shall be deemed to constitute money or other property paid or distributed in violation of the Act, and the Members agree that each such Distribution shall constitute a compromise of the Members within the meaning of Section 18-502(b) of the Act, and, to the fullest extent permitted by Law, the Member receiving such Distribution shall not be required to return to any Person any such money or property, except as otherwise expressly set forth herein. If, however, any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of the other Members, and, when funded, shall constitute a Capital Contribution by such Member.

ARTICLE VIII
BOARD OF MANAGERS; OFFICERS

     Section 8.1 Establishment of Board of Managers. There is hereby established a committee of Member representatives (the “Board of Managers”) comprised of natural Persons (the “Managers”) having the authority and duties set forth in this Agreement. The size of the Board of Managers shall initially be seven and shall be adjusted from time to time as set forth in the Governance Agreement. Except as set forth in the Governance Agreement, the Managers shall be elected at the annual meeting of the Common Holders by a vote of the Majority Holders. Each Manager elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as provided in the Governance Agreement or this Article VIII.

     Section 8.2 General Powers of the Board of Managers. The property, affairs and business of the Company shall be managed by or under the direction of the Board of Managers, except as otherwise expressly provided in this Agreement. In addition to the powers and authority expressly conferred on it by this Agreement, the Board of Managers may exercise all such powers of the Company and do all such lawful acts and things as are permitted by the Act and the Certificate of Formation. Each Manager shall be a “manager” (as such term is defined in the Act) of the Company but, notwithstanding the foregoing, no Manager shall have any rights or powers beyond the rights and powers granted to such Manager in this Agreement. Except as such power is delegated pursuant to Section 8.14, no Manager acting alone, or with any other Managers, shall have the power to act for or on behalf of, or to bind the Company.

     Section 8.3 Composition of the Board of Managers; Removal of Managers for Cause.

     (a) While the Governance Agreement is in effect, the composition of the Board of Managers and the rights of Members to appoint observers to the Board of Managers, shall be determined as provided by and in accordance with the terms of the Governance Agreement.

     (b) Following any termination of the Governance Agreement in accordance with its terms, a Manager or the Board of Managers may be removed for Cause by a vote of the Majority Holders.

     (c) Any vacancy occurring in the Board of Managers shall be filled as provided in the Governance Agreement.

     (d) Any Manager may resign at any time by giving written notice to the members of the Board of Managers and the Chief Executive Officer or the Secretary. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     Section 8.4 Meetings.

     (a) Regular meetings of the Board of Managers may be held in Detroit, Michigan, New York, New York or at such other place, within or without the State of Delaware, as shall from time to time be determined by the Board of Managers, but in no event less than (i) four times during any twelve-month period and (ii) once during any three-month period. Special meetings of the Board of Managers may be called by or at the request of the Chief Executive Officer, and in any event shall be called by the Chief Executive Officer upon the written request of any Manager. Special meeting notices shall state the purposes of the proposed meeting. Subject to the requirements of Section 2(c) of the Governance Agreement, any observer to the Board of Managers appointed pursuant to and in accordance with the terms of the Governance Agreement shall have the right to attend all meetings of the Board of Managers and all committees thereof and receive all information provided to the members of the Board of Managers in advance of each such meeting in the same manner and at the same time as the members of the Board of Managers or such committee.

     (b) Any Manager or any member of a committee of the Board of Managers who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such Manager attends for the express purpose of objecting or abstaining at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such Manager shall be conclusively presumed to have assented to any action taken unless his or her dissent or abstention shall be entered in the minutes of the meeting or unless his or her written dissent or abstention to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the Secretary immediately after the adjournment of the meeting. Such right to dissent or abstain shall not apply to any Manager who voted in favor of such action.

     Section 8.5 Notice of Meetings. Written notice stating the place, day and time of every meeting of the Board of Managers and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed not less than five nor more than thirty calendar days before the date of the meeting (or if sent by facsimile or email, not less than three Business Days before the date of the meeting), in each case to each Manager and if applicable, observer, at his or her notice address maintained in the records of the Company by the Secretary. Such further notice shall be given as may be required by Law, but meetings may be held without notice if all the Managers entitled to vote at the meeting are present in person or by telephone or represented by proxy or if notice is waived in writing by those not present, either before or after the meeting.

     Section 8.6 Quorum. Unless otherwise provided by Law or this Agreement, the presence of Managers constituting a majority of the voting authority of the whole Board of Managers shall be necessary to constitute a quorum for the transaction of business; provided, that the presence of at least two Independent Managers shall be required for a quorum to exist. If such quorum is not present within sixty minutes after the time appointed for such meeting, such meeting shall be adjourned and the President or acting Chairman shall reschedule the meeting to be held not fewer than two nor more than ten Business Days thereafter. If such meeting is rescheduled two consecutive times, then those Managers who are present or represented by proxy at the second such rescheduled meeting shall constitute a valid quorum for all purposes hereunder; provided that written notice of any rescheduled meeting shall have been delivered to all Managers at least two Business Days prior to the date of such rescheduled meeting. Each Manager may designate by proxy any other Manager to attend and act on behalf of the Manager (including voting on all matters brought before the Board of Managers) at a meeting of the Board of Managers, a copy of which proxy shall be delivered to each other Manager at or prior to the meeting. Notwithstanding any provision to the contrary contained herein, interested Managers may be counted in determining the presence of a quorum at a meeting of the Board of Managers or of a committee that authorizes any interested party contract or transaction.

     Section 8.7 Voting. Each Manager shall be entitled to cast one vote with respect to each matter brought before the Board of Managers (or any committee of the Board of Managers of which such Manager is a member) for approval. Except as otherwise provided by this Agreement, the Act, other Law or the Certificate of Formation, all policies and other matters to be determined by the Managers shall be determined by a majority vote of the members of the Board of Managers present at a meeting at which a quorum is present.

     Section 8.8 Action Without a Meeting; Telephonic Meetings.

     (a) On any matter requiring an approval or consent of Managers under this Agreement or the Act, the Managers may take such action without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Managers.

     (b) Managers may participate in meetings of the Board of Managers by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. Participation in a telephonic meeting pursuant to this Section 8.8(b) shall constitute presence at such meeting and shall constitute a waiver of any deficiency of notice.

     Section 8.9 Reserved.

     Section 8.10 Reserved.

     Section 8.11 Reserved.

     Section 8.12 Compensation of Managers; Expense Reimbursement.  Managers that are also Officers of the Company or employees of any of the Members or their Affiliates shall not receive any stated fee for services in their capacity as Managers; provided, however, that nothing herein contained shall be construed to preclude any Manager from serving the Company or any Subsidiary in any other capacity and receiving compensation therefor. Managers that are not also Officers of the Company or employees of any of the Members or their Affiliates may receive a stated salary for their services as Managers, in each case as determined from time to time by the Board of Managers. Managers shall be reimbursed by the Company for any reasonable out-of-pocket expenses related to attendance at each regular or special meeting of the Board of Managers subject to the Company’s requirements with respect to reporting and documentation of such expenses.

     Section 8.13 Committees of the Board of Managers.

     (a) The Board of Managers may by resolution designate one or more committees, each of which shall be comprised of two or more Managers, and may designate one or more of the Managers as alternate members of any committee, who may, subject to any limitations imposed by the Board of Managers, replace absent or disqualified Managers at any meeting of that committee. At least one Independent Manager shall serve on each committee of the Board of Managers. Subject to Section 7.10(d), any decisions to be made by a committee of the Board of Managers shall require the approval of a majority of the votes of such committee of the Board of Managers. To the extent not prohibited by Law or stock exchange listing requirement, any Manager or observer appointed pursuant to the Governance Agreement may attend the meetings of any committee of the Board of Managers on which he or she does not serve, as a non-voting observer.

     (b) Any committee of the Board of Managers, to the extent provided in any resolution of the Board of Managers, shall have and may exercise all of the authority of the Board of Managers, subject to the limitations set forth in Section 8.13(c) or in the establishment of such committee. Any committee members may be removed, or any authority granted thereto may be revoked, at any time for any reason by a majority of the Board of Managers subject to the limits on designation of replacement provided above and subject to the limitations in designation for removal from the Board of Managers set out in the Governance Agreement. Each committee of Managers may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided in this Agreement or by a resolution of the Board of Managers designating such committee.

     (c) No committee of the Board of Managers shall have the authority of the Board of Managers with respect to any matters (i) subject to the approval rights set forth in Section 7.10, or (ii) otherwise subject to the approval rights of the Common Holders or the Independent Managers.

     (d) There is hereby established an audit committee of the Board of Managers (the “Audit Committee”) initially comprised of three Independent Managers consisting of the Independent Managers; provided, however, that if any of the Independent Managers is prohibited from serving on the Audit Committee by any Law or stock exchange listing requirement, then the Audit Committee may be comprised of fewer than three Independent Managers during the period of such prohibition, but in no event less than two Independent Managers. The chairman of the Audit Committee shall be elected by the Board of Managers. The Audit Committee shall have and may exercise the powers, authority and responsibilities that are normally appropriate for the functions of an audit committee. The Audit Committee shall report its actions, findings and reports to the Board of Managers on a regular basis.

     (e) There is hereby established the compensation committee of the Board of Managers (the “Compensation Committee”) initially comprised of three Managers at least one of which shall be an Independent Manager and none of which may be Officers or employees of the Company. The Compensation Committee shall be responsible for matters related to executive compensation and all other equity-based incentive compensation plans of the Company. The Compensation Committee shall determine the compensation of (i) employees of the Company who are Managers of the Company and (ii) upon the recommendation of the Chief Executive Officer, all Officers or any other employee of the Company who occupies such other position as may be designated by the Compensation Committee from time to time. The Compensation Committee shall review the compensation of any director, manager, officer or other employee of any Subsidiary of the Company as may be designated by the Compensation Committee from time to time to determine if it has any objection to such compensation. The Compensation Committee shall have and may exercise the powers and authority granted to it by any incentive compensation plan for employees of the Company.

     Section 8.14 Delegation of Authority. The Board of Managers may, from time to time (acting in any applicable case with any required consent under this Agreement), delegate to any Person (including any Member, Officer or Manager) such authority and powers to act on behalf of the Company as it shall deem advisable in its discretion, except with respect to any matters (a) subject to the approval rights set forth in Section 7.10, and (b) otherwise subject to the approval rights of the Common Holders or the Independent Managers. Any delegation pursuant to this Section 8.14 may be revoked at any time and for any reason or no reason by the Board of Managers.

     Section 8.15 Officers.

     (a) The officers of the Company (the “Officers”) shall consist of a Chief Executive Officer, a Chief Financial Officer, one or more Presidents, a Secretary and such other Officers as may be appointed in accordance with the terms of this Agreement. One Person may hold, and perform the duties of, any two or more of such offices.

     (b) All Officers shall be appointed by a majority of the members of the Board of Managers. Any Officer may be removed, with or without cause, at any time by the Board of Managers.

     (c) No Officer shall have any rights or powers beyond the rights and powers granted to such Officers in this Agreement or by action of the Board of Managers. The Chief Executive Officer, Presidents, Chief Financial Officer and Secretary shall have the following duties and responsibilities:

     (i) Chief Executive Officer. The Chief Executive Officer of the Company (the “Chief Executive Officer”) shall be a member of the Board of Managers and shall also perform such duties as may be assigned to them from time to time by the Board of Managers. Subject to the direction of the Board of Managers, he or she shall have, and exercise, direct charge of, and general supervision over, the business and affairs of the Company. He or she shall from time to time report to the Board of Managers all matters within his or her knowledge that the interest of the Company may require to be brought to its notice, and shall also have such other powers and perform such other duties as may be specifically assigned to him or her from time to time by the Board of Managers. The Chief Executive Officer shall see that all resolutions and orders of the Board of Managers are carried into effect, and in connection with the foregoing, shall be authorized to delegate to any President and the other Officers such of his or her powers and such of his or her duties as the Board of Managers may deem to be advisable.

     (ii) Presidents. The Presidents of the Company (each a “President”) shall perform such duties as may be assigned to them from time to time by the Board of Managers or as may be designated by the Chief Executive Officer. Each President shall have the right, subject to the approval of the Board of Managers pursuant to Section 8.15(b) and following consultation with the Chief Executive Officer, to nominate the Officers who will report to such President or to any Person to whom such President delegates his or her authority.

     (iii) Chief Financial Officer. The Chief Financial Officer of the Company (the “Chief Financial Officer”) shall have the custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all monies and other valuable effects in the name and to the credit of the Company, in such depositories as may be designated by the Board of Managers or by any Officer authorized by the Board of Managers to make such designation. The Chief Financial Officer shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office and shall perform such other duties as may be specifically assigned to him or her from time to time by the Board of Managers or the Chief Executive Officer. The Chief Financial Officer shall have the right, subject to the approval of the Board of Managers pursuant to Section 8.15(b) and following consultation with the Chief Executive Officer, to nominate the Officers who will report to him or her or to any Person to whom the Chief Financial Officer delegates his or her authority.

     (iv) Secretary. The Secretary of the Company (the “Secretary”) shall attend all meetings of the Members and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for any committee when required. He or she shall give, or cause to be given, notice of all meetings of the Members and, when necessary, of the Board of Managers. The Secretary shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office, and he or she shall perform such other duties as may be assigned to him or her from time to time by the Board of Managers or the Chief Executive Officer. To the greatest extent possible, the Secretary shall vote, or cause to be voted, all of the Equity Securities of any Subsidiary of the Company as directed by the Board of Managers.

     Section 8.16 Standard of Care; Fiduciary Duties; Liability of Managers and Officers.

     (a) Any Member, Manager or Officer, in the performance of such Member’s, Manager’s or Officer’s duties, shall be entitled to rely in good faith on the provisions of this Agreement and on opinions, reports or statements (including financial statements, books of account any other financial information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company and its Subsidiaries) of the following other Persons or groups: (i) one or more Officers or employees of such Member or the Company or any of its Subsidiaries, (ii) any legal counsel, certified public accountants or other Person employed or engaged by such Member, the Board of Managers or the Company or any of its Subsidiaries, or (iii) any other Person who has been selected with reasonable care by or on behalf of such Member, Manager, Officer or the Company or any of its Subsidiaries, in each case as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

     (b) On any matter involving a conflict of interest not provided for in this Agreement, each Manager and Officer shall be guided by its reasonable judgment as to the best interests of the Company and its Subsidiaries and shall take such actions as are determined by such Person to be necessary or appropriate to ameliorate such conflict of interest.

     (c) The Managers and the Officers, in the performance of their duties as such, shall owe to the Company and its Members duties of loyalty and due care of the type owed under Law by directors and officers of a business corporation incorporated under the Delaware General Corporation Law of the State of Delaware.

     (d) Except as required by the Act, no individual who is a Manager or an Officer, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise solely by reason of being a Manager or an Officer or any combination of the foregoing.

     (e) No Manager or Officer shall be liable to the Company or any Member for any act or omission (including any breach of duty (fiduciary or otherwise)), including any mistake of fact or error in judgment taken, suffered or made by such Person if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and which act or omission was within the scope of authority granted to such Person; provided that such act or omission did not constitute fraud, willful misconduct, bad faith or gross negligence in the conduct of such Person’s office.

     (f) No Manager shall be liable to the Company or any Member for monetary damages for breach of fiduciary duty as a Manager; provided that the foregoing shall not eliminate or limit the liability of a Manager: (i) for any breach of such Manager’s duty of loyalty to the Company or its Members; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of Law; or (iii) for any transaction from which such Manager derived an improper personal benefit.

ARTICLE IX
TRANSFER OF MEMBERSHIP INTERESTS; SUBSTITUTED MEMBERS

     Section 9.1 Limitations on Transfer of Membership Interests. (a) From and after December 31, 2008, the Class E Preferred Holder, and from and after April 15, 2009, the Class C Holders, agree that they shall not be permitted to Transfer any Class E Preferred Membership Interest or any Class C Interest, respectively, except with prior written consent of the Board of Managers of the Company (other than pursuant to a Company Conversion).

     (b) Except in the case of (i) Transfers relating to (A) the Blocker Corp BHC Restructuring Transactions, (B) a Section 2.8 Conversion; (ii) Transfers by the Treasury Preferred Holder; or (iii) Transfers by the Class F Preferred Holder, no Transfer of any Membership Interests to an Affiliate may take place without the consent of the Majority Holders (including at least two Common Holders) if such Transfer would result in the termination of the Company within the meaning of Section 708 of the Code and such termination would have a material adverse effect on the Company or any Member.

     Section 9.2 Void Transfers. To the greatest extent permitted by the Act and other Law, any Transfer by any Member of any Membership Interests or other interest in the Company in contravention of this Agreement shall be void and ineffective and shall not bind or be recognized by the Company or any other Person. In the event of any Transfer in contravention of this Agreement, to the greatest extent permitted by the Act and other Law, the purported Transferee shall have no right to any profits, losses or Distributions of the Company or any other rights of a Member.

     Section 9.3 Substituted Member. Except as provided below, each Person to whom any Membership Interest is Transferred in accordance with the provisions of this Article IX shall agree in writing to be bound by the provisions of this Agreement as a holder of such

Membership Interests. Upon such agreement, such Person shall become a Substituted Member entitled to all the rights of a Member with respect to such Membership Interest, and the Schedule of Members shall be amended to reflect the name, notice address, Membership Interests and Company Interests of such Substituted Member and to eliminate the name and notice address of and other information relating to the Transferee with regard to the Transferred Membership Interests. The requirement set forth above to agree in writing to be bound by the provisions of this Agreement shall not apply in connection with (a) any Transfer by FIM or any Affiliate to any direct or indirect Transferee effected in connection with FIM’s or such Affiliate’s compliance with the BHC Act and (b) any Transfer consummated on or prior to the Effective Date, provided, however that if such Transferee does not so agree in writing, such Transferee shall nonetheless be bound by all of the terms and conditions of this Agreement in accordance with Section 18-101 of the Act as if such transferee had executed such agreement or other documents or instruments.

     Section 9.4 Effect of Transfer. Following a Transfer of any Membership Interests that is permitted under this Article IX, the Transferee of such Membership Interests shall be treated as having made all of the Capital Contributions in respect of, and received all of the Distributions received in respect of, such Membership Interests, and shall receive allocations and Distributions under Article V and Article X in respect of such Membership Interests as if such Transferee were a Member.

     Section 9.5 Tax Related Transfer Restrictions.

     (a) Notwithstanding any other provisions of this Article IX, no Transfer of Membership Interests subject to this Article IX may be made unless in the opinion of counsel (who may be counsel for the Company), reasonably satisfactory in form and substance to the Board of Managers and counsel for the Company (which opinion requirement may be waived, in whole or in part, at the discretion of the Board of Managers), such Transfer would not cause the Company (for so long as it is a limited liability company) to be treated as a publicly traded partnership for United States federal tax purposes. The requirements of this paragraph (a) shall not apply in connection with (i) any Transfer by FIM, GM Holdco or GM Preferred Holdco effected on or prior to the Effective Date, in connection with the Company’s conversion into a Bank Holding Company under the BHC Act, (ii) any Transfer by the Treasury of the Treasury Preferred after December 29, 2009, or (iii) any Transfer by the Treasury of the Class F Preferred or Common Membership Interests underlying the Class F Preferred, provided that on or prior to December 29, 2009, the Treasury shall use its best efforts not to Transfer any Class F Preferred or Common Membership Interests underlying the Class F Preferred, prior to a Company Conversion or the listing of the Company’s membership interests on a national securities exchange, if such Transfer would be in violation of Section 9.5 of this Agreement, and in furtherance thereof, shall use its best efforts to qualify any such Transfer of Class F Preferred or Common Membership Interests underlying the Class F Preferred within the exception in Treasury Regulation Section 1.7704 -1(e)(1)(vi) for block transfers (as defined in Treasury Regulation Section 1.7704 -1(e)(2)).

     (b) No Transfer of a Membership Interest (or beneficial interest therein) shall be effective, and neither the Company nor the Tax Matters Member shall recognize any such Transfer: (i) (except in the case of a Transfer pursuant to a Company Conversion) unless the Transferee represents and agrees in a certification acceptable to the Company and the Tax

Matters Member that either (A) it is not, for United States federal tax purposes, a partnership, a trust, an estate or a “S corporation” (as defined in the Code; each a “Pass-through Entity”) or (B) it is, for United States federal tax purposes, a Pass-through Entity, but after giving effect to such purchase of Membership Interests either (1) less than fifty percent (50%) of the aggregate value of the Pass-through Entity’s assets will consist of Membership Interests, and no principal purpose in using a Pass-through Entity to purchase the Membership Interests is to permit the Company to have more than one hundred “partners” within the meaning of Treasury Regulations Section 1.7704 -1(h)(1)(ii) or (2) it will be treated as one partner in the Company for purposes of Treasury Regulations Section 1.7704 -1(h); and (ii) (except in the case of a Transfer pursuant to a Company Conversion) if, as a result of such Transfer, the Membership Interests would be owned by more than ninety-nine Persons as determined by the Company in accordance with Treasury Regulations Section 1.7704 -1(h) or, if, as a result of such Transfer, the Company would otherwise be treated as a publicly traded partnership for United States federal tax purposes.

     (c) Management Company represents and warrants to the other Members that, as of the Effective Date, it constitutes not more than one “partner” within the meaning of Treasury Regulations Section 1.7704 -1(h)(1)(ii). No Member shall Transfer, nor shall permit any of its direct or indirect equityholders to Transfer, directly or indirectly, any Membership Interest if such Transfer would result in the Company having more than 100 “partners” within the meaning of Treasury Regulations Section 1.7704 -1(h)(1)(ii). None of FIM, Management Company, GM Preferred Holdco or GM Holdco has Transferred or shall Transfer, nor has permitted or shall permit any Transferee or any of their direct or indirect equityholders to Transfer, directly or indirectly, any Membership Interests if such Transfer would have resulted or would result in (i) FIM and its Transferees (and their respective Transferees) collectively constituting more than seventy four “partners” within the meaning of Treasury Regulations Section 1.7704 -1(h)(1)(ii), (ii) Management Company and its Transferees (and their respective Transferees) collectively constituting more than one “partner” within the meaning of Treasury Regulations Section 1.7704 -1(h)(1)(ii) or (iii) GM Preferred Holdco, GM Holdco, Blocker Sub, the Treasury Preferred Holder, the Class F Preferred Holders and their respective Transferees (and their respective Transferees) collectively constituting more than twenty five “partners” within the meaning of Treasury Regulations Section 1.7704 -1(h)(1)(ii).

     (d) Each Member agrees that the Transfer restrictions set forth in this Agreement may not be avoided by Transferring interests in any Person who directly or indirectly holds Membership Interests in the Company.

     (e) This Section 9.5 shall terminate and be of no further force and effect after the Company becomes taxable as a “C” corporation for U.S. federal income tax purposes.

     Section 9.6 Effective Date. Any Transfer and any related admission of a Person as a Member in compliance with this Article IX shall be deemed effective on such date that the Transferee complies with the requirements of this Agreement.

     Section 9.7 Acceptance of Prior Acts. A Transferee of the Membership Interest of a Member who is admitted to the Company in place and stead of a Member accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it was admitted to the Company and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to such date and which are in force and effect on such date.

     Section 9.8 Transfer of Certain Membership Interests by GM to the U.S. Treasury. Notwithstanding anything to the contrary in this Agreement, the terms of this Article IX and the other provisions of this Agreement that operate as restrictions or limitations on Transfers of Membership Interests (including Section 7.10) or that give non-transferring Members rights in connection with Transfers of Membership Interests, other than the publicly traded partnership limitations contained in Section 9.5, shall not apply to any Transfer of Membership Interests by GM or any of its Affiliates, the GM Trust or the Treasury Trust to the U.S. Department of the Treasury or its designee (including any trust or trustee), and GM and its Affiliates, the GM Trust and the Treasury Trust shall be permitted to Transfer any such Membership Interests to the U.S. Department of the Treasury or such designee; provided, however, that if the Transferee of any such Membership Interests is not then a Member, GM or its Affiliates, the GM Trust, or the Treasury Trust, as applicable, shall use its reasonable best efforts to cause such Transferee to furnish to the Board of Managers (a) a joinder agreement pursuant to which such Transferee agrees to be bound by the terms and conditions of this Agreement and (b) such other documents or instruments as may be necessary or appropriate to effect such Transferee’s admission as a Member, which joinder agreement, documents and instruments shall be in form and substance reasonably satisfactory to the Board of Managers; provided, further, however, that if such Transferee does not furnish any such joinder agreement or other documents or instruments, such Transferee shall nonetheless be bound by all of the terms and conditions of this Agreement in accordance with Section 18-101 of the Act as if such Transferee had executed such agreement or other documents or instruments.

ARTICLE X
DISSOLUTION

     Section 10.1 In General. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (a) the approval of the Majority Holders (including at least two Common Holders); (b) at any time there are no Members of the Company unless the Company is continued in accordance with the Act; or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

     Section 10.2 Liquidation and Termination. On the dissolution of the Company, the Board of Managers shall act as liquidator or (in its sole discretion) may appoint one or more representatives, Members or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company with all of the power and authority of the Board of Managers. The Company intends to comply with the “substantial economic effect” safe harbor contained in Treasury Regulations under Code Section 704(b) such that, upon the Company’s liquidation, distributions to the Members are required to be made in accordance with Capital Account balances (as determined after making the allocations described in Section 10.2(c) below and Article VI). The steps to be accomplished by the liquidators are as follows:

     (a) the liquidators shall pay, satisfy or discharge from the Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine);

     (b) after payment or provision for payment of all of the Company’s liabilities has been made in accordance with Section 10.2(a), all remaining assets of the Company shall be distributed to the Members, subject to the Act, first to the Class E Preferred Membership Interests, the Treasury Preferred, the Class F Preferred Membership Interests and the GM Preferred Membership Interests, in accordance with the Members’ Capital Account balances (determined after taking into account all allocations of Tax Book Profit and Tax Book Loss and items of income, gain, loss or deduction made pursuant to Article VI), and then any remaining amounts shall be distributed in accordance with clauses (iii) and (iv) of the definition of Targeted Residual Distribution. For the avoidance of doubt:

     (i) no Junior Membership Interests will receive any amounts upon a liquidation or dissolution of the Company unless and until Blocker Sub receives, in respect of the Class E Preferred Membership Interests, an amount at least equal to the Class E Preferred Reference Amount (except that Junior Membership Interests may receive stock in the corporation resulting from a Company Conversion);

     (ii) if, upon the Company’s liquidation (other than pursuant to a Company Conversion), the amounts distributed with respect to the Class E Preferred Membership Interests and all Parity Membership Interests are not paid in full, Distributions in respect of the Class E Preferred Membership Interests and all Parity Membership Interests shall be made equally and ratably in proportion to the respective Capital Accounts attributable thereto; and

     (iii) any payments (but not distributions of stock of the corporation resulting from a Company Conversion) made upon liquidation or dissolution of the Company (other than an involuntary liquidation, winding-up, dissolution of other similar involuntary procedure) in respect of Class E Preferred Membership Interests and Parity Membership Interests shall be made on a pro-rata basis based on the aggregate reference amounts of the Class E Preferred Membership Interests and such Parity Membership Interests;

     (c) any non-cash assets will first be written up or down to their Fair Market Value, thus creating gain or loss (if any), which resulting gain or loss shall be allocated to the Members’ Capital Accounts in accordance with Article VI, the requirements of Treasury Regulations Section 1.704 -1(b) and other applicable provisions of the Code. In making such distributions, the liquidators shall allocate each type of asset (e.g., cash or cash equivalents, securities or other property) among the Members ratably based upon the aggregate amounts to be distributed with respect to the Membership Interests held by each such Member; provided, for the avoidance of doubt, that distributions with respect to the Class E Preferred Membership Interests shall be payable only in cash (except for distributions pursuant to a Company

Conversion or, where no distributions are made with respect to any Junior Membership Interest, a liquidation of the Company).

     Section 10.3 Complete Distribution. The distribution to a Member in accordance with the provisions of Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act. If a Member returns funds to the Company and such funds exceed such Member’s pro rata share of all funds required to be returned to the Company, then such Member shall have a claim against the other Members for an amount equal to such excess. Each other Member shall be liable for a pro rata portion of such excess equal to the amount such Member would have paid had the amount paid by the Member seeking recovery been recovered from all Members pro rata based on the relative amount of funds to be returned by each such Member.

     Section 10.4 Filing of Certificate of Cancellation. Immediately following the completion of the distribution of the Company’s assets as provided herein, the Board of Managers (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are required to be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 10.4.

     Section 10.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2 to minimize any losses otherwise attendant upon such winding up.

     Section 10.6 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

     Section 10.7 Antitrust Laws. Notwithstanding any other provision in this Agreement, in the event that any Antitrust Law is applicable to any Member by reason of the fact that any assets of the Company shall be distributed to such Member in connection with the winding up of the Company, such Distribution shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under such Antitrust Law have expired or otherwise been terminated with respect to each such Member.

     Section 10.8 Other Remedies. Nothing in this Article X shall limit any Member’s right to enforce any provision of this Agreement by an action at Law or equity, nor shall an election to dissolve the Company pursuant to this Article X relieve any Member of any liability for any prior or subsequent breach of this Agreement or another document referred to herein.

ARTICLE XI
INDEMNIFICATION

     Section 11.1 General Indemnity.

     (a) To the fullest extent permitted by the Act and applicable Law, the Company, to the extent of its assets legally available for that purpose, shall indemnify and hold harmless each Person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each a “Proceeding”), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Manager or an officer, or is or was serving at the request of the Company as a manager, director, officer, employee, fiduciary or agent of another Entity (collectively, the “Indemnified Persons”) from and against any and all loss, cost, damage, fine, expense (including reasonable fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability actually and reasonably incurred by such Person in connection with such Proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith or in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company.

     (b) To the fullest extent permitted by applicable Law, the Company shall pay in advance or reimburse reasonable expenses (including advancing reasonable costs of defense) incurred by an Indemnified Person who is or is threatened to be named or made a defendant or a respondent in a Proceeding; provided, however, that as a condition to any such advance or reimbursement, such Indemnified Person shall agree that it shall repay the same to the Company if such Indemnified Person is finally judicially determined by a court of competent jurisdiction not to be entitled to indemnification under this Article XI.

     (c) The Company shall not be required to indemnify a Person in connection with a Proceeding initiated by such Person against the Company or any of its Subsidiaries if the Proceeding was not authorized by the Board of Managers. The ultimate determination of entitlement to indemnification of any Indemnified Person shall be made by the Board of Managers in such manner as the Board of Managers may determine.

     (d) Any and all indemnity obligations of the Company with respect to any Indemnified Person shall survive any termination of this Agreement. The indemnification and other rights provided for in this Article XI shall inure to the benefit of the heirs, executors and administrators of any Person entitled to such indemnification.

     Section 11.2 Fiduciary Insurance. (a) The Company shall maintain, at its expense, insurance (i) to indemnify Company for any obligations which it incurs as a result of the indemnification of Indemnified Persons under the provisions of this Article XI, and (ii) to indemnify Indemnified Persons in instances in which they may not otherwise be indemnified by the Company under the provisions of this Article XI.

     (b) On or before the date the last of the Managers in office as of March 24, 2009 resigns or otherwise ceases to be a Manager (the “End Date”), the Company shall obtain and fully pay the premium for an extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for at least $105 million in coverage in favor of all Persons who are or were Managers on or prior to March 24, 2009 with a claims or discovery period of at least six years from the End Date, with respect to any claim related to any period or time at or prior to the End Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (including side A coverage) and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a Manager by reason of him or her serving in such capacity, to the fullest extent permitted by applicable Federal banking law. In the event that that any claim is brought under any such policy prior to the six-year anniversary of the End Date, such policy shall be maintained until the final disposition thereof;

     (c) This covenant is intended to be for the benefit of, and shall be enforceable by, each persons who is or was a Manager on or prior to March 24, 2009 and their respective heirs and legal representatives. The rights provided for herein shall not be deemed exclusive of any other rights to which such Person is entitled, whether pursuant to law, contract or otherwise. The Company shall pay all reasonable, documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any such Person in enforcing the indemnity and other obligations provided in this Section 11.2;

     (d) The obligations of the Company under this Section 11.2 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 11.2 applies without the consent of such affected Person (it being expressly agreed that the Person to whom this Section 11.2 applies shall be third party beneficiaries of this Section 11.2);

     (e) In the event that the Company or any of its successors or assigns (i) effects a Company Sale or Company Conversion, or (ii) consolidates with or otherwise merges into any other Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 11.2.

     Section 11.3 Rights Non-Exclusive. The rights to indemnification and the payment of expenses incurred in defending any Proceeding in advance of its final disposition conferred in this Article XI shall not be exclusive of any other right which any Person may have or hereafter acquire under any Law, provision of this Agreement, any other agreement, any vote of Members or disinterested Managers or otherwise.

     Section 11.4 Merger or Consolidation; Other Entities. For purposes of this Article XI, references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, employees or agents, so that any Person who is or was a manager, director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article XI with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this Article XI, references to “another Entity” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a manager, director, officer, employee or agent of the Company that imposes duties on, or involves services by, such manager, director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article XI.

     Section 11.5 No Member Recourse. Anything herein to the contrary notwithstanding, any indemnity by the Company relating to the matters covered in this Article XI shall be provided out of and to the extent of Company assets only and no Member shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

ARTICLE XII
OTHER AGREEMENTS

     Section 12.1 Transactions with Affiliates.

     (a) The Company shall conduct, and shall cause each of its Subsidiaries to conduct, all transactions with its Affiliates (other than Subsidiaries of the Company), Members (other than the Class E Preferred Holder) and their respective Affiliates, current or former officers or directors, or any of their respective family members on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, a Member, an Affiliate of a Member, a current or former officer or director, or a family member and in compliance with all Laws, it being understood and agreed that (i) all Transaction Documents (including the Project Agreements), (ii) all agreements or arrangements in effect as of the Effective Date by the Company and its Subsidiaries, on the one hand, and GM and its Subsidiaries, on the other hand, set forth on Exhibit G and (iii) all transactions approved by (A) the Majority Holders (including at least two Common Holders), as applicable, or (B) the Independent Managers pursuant to Section 7.10(d)(ii), in each case, as required by this Agreement, as applicable, shall each be deemed to be in compliance with this Section 12.1(a). Subject to the terms of this Agreement and any documents referred to herein, neither the Company nor any of its Subsidiaries shall be required to purchase products, services or components from any Member, but may seek quotes for the supply of products, services or components in its Ordinary Course of Business.

     (b) The Class E Preferred Holder and, subject to Section 7.10(d)(ii) and Section 12.1(a), the Common Holders and GM Preferred Holders (and Affiliates of, and Persons who are otherwise related to, such Members) shall have the right to contract and otherwise deal with Company with respect to the sale, purchase or lease of real and/or personal property, the rendition of services, the lending of money and for other purposes in arm’s-length transactions, and to receive the purchase price, costs, fees, commissions, interest, compensation and other forms of consideration in connection therewith, without being subject to claims for self-dealing.

     Section 12.2 Public Offering.

     (a) In addition to the other rights of the Board of Managers or the Members to require the Issuer to consummate an initial Public Offering, each of (i) the Majority Holders (including at least two Common Holders) and (ii) holders representing greater than 50% of the outstanding Common Membership Interests on a Fully-Diluted Basis (the “Fully-Diluted Majority Holders”), with the consent of a majority of the Independent Managers (which shall take into account market conditions and tax and regulatory capital considerations) shall have the right, but not the obligation, to require the Issuer to consummate an initial Public Offering. Such right shall be exercisable by the Fully-Diluted Majority Holders at any time; provided that in connection with any such Public Offering, the UST (to the extent it then holds Class F Preferred Membership Interests) shall be obligated to convert such amount of Convertible Securities as may be necessary so that immediately prior to such Public Offering, the UST holds greater than 50% of the outstanding Common Membership Interests; provided further, that the UST shall be entitled to participate in such Public Offering on a priority basis to the extent necessary to reduce the amount of Common Membership Interests held by UST below 50% of the outstanding Common Membership Interests immediately following such Public Offering. Thereafter, UST shall be entitled to participate on a pro rata basis with other holders of Common Membership Interests. Any Public Offering pursuant to this Section 12.2 consummated prior to a Section 2.8 Conversion shall be deemed to be and governed as a Section 2.8 Conversion for purposes of Section 2.8 and all other provisions of this Agreement.

     (b) Subject to Section 12.2(a), in the event that the Board of Managers, the Majority Holders (including at least two Common Holders) or the Fully-Diluted Majority Holders, as applicable, approve an initial Public Offering and sale of securities of the Issuer (including a sale of Equity Securities, debt securities, income deposit securities or securities of any other kind or combination) pursuant to a Public Offering, then each Member (other than the Treasury Preferred Holder, the Class F Preferred Holders and the Class E Preferred Holder) and Manager shall take all necessary or desirable actions required or deemed advisable by the Board of Managers or such Members, as applicable, in connection with the consummation of such Public Offering, and enter into such agreement or agreements as are necessary to preserve the rights and obligations of the Members hereunder as in effect immediately prior to the consummation of such initial Public Offering. Notwithstanding anything to the contrary contained herein, in the case of a Public Offering that is required pursuant to Section 12.2(a), none of the Managers shall have any duty to the Members to independently evaluate or approve any such action but merely to act in any necessary or desirable fashion to accommodate the implementation of such offering as determined by those persons requiring registration.

     (c) Subject to Section 12.2(a), in the event that, subject to the provisions of Section 12.2(b), the Board of Managers, the Majority Holders (including at least two Common Holders) or the Fully-Diluted Majority Holders, as applicable, so determine, each Member (other than the Treasury Preferred Holder, the Class F Preferred Holders and the Class E Preferred Holder) who pursuant to the terms of this Agreement has any right to vote upon or consent to such transaction shall be deemed to have consented to and, if required under this Agreement or Law, shall vote in favor of a recapitalization, reorganization, conversion, contribution and/or exchange of such Member’s Membership Interests into securities that the Board of Managers, the Majority Holders (including at least two Common Holders) or the Fully-Diluted Majority Holders, as applicable, find acceptable and shall take all necessary or desirable actions required or deemed advisable by the Board of Managers, the Majority Holders (including at least two Common Holders) or the Fully-Diluted Majority Holders, as applicable, in connection with the consummation of such recapitalization, reorganization, conversion, contribution and/or exchange; provided that, if in any such recapitalization, reorganization, conversion, contribution and/or exchange, the Issuer provides for each holder of Membership Interests to receive cash, securities of the Issuer or other consideration in exchange for or in satisfaction of such holder’s Membership Interests, then (i) all holders of the same class or type of interests in the Company shall receive the same form and proportionate share of consideration as all other holders of such class or type of interests, and (ii) any consideration payable or otherwise deliverable to the Members in such recapitalization, reorganization, conversion, contribution and/or exchange shall be valued by the Board of Managers, the Majority Holders (including at least two Common Holders) or the Fully-Diluted Majority Holders, as applicable, in its or their, as applicable, reasonable discretion (which determination shall be binding, as a matter of contract, on each Member pursuant to this Agreement) and shall be distributed among the Members according to the respective class of Membership Interests of the Members in the Company as in effect immediately prior to the consummation of such recapitalization, reorganization, conversion, contribution and/or exchange as if such consideration were received by the Company and an amount equal to the value thereof were distributed to the Members in accordance with the terms of Section 5.1.

     Section 12.3 Preemptive Rights.

     (a) The Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, (i) any Equity Securities of the Company to any Person or (ii) any debt securities of the Company to any Member (collectively, the “Preemptive Securities”) unless, in each case, the Company shall have first offered to sell to each Common Holder and the holders of any Class F Preferred Membership Interests (each a “Preemptive Holder”) such Preemptive Holder’s Preemptive Share of the Preemptive Securities, at a price and on such other terms as shall have been specified by the Company in writing delivered to each such Preemptive Holder (the “Preemptive Offer”), which Preemptive Offer shall by its terms remain open and irrevocable for a period of at least ten calendar days from the date it is delivered by the Company (the “Preemptive Offer Period”). Each Preemptive Holder may elect to purchase all or any portion of such Preemptive Holder’s Preemptive Share of the Preemptive Securities as specified in the Preemptive Offer at the price and upon the terms specified therein by delivering written notice of such election to the Company as soon as practical but in any event within the Preemptive Offer Period; provided that if the Company is issuing Equity Securities together as a unit with any debt securities or other Equity Securities, then any Preemptive Holder who elects to purchase the Preemptive Securities pursuant to this Section 12.3 must purchase the same proportionate mix of all of such securities. Notwithstanding anything to the contrary set forth in this Agreement, a Preemptive Holder may assign all or any portion of its right to acquire Preemptive Securities to its direct or indirect equityholders, and upon any such assignment, each such equityholder shall be deemed a Preemptive Holder for the purposes of this Section 12.3.

     (b) Each Preemptive Holder’s “Preemptive Share” of Preemptive Securities shall be determined as follows: the total number of Preemptive Securities, multiplied by a fraction, (i) the numerator of which is the number of Common Membership Interests then held, directly or indirectly, by such Preemptive Holder on a Fully-Diluted Basis, and (ii) the denominator of which is the number of Common Membership Interests then held by all Preemptive Holders (including such Preemptive Holder) on a Fully-Diluted Basis.

     (c) Upon the expiration of the Preemptive Offer Period, the Company shall be entitled to sell such Preemptive Securities which the Preemptive Holders have not elected to purchase for a period ending on the later to occur of (i) one hundred twenty calendar days following the expiration of the Preemptive Offer Period, or (ii) if a definitive agreement to Transfer the Preemptive Securities is entered into by the Company within such one hundred twenty calendar day period, the date on which all applicable approvals and consents of Governmental Entities and other Persons with respect to such proposed Transfer have been obtained and any applicable waiting periods under Law have expired or been terminated, in each case on terms and conditions not materially more favorable to the purchasers thereof than those offered to the Preemptive Holders. Any Preemptive Securities to be sold by the Company following the expiration of such period must be reoffered to the Preemptive Holders pursuant to the terms of this Section 12.3 if any such agreement to Transfer is terminated.

     (d) The provisions of this Section 12.3 shall not apply to the following issuances of Equity Securities:

     (i) incentive Membership Interests issued to or for the benefit of employees, officers, directors and other service providers of or to the Company or any of its Subsidiaries in accordance with the terms hereof or any applicable incentive plan of the Company;

     (ii) securities issued by the Company in connection with a Public Offering;

     (iii) securities issued as consideration in acquisitions or commercial borrowings or leasing;

     (iv) securities issued upon conversion of convertible or exchangeable securities of the Company or any of its Subsidiaries that were outstanding on December 31, 2008 or were not issued in violation of this Section 12.3; and,

     (v) a subdivision of Membership Interests (including any Membership Interests Distribution or Membership Interest split), any combination of Membership Interests (including any reverse Membership Interest split) or any recapitalization, reorganization, reclassification or conversion of the Company or any of its Subsidiaries.

     (e) The preemptive rights granted in this Section 12.3 shall terminate upon the earlier to occur of the consummation of a Qualified Public Offering and a Company Sale.

     Section 12.4 Optional Redemption of GM Preferred Membership Interests.

     (a) Subject to Section 5.2(c), the GM Preferred Membership Interests shall not be redeemable or repurchaseable by the Company, except as set forth in this Section 12.4 or as otherwise agreed to by the Majority GM Preferred Holders or in connection with a Company Conversion.

     (b) Subject to Section 5.2 and Section 12.4(d), the Company may redeem all or any portion of the GM Preferred Membership Interests then outstanding, by delivering irrevocable written notice to the GM Preferred Holders (a “GM Preferred Redemption Notice”) not less than thirty calendar days prior to the redemption date fixed by the Company and specified in the GM Preferred Redemption Notice (such date, the “GM Preferred Redemption Date”), at a price for each GM Preferred Membership Interest (the “GM Preferred Redemption Value”) that is equal to (i) at any time prior to November 30, 2011, the sum of (A)(1) the Unreturned GM Preferred Capital Amount in respect of such GM Preferred Membership Interest, multiplied by (2) 1.03, plus (B) the GM Preferred Accrued Distribution Amount with respect to such GM Preferred Membership Interest for the immediately preceding Fiscal Quarter, if any, or (ii) at any time from and after November 30, 2011, the sum of (A) the Unreturned GM Preferred Capital Amount in respect of such GM Preferred Membership Interest, plus (B) the GM Preferred Accrued Distribution Amount with respect to such GM Preferred Membership Interest for the immediately preceding Fiscal Quarter, if any. Notwithstanding any other provision in this Section 12.4, if the redemption of any GM Preferred Membership Interests pursuant to this Section 12.4 is to be consummated in connection with a Company Sale, then the Company may elect, by giving notice thereof in the GM Preferred Redemption Notice, for such redemption to be contingent on and simultaneous with the consummation of such Company Sale.

     (c) The Company shall redeem the GM Preferred Membership Interests specified in the applicable GM Preferred Redemption Notice on the Redemption Date on a pro rata basis among all GM Preferred Holders and shall pay to each GM Preferred Holder (upon surrender by such GM Preferred Holder at the Company’s principal office of the certificate representing the GM Preferred Membership Interests held by such GM Preferred Holder to be redeemed pursuant to Section 12.4(b) duly endorsed in blank or to the Company, or, if no such certificate has been issued representing such GM Preferred Membership Interests, then upon written notice given by such GM Preferred Holder together with an appropriate duly executed assignment of such GM Preferred Membership Interests) an amount per GM Preferred Membership Interest that is equal to the GM Preferred Redemption Value thereof. All payments pursuant to this Section 12.4(c) shall be made in cash in immediately available funds. Following any such GM Preferred Redemption Date and the payment of the GM Preferred Redemption Value, the GM Preferred Membership Interests shall represent the right only to receive the GM

Preferred Redemption Value thereof as of such GM Preferred Redemption Date and shall not accrue any GM Preferred Accrued Distribution Amount following such GM Preferred Redemption Date.

     (d) Subject to Section 5.2, any redemption pursuant to this Section 12.4 shall be made in accordance with the provisions set forth in the Replacement Capital Covenant Agreement, dated November 30, 2006, made by the Company in favor of and for the benefit of the debt holders named therein.

     Section 12.5 Optional Redemption of Class E Preferred Membership Interests.

     (a) Subject to Section 7.12(a)(ii), on or after December 31, 2011, the Company may redeem all or any portion of the Class E Preferred Membership Interests then outstanding, (i) by delivering irrevocable written notice to the Class E Preferred Holder (a “Class E Preferred Redemption Notice”) not less than thirty calendar days prior to the redemption date fixed by the Company and specified in the Class E Preferred Redemption Notice (such date, the “Class E Preferred Redemption Date”), provided that the Capital Account balance attributable to the Class E Preferred Membership Interests has been booked up to an amount equal to or greater than the sum of the Class E Preferred Reference Amount and the Class E Preferred Accrued Distribution Amount, at a price for each Class E Preferred Membership Interest (the “Class E Preferred Redemption Value”) that is equal to the then current Capital Account balance (determined after the allocations under Article VI have been taken into account) or (ii) in connection with a Company Conversion. Notwithstanding any other provisions in this Section 12.5, if the redemption of any Class E Preferred Membership Interests pursuant to this Section 12.5 is to be consummated in connection with a Company Sale, then the Company may elect, by giving notice thereof in the Class E Preferred Redemption Notice, for such redemption to be contingent on and simultaneous with the consummation of such Company Sale.

     (b) The Company shall redeem the Class E Preferred Membership Interests specified in the applicable Class E Preferred Redemption Notice and shall pay to the Class E Preferred Holder (upon surrender by the Class E Preferred Holder at the Company’s principal office of the certificate representing the Class E Preferred Membership Interests held by the Class E Preferred Holder to be redeemed pursuant to Section 12.5(a) duly endorsed in blank or to the Company, or, if no such certificate has been issued representing such Class E Preferred Membership Interests, then upon written notice given by the Class E Preferred Holder together with an appropriate duly executed assignment of such Class E Preferred Membership Interests) an amount per Class E Preferred Membership Interest that is equal to the Class E Preferred Redemption Value thereof. All payments pursuant to this Section 12.5(b) shall be made in cash in immediately available funds. Following any such Class E Preferred Redemption Date and the payment of the Class E Preferred Redemption Value, the Class E Preferred Membership Interests shall represent the right only to receive the Class E Preferred Redemption Value thereof as of such Class E Preferred Redemption Date and shall not accrue any portion of the Class E Preferred Accrued Distribution Amount following such Class E Preferred Redemption Date.

     Section 12.6 Transactions Involving Blocker Corps.

     (a) Each of the Members understands and acknowledges that, subject to Section 2.8, in connection with one or more Public Offerings, the equityholders of one or more of the Blocker Corps (or pass-through vehicles formed for the purpose of investing directly or indirectly in Membership Interests, including Management Company) may desire to exchange the Equity Securities of such Blocker Corps (or pass-through vehicles formed for the purpose of investing directly or indirectly in Membership Interests) for shares of Equity Securities of a new or an existing corporation (“Newco”) prior to, contemporaneous with or after the occurrence of any such Public Offerings. Upon the written request of the Blocker Corps and the Management Company, and in any case not later than thirty calendar days in advance of such proposed exchange, each of the Members hereby agrees to use its commercially reasonable efforts to facilitate the formation of Newco on a tax-free basis.

     Section 12.7 Certain Undertakings in Connection with a Company Conversion.

     (a) If the Company Conversion occurs and the Company is the resulting corporation, then the Blocker Preferred will be converted into or exchanged for preferred stock of such resulting corporation having terms substantially the same as the terms of the Blocker Preferred.

     (b) In connection with a Company Conversion, appropriate action shall be taken, if any, to ensure that the Blocker Preferred shall continue to have the practical economic benefits of the material provisions applicable to the Blocker Preferred and the Class E Preferred Membership Interests, including with respect to dividends, liquidation preference, priority, relative rights with respect to other equity interests and the equity value of the Company and its Subsidiaries; provided, for the avoidance of doubt, that the liquidation preference of the equity securities received in the Company Conversion in exchange for the Blocker Preferred shall, immediately after the Company Conversion, be the same as the liquidation preference of the Blocker Preferred immediately before the Company Conversion. Notwithstanding the foregoing, following the Company Conversion, if the issuer of the Blocker Preferred would not otherwise be the same as the issuer of the New Guaranteed Notes, then the Blocker Preferred will be converted into or exchanged for preferred stock of the issuer of the New Guaranteed Notes having terms substantially the same as the terms of the Blocker Preferred.

     Section 12.8 Treasury Preferred Amendments. Exhibit A and Exhibit B are hereby incorporated into and made part of this Agreement as if set forth fully in this Agreement. Each party hereto agrees that the other terms of this Agreement will be subject in all regards to the terms of Exhibit A and Exhibit B respecting the Class D-1 Preferred Membership Interests and the Class D-2 Preferred Membership Interests, as amended pursuant to the terms thereof, and that in the event of any conflict between the other provisions of this Agreement (and any subsequent amendment or restatement, unless approved by the Treasury Preferred Holders pursuant to the terms of the Exhibit A and Exhibit B, it being understood no amendment entered into in connection with the compliance by GM and FIM with their commitments to the Federal Reserve Board for purposes of the Federal Reserve Board’s approval of the Company’s BHC Act application and/or the UST for purposes of the Company’s participation in the Troubled Asset Relief Program, or any similar or successor program, shall be deemed to adversely affect the rights, preferences, privileges or voting powers of the Treasury Preferred) and the terms of Exhibit A or Exhibit B, the terms of Exhibit A and Exhibit B shall prevail.

     Section 12.9 Class F Preferred Membership Interests Amendment. Exhibit I is hereby incorporated into and made part of this Agreement as if set forth fully in this Agreement. Each party hereto agrees that the other terms of this Agreement will be subject in all regards to the terms of Exhibit I respecting the Class F Preferred Membership Interests, as amended pursuant to the terms thereof, and that in the event of any conflict between the other provisions of this Agreement (and any subsequent amendment or restatement, unless approved by the Class F Preferred Holders pursuant to the terms of Exhibit I, it being understood no amendment entered into in connection with the compliance by GM and FIM with their commitments to the Federal Reserve Board for purposes of the Federal Reserve Board’s approval of the Company’s BHC Act application and/or the UST for purposes of the Company’s participation in the Troubled Asset Relief Program, or any similar or successor program, shall be deemed to adversely affect the rights, preferences, privileges or voting powers of the Class F Preferred Membership Interests) and the terms of Exhibit I, the terms of Exhibit I shall prevail.

     Section 12.10 Registration Rights of Certain Common Holders. The Common Holders shall have those registration rights attached hereto as Exhibit J. Exercise of such registration nights shall be subject to the priority allocation to the UST provided for in Section 12.2(a). Such exhibit is hereby incorporated into and made part of this Agreement as if it were set forth fully herein.

     Section 12.11 Registration Rights of the GM Preferred Holders. Prior to the consummation of a Section 2.8 Conversion, the Company and the GM Preferred Holders shall negotiate in good faith and execute a registration rights agreement to provide to the GM Preferred Holders registration and other rights on terms and conditions mutually acceptable to the Company and the GM Preferred Holders.

ARTICLE XIII
CONFIDENTIALITY

     Section 13.1 Non-Disclosure. Each Member agrees that it will use, and will cause each of its Affiliates, and each of its and their respective partners, members, managers, shareholders, directors, officers, employees and agents (collectively, “Agents”) to use, its commercially reasonable efforts to maintain the confidentiality of all Confidential Information disclosed to it by the Company by limiting internal disclosure of any such information to those Persons who have an actual need to know such information in connection with the business of the Company or such Member’s investment in the Company and will not, without the prior written consent of the Company, use such information other than in connection with the business of the Company or such Member’s investment in the Company.

     Section 13.2 Exceptions. Notwithstanding Section 13.1, a Member, its Affiliates and their Agents may disclose any Confidential Information: (a) to any Governmental Entity in connection with applications for approval of the transactions contemplated hereby and the other Transaction Documents (or, in the case of any regulated Affiliate of a Member, in connection with audits by the applicable Governmental Entities), (b) to financial institutions in connection with financings of the transactions contemplated hereby, (c) in the case of any Member, (i) to a bona fide potential Transferee if such Member desires to undertake any Transfer of its Membership Interests permitted by this Agreement, (ii) to its stockholders, limited partners, members, trust beneficiaries or other equityholders, as the case may be, all materials made available to such Member pursuant to the terms of this Agreement and (iii) to its indirect stockholders, limited partners, members, trust beneficiaries or other equityholders, as the case may be, so long as the Confidential Information disclosed to such Persons is limited to the materials delivered to such party pursuant to Section 4.5(a), provided that (A) in the case of subclauses (i), (ii) and (iii) of this clause (c), prior to the disclosure of any Confidential Information, such Person shall execute an agreement containing substantially the terms set forth in Section 13.1 and this Section 13.2, and (B) in the case of clauses (ii) and (iii) above, the disclosure of Confidential Information relating to commercial transactions or commercial relationships of the Company and its Subsidiaries shall be strictly limited to such Persons who have an actual need to know such information in connection with the administration of their equity interest in such Member, (d) to any rating or similar agency in connection with its analysis or review of the Company or any of its Subsidiaries, (e) in the case of the GM Trust and the Treasury Trust, between such trusts and their respective trustees and Agents, and (f) to any other Person if such party becomes compelled by Law (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand, mandatory provision of Law, regulation or stock exchange rule) to disclose any of the Confidential Information. In addition, each Member may report to its stockholders, limited partners, members, trust beneficiaries or other equityholders, as the case may be, the general status of such Member’s investment in the Company (without disclosing specific Confidential Information). A disclosing Member shall be responsible for a breach by any third Person to whom such disclosing Member discloses Confidential Information in accordance with the terms of subclauses (c)(ii) and (c)(iii) of this Section 13.2. In the case of clause (f) above, the disclosing party shall (i) provide the other parties hereto with prompt written notice of such requirement so that such non-disclosing parties may seek a protective order or other appropriate remedy or waive compliance with the terms of this Article XIII and (ii) take such reasonable legally available steps as the non-disclosing parties may reasonably request to resist or narrow such requirement (at the expense of the non-disclosing parties). In the event that such protective order or remedy is not obtained, or that the non-disclosing parties waive compliance with the terms hereof, the disclosing party agrees to furnish only that portion of the Confidential Information that it is advised by counsel is required to be furnished, and to exercise its commercially reasonable efforts to obtain assurance that confidential treatment shall be accorded such Confidential Information.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

     Section 14.1 Amendments. Except as otherwise expressly provided herein, including in Section 3.2, this Agreement may only be amended, modified or waived by the Board of Managers with the prior written approval of the Majority Holders; provided, however, that:

     (i) any provision of this Agreement that provides for an approval right of the Majority Holders (including Section 7.10) or any other specific class of holders of Membership Interests (including Section 7.11 and Section 7.12) may only be amended, modified or waived with the prior written approval of the Majority Holders or such other specific class of holders;

     (ii) if any such amendment, modification or waiver would adversely affect in any material respect any Member or group of Members who have comparable rights under this Agreement disproportionately to the other Members having such comparable rights (it being understood no amendment entered into in connection with the compliance by the Company, GM and/or FIM with their commitments to the Federal Reserve Board for purposes of the Federal Reserve Board’s approval of the Company’s BHC Act application and/or the UST for purposes of the Company’s participation in the Troubled Assets Relief Program (including those set forth in the Governance Agreement) shall be deemed to adversely affect in any material respect any Member or Members, including the Treasury Preferred Holders and the Class F Preferred Holders), such amendment, modification, or waiver shall also require the written consent of the Member(s) so adversely affected;

     (iii) the affirmative vote or consent of the Class E Preferred Holder (which may only make such vote or consent at the direction of holders of at least a majority of the outstanding shares of Blocker Preferred, voting in person or by proxy, at a special meeting called for such purpose, or by written consent in lieu of such meeting) shall be required for any amendment described in Section 7.12;

     (iv) the written consent of the Class C Holders holding a majority of the Class C Membership Interests outstanding at such time shall be required for any amendment, modification or waiver to any of the following provisions hereof in a manner adverse to the Class C Holders: (i) the definition of “Agreed Initial Value,” (ii) the definition of “Tax Amount,” (iii) Section 3.1(b), (iv) Section 3.2(a) with respect to a reduction in the authorized number of Class C Membership Interests, (v) Section 5.1(e)(i), (vi) Section 7.10(a)(ii)(C), (vii) Section 9.1, with respect to the rights of Class C Holders, (viii) Section 12.6, and (ix) provisos (ii) and (iv) of this Section 14.1;

     (v) any amendment that would require any Member to contribute or loan additional funds to the Company or impose personal liability upon any Member shall not be effective against such Member without its prior written consent;

     (vi) no alteration, repeal or amendment, whether by merger, consolidation, combination, reclassification or otherwise, of Exhibit J shall be permitted without the consent of Eligible Holders (as defined in Exhibit J) holding a majority of the then outstanding Registrable Securities (as defined in Exhibit J) then held by the Eligible Holders; provided, that, no such alternation, repeal or amendment shall be effective against an Eligible Holder without such Eligible Holder’s consent if such alternation, repeal or amendment reduces or limits (other than in an immaterial respect) the rights of such Eligible Holder or otherwise disadvantages (other than in an immaterial respect) such Eligible Holder;

     (vii) no alteration, repeal or amendment, whether by merger, consolidation, combination, reclassification or otherwise, of any of the following Sections or definitions contained in this Agreement shall be permitted if such action would amend, alter or otherwise affect the rights of any Member in any manner materially adverse to such Member without the prior written approval of each such affected Member: (i) Section 1.4, (ii) Section 2.8, (iii) Section 3.5, (iv) Section 4.4; (v) Section 5.1(e)(ii) through (e)(vi), (vi) Article VI (including Section 6.17), (vii) Section 9.1(b), (viii) Section 9.5, (ix) Section 12.6; and the definitions of “Bank Holding Company Restructuring Transactions”, “Blocker Corp”, “Blocker Corp Restructuring Transactions”, “Blocker Sub”, “Cerberus Tax Representative”, “Cerberus Co-Investor Tax Representative”, “GM Tax Representative”, “Tax Representatives”, “Section 2.8 Conversion”, “DTL Transaction”, “Fair Market Value”, and “Tax Book Value”; and

     (viii) no alteration, repeal or amendment, whether by merger, consolidation, combination, reclassification or otherwise, of the preceding provisos (i) through this proviso (viii) shall be made without the prior written approval of the threshold of Members specified in such proviso or those specific Members relevant to each such proviso. Amendment of this provision (viii) shall require the approval of all Members.

     Section 14.2 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security) to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law. Each Member has entered into this Agreement and the transactions contemplated hereunder on its own volition. Each Member, on behalf of itself, its Affiliates, successors and assigns, if any, hereby specifically renounces, waives and forfeits all rights to seek, bring or maintain any action in any court of law or equity against the Treasury arising in connection with this Agreement or the transactions contemplated hereunder, except in its commercial capacity as a party to this Agreement and participant in the transactions contemplated hereunder.

     Section 14.3 Notice Addresses and Notices. All notices, demands, financial reports, other reports and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by facsimile to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if sent by facsimile before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the notice address for such recipient set forth on the Schedule of Members, or in the Company’s books and records, or to such other notice address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Board of Managers or the Company shall be deemed given if received by the Board of Managers at the principal office of the Company designated pursuant to Section 2.2(b).

     Section 14.4 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

     Section 14.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the Members and their respective permitted assigns. No rights, interests or obligations of any Member herein may be assigned without the prior consent of the Board of Managers, except in connection with Transfers not prohibited by the terms of Article IX. Notwithstanding anything to the contrary contained in this Agreement, each Member may contingently assign, or grant a security interest in, its Membership Interests and other interests and rights under this Agreement (including the pledge of its Membership Interests) for the benefit of its creditors; provided, however, that a foreclosure of a contingent assignment of Membership Interests for the benefit of creditors shall be deemed a Transfer, which Transfer may only be made in compliance with the terms of Article IX.

     Section 14.6 Entire Agreement; Waiver. Subject to Section 14.7, this Agreement and the other documents referred to herein, constitute the entire agreement among the parties and contain all of the agreements among the parties with respect to the subject matter hereof as of the Effective Date and supersede all prior agreements and negotiations between the parties concerning the subject matter herein, including the Original Agreement, the Amended and Restated Agreement, the Second Amended and Restated Agreement, the Third Amended and Restated Agreement, the Fourth Amended and Restated Agreement and the Fifth Amended and Restated Agreement. Failure by any party hereto to enforce any covenant, duty, agreement, term or condition of this Agreement, or to exercise any right hereunder, shall not be construed as thereafter waiving such covenant, duty, term, condition or right; and in no event shall any course of dealing, custom or usage of trade modify, alter or supplement any term of this Agreement.

     Section 14.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     Section 14.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

     Section 14.9 Independent Contractors; Expenses. This Agreement does not constitute any party hereto the partner, agent or legal representative of any other party hereto, except to the extent that the Company is classified as a partnership for United States federal income tax purposes and the Members are treated as “partners” for such tax purposes. Each party hereto is independent and responsible for its own expenses (except as otherwise agreed pursuant to Article XI), including attorneys’ and other professional fees incurred in connection with the transactions contemplated by this Agreement.

     Section 14.10 Reserved.

     Section 14.11 Survival. The provisions of Section 4.4(a), Section 6.16, Article XI, Article XIII, Section 14.8, Section 14.11, Section 14.14, Section 14.16 and Section 14.17 shall survive and continue in full force in accordance with its terms, notwithstanding any termination of this Agreement or the dissolution of the Company.

     Section 14.12 Creditors. Except to the extent that a creditor of a Member, the Company or any of its Affiliates becomes a Member hereunder, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Members, the Company or any of its Affiliates (other than Indemnified Persons), and no creditor who makes a loan to any Member, the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, Distributions, capital or property other than as a secured creditor.

     Section 14.13 Further Action. The parties hereto agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

     Section 14.14 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

     Section 14.15 Strict Construction. The parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, if any ambiguity or question of intent or interpretation arises, then it is the intent of the parties hereto that this Agreement shall be construed as if drafted collectively by the parties hereto, and it is the intent of the parties hereto that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

     Section 14.16 Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally (a) agrees that any suit, action or proceeding, at law or equity, arising out of or relating to this Agreement shall only be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such suit, action or proceeding is vested in the federal courts, then the United States District Court for the District of Delaware, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such suit, action or proceeding. Each party hereto hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction to enforce judgments obtained in any suit, action or proceeding brought pursuant to this Section 14.16.

     Section 14.17 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

     Section 14.18 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the matter (subject to the provisions set forth in Section 14.16 above), in addition to any other remedy to which they may be entitled, at law or in equity.

[END OF PAGE]
[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGES TO SIXTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

     IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

FIM HOLDINGS LLC

By: /s/ Seth Plattus
Name: Seth Plattus
Title: Managing Director

SIGNATURE PAGES TO SIXTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

     IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

GM FINANCE CO. HOLDINGS LLC

By: /s/ Walter Borst
Name: Walter Borst
Title: Chief Executive Officer

Exhibit A

AMENDMENT NO. 6 TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
GMAC LLC

     This AMENDMENT NO. 6, dated as of December 29, 2008 (this “Amendment”), to the Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC, dated November 30, 2006 (as amended, the “LLC Agreement”), by and among GMAC LLC, a Delaware limited liability company, (the “Issuer”), GM Finance Co. Holdings LLC, a Delaware limited liability company (“GM Holdco”), FIM Holdings LLC, a Delaware limited liability company (“FIM”), GMAC Management LLC, a Delaware limited liability company, and GM Preferred Finance Co. Holdings LLC, a Delaware corporation, as members of the Issuer, and each other Person who at any time becomes a member of the Issuer in accordance with the terms of the LLC Agreement, is made by and between GM Holdco and FIM in their capacity as the Joint Majority Holders. Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the LLC Agreement.

     WHEREAS, GM Holdco and FIM desire to amend the LLC Agreement to create a series of preferred membership interests, capital amount $1,000 per unit, of the Issuer, and that the number of units of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the units of such series are set forth in this Amendment; and

     WHEREAS, GM Holdco and FIM constitute the Joint Majority Holders under the LLC Agreement and in such capacity have the authority under the LLC Agreement to amend certain terms of the LLC Agreement as set forth in this Amendment.

     NOW, THEREFORE, the parties hereto agree as follows:

     Part 1. Designation and Number of Units. There is hereby created a series of preferred membership interests designated as the “Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-1” (the “Designated Preferred”), which shall be subdivided into separate units of ownership having the terms set forth in this Amendment. The authorized number of units of Designated Preferred shall be 5,000,000.

     Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Amendment and the LLC Agreement to the same extent as if such provisions had been set forth in full herein.

     Part. 3. Definitions. The following terms are used in this Amendment (including the Standard Provisions in Schedule A hereto) as defined below:

     (a) “Capital Amount” means $1,000 per unit of Designated Preferred.

     (b) “Common Interests” means the common membership interests of the Issuer.

     (c) “Distribution Payment Date” means February 15, May 15, August 15 and November 15 of each year.

     (d) “Junior Interests” means the Common Interests, including the Class A Membership Interests, the Class B Membership Interests and the Class C Membership Interests, and any other class or series of membership interest of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred as to distribution rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

     (e) “Minimum Amount” means $1,250,000,000.

     (f) “Parity Interests” means any class or series of membership interests of the Issuer (other than Designated Preferred) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred as to distribution rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether distributions accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Interests shall include (i) the GM Preferred Membership Interest and (ii) the preferred membership interest to be issued to Preferred Blocker Inc., a wholly owned subsidiary of the Issuer (“Blocker Sub”), in connection with the Issuer’s offer to exchange and/or purchase for cash certain outstanding notes of the Issuer for newly issued senior guaranteed notes and subordinated notes of the Issuer and 9% perpetual preferred stock of Blocker Sub and up to $2,000,000,000 in cash, pursuant to that certain Confidential Offering Memorandum, dated as of November 20, 2008, as amended and supplemented (the “Blocker Preferred Membership Interest”).

     (g) “Signing Date” means December 29, 2008.

     Part. 4. Preemptive Rights. Section 12.3 of the LLC Agreement is hereby amended in all regards to exempt from the applicability of such section the issuance of the Designated Preferred.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed this 29th day of December 2008.

THE JOINT MAJORITY HOLDERS:

FIM HOLDINGS LLC

By: Cerberus FIM Investors, LLC,
its Managing Member

By: Cerberus FIM, LLC,
its Managing Member

By: /s/ Stephen A Feinberg_______
Name:	Stephen A. Feinberg
Title:	Managing Member

GM FINANCE CO. HOLDINGS LLC

By:	/s/ Ray G. Young_______________
Name:	Ray G. Young
Title:

Schedule A

STANDARD PROVISIONS

     Section 1. General Matters. Each unit of Designated Preferred shall be identical in all respects to every other unit of Designated Preferred. The Designated Preferred shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the LLC Agreement. The Designated Preferred shall rank equally with Parity Interests and shall rank senior to Junior Interests with respect to the payment of distributions and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.

     Section 2. Standard Definitions. As used herein with respect to Designated Preferred:

     (a) “Applicable Distribution Rate” means 8% per annum.

     (b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

     (c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s membership interest holders.

     (d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

     (e) “Capital Preference” has the meaning set forth in Section 4(a).

     (f) “Distribution Period” has the meaning set forth in Section 3(a).

     (g) “Distribution Record Date” has the meaning set forth in Section 3(a).

     (h) “Original Issue Date” means the date on which units of Designated Preferred are first issued.

     (i) “Preferred Interests” means any and all series of preferred membership interest of the Issuer, including the Designated Preferred.

     (j) “Preferred Manager” has the meaning set forth in Section 7(b).

     (k) “Qualified Equity Offering” means the sale and issuance for cash by the Issuer to persons other than the Issuer or any of its subsidiaries after the Original Issue Date of perpetual Preferred Interests, Common Interests or any combination of such membership interests, that, in each case, qualify as and may be included in Tier 1 capital of the Issuer at the time of issuance under the applicable risk-based capital guidelines of the Issuer’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

     (l) “Standard Provisions” mean these Standard Provisions that form a part of the LLC Agreement.

     (m) “Successor Preferred Interests” has the meaning set forth in Section 5(a).

     (n) “Voting Parity Interests” means, with regard to any matter as to which the holders of Designated Preferred are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the LLC Agreement, any and all series of Parity Interests upon which like voting rights have been conferred and are exercisable with respect to such matter.

     Section 3. Distributions.

     (a) Rate. Holders of Designated Preferred shall be entitled to receive, on each unit of Designated Preferred if, as and when declared by the Board of Managers of the Issuer or any duly authorized committee of the Board of Managers, but only out of assets legally available therefor, cumulative cash distributions with respect to each Distribution Period (as defined below) at a rate per annum equal to the Applicable Distribution Rate on (i) the Capital Amount per unit of Designated Preferred and (ii) the amount of accrued and unpaid distributions for any prior Distribution Period on such unit of Designated Preferred, if any. Such distributions shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Distribution Payment Date (i.e., no distributions shall accrue on other distributions unless and until the first Distribution Payment Date for such other distributions has passed without such other distributions having been paid on such date) and shall be payable quarterly in arrears on each Distribution Payment Date, commencing with the first such Distribution Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Distribution Payment Date would otherwise fall on a day that is not a Business Day, the distribution payment due on that date will be postponed to the next day that is a Business Day and no additional distributions will accrue as a result of that postponement. The period from and including any Distribution Payment Date to, but excluding, the next Distribution Payment Date is a “Distribution Period”, provided that the initial Distribution Period shall be the period from and including the Original Issue Date to, but excluding, the next Distribution Payment Date.

     Distributions that are payable on Designated Preferred in respect of any Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of distributions payable on Designated Preferred on any date prior to the end of a Distribution Period, and for the initial Distribution Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

     Dividends that are payable on Designated Preferred on any Distribution Payment Date will be payable to holders of record of Designated Preferred as they appear on the Schedule of Members of the Issuer contemplated by the LLC Agreement on the applicable record date, which shall be the 15th calendar day immediately preceding such Distribution Payment Date or such other record date fixed by the Board of Managers or any duly authorized committee of the Board of Managers that is not more than 60 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”). Any such day that is a Distribution Record Date shall be a Distribution Record Date whether or not such day is a Business Day.

     Holders of Designated Preferred shall not be entitled to any distributions, whether payable in cash, securities or other property, other than distributions (if any) declared and payable on Designated Preferred as specified in this Section 3 (subject to the other provisions of the LLC Agreement). The Issuer shall make pro rata allocations of items of gross income to the holders of the Designated Preferred in an amount equal to any distributions to which such holders are entitled under this Section 3.

     (b) Priority of Dividends. So long as any unit of Designated Preferred remains outstanding, no distribution shall be declared or paid on the Common Interests or any other Junior Interests (other than distributions payable solely in either Common Interests or such Junior Interests, as applicable) or Parity Interests, subject to the immediately following paragraph in the case of Parity Interests, and no Common Interests, Junior Interests or Parity Interests shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries unless all accrued and unpaid distributions for all past Distribution Periods, including the latest completed Distribution Period (including, if applicable as provided in Section 3(a) above, distributions on such amount), on all outstanding units of Designated Preferred have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of units of Designated Preferred on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of Common Interests or other Junior Interests in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Issuer or any of its subsidiaries of record ownership in Junior Interests or Parity Interests for the beneficial ownership of any other persons (other than the Issuer or any of its subsidiaries), including as trustees or custodians; (iii) the exchange or conversion of Junior Interests for or into other Junior Interests or of Parity Interests for or into other Parity Interests (with the same or lesser aggregate liquidation amount) or Junior Interests, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Interests; and (iv) tax distributions on Junior Interests to the extent determined to be reasonably necessary by the Board of Managers.

     When distributions are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Distribution Payment Date (or, in the case of Parity Interests having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within a Distribution Period related to such Distribution Payment Date) in full upon Designated Preferred and any Parity Interests, all distributions declared on Designated Preferred and all such Parity Interests and payable on such Distribution Payment Date (or, in the case of Parity Interests having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the Distribution Period related to such Distribution Payment Date)

shall be declared pro rata so that the respective amounts of such distributions declared shall bear the same ratio to each other as all accrued and unpaid distributions per unit on the units of Designated Preferred (including, if applicable as provided in Section 3(a) above, distributions on such amount) and all Parity Interests payable on such Distribution Payment Date (or, in the case of Parity Interests having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the Distribution Period related to such Distribution Payment Date) (subject to their having been declared by the Board of Managers or a duly authorized committee of the Board of Managers out of legally available funds and including, in the case of Parity Interests that bear cumulative distributions, all accrued but unpaid distributions) bear to each other. If the Board of Managers or a duly authorized committee of the Board of Managers determines not to pay any distribution or a full distribution on a Distribution Payment Date, the Issuer will provide written notice to the holders of Designated Preferred prior to such Distribution Payment Date. Subject to the foregoing, and not otherwise, such distributions (payable in cash, securities or other property) as may be determined by the Board of Managers or any duly authorized committee of the Board of Managers may be declared and paid on any securities, including Common Interests and other Junior Interests, from time to time out of any funds legally available for such payment, and holders of Designated Preferred shall not be entitled to participate in any such distributions.

     Section 4. Liquidation Rights.

     (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred shall be entitled to receive for each unit of Designated Preferred held by them, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to members of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Interests and any other membership interests of the Issuer ranking junior to Designated Preferred as to such distribution, payment in full in an amount equal to the sum of (i) the Capital Amount per unit of Designated Preferred and (ii) the amount of any accrued and unpaid distributions (including, if applicable as provided in Section 3(a) above, distributions on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Capital Preference”). The Issuer intends to comply with the “substantial economic effect” safe harbor contained in Treasury Regulations under Internal Revenue Code Section 704(b) such that, upon the Issuer’s liquidation, distributions to the unit holders shall be made in accordance with capital account balances. The Issuer shall make pro rata allocations of items of gross income to the holders of the Designated Preferred in an amount equal to the difference between the Capital Amount and the initial capital account attributable to the Designated Preferred.

     (b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding units of Designated Preferred and the corresponding amounts payable with respect of any other membership interests of the Issuer ranking equally with Designated Preferred as to such distribution, holders of Designated Preferred and the holders of such other membership interests shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

     (c) Residual Distributions. If the Capital Preference has been paid in full to all holders of Designated Preferred and the corresponding amounts payable with respect of any other membership interests of the Issuer ranking equally with the Designated Preferred as to such distribution has been paid in full, the holders of other membership interests of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred receive cash, securities or other property for their units, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

     Section 5. Redemption.

     (a) Optional Redemption. Except as provided below, the Designated Preferred may not be redeemed prior to the first Distribution Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Distribution Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the units of Designated Preferred at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Capital Amount per unit of Designated Preferred and (ii) except as otherwise provided below, any accrued and unpaid distributions (including, if applicable as provided in Section 3(a) above, distributions on such amount) (regardless of whether any distributions are actually declared) to, but excluding, the date fixed for redemption.

     Notwithstanding the foregoing, prior to the first Distribution Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the units of Designated Preferred at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Capital Amount per unit of Designated Preferred and (ii) except as otherwise provided below, any accrued and unpaid distributions (including, if applicable as provided in Section 3(a) above, distributions on such amount) (regardless of whether any distributions are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Issuer (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” for each other outstanding series of preferred membership interests of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Interests”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred (and any Successor Preferred Interests) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Issuer

(or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

     The redemption price for any unit of Designated Preferred shall be payable on the redemption date to the holder of such units against surrender of the certificate(s) evidencing such units to the Issuer or its agent. Any declared but unpaid distributions payable on a redemption date that occurs subsequent to the Distribution Record Date for a Distribution Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed units on such Distribution Record Date relating to the Distribution Payment Date as provided in Section 3 above.

     (b) No Sinking Fund. The Designated Preferred will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred will have no right to require redemption or repurchase of any units of Designated Preferred.

     (c) Notice of Redemption. Notice of every redemption of units of Designated Preferred shall be given by first class mail, postage prepaid, addressed to the holders of record of the units to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of units of Designated Preferred designated for redemption shall not affect the validity of the proceedings for the redemption of any other units of Designated Preferred. Notwithstanding the foregoing, if the units of Designated Preferred are issued in book-entry form through The Depository Trust Issuer or any other similar facility, notice of redemption may be given to the holders of Designated Preferred at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of units of Designated Preferred to be redeemed and, if less than all the units held by such holder are to be redeemed, the number of such units to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such units are to be surrendered for payment of the redemption price.

     (d) Partial Redemption. In case of any redemption of part of the units of Designated Preferred at the time outstanding, the units to be redeemed shall be selected either pro rata or in such other manner as the Board of Managers or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Managers or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which units of Designated Preferred shall be redeemed from time to time. If fewer than all the units represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed units without charge to the holder thereof.

     (e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the units called for redemption, with a bank or trust company doing business in the Borough of

Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Managers, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any unit so called for redemption has not been surrendered for cancellation, on and after the redemption date distributions shall cease to accrue on all units so called for redemption, all units so called for redemption shall no longer be deemed outstanding and all rights with respect to such units shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the units so called for redemption shall look only to the Issuer for payment of the redemption price of such units.

     Section 6. Conversion. Holders of Designated Preferred units shall have no right to exchange or convert such units into any other securities.

     Section 7. Voting Rights.

     (a) General. The holders of Designated Preferred shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

     (b) Preferred Managers. Whenever, at any time or times, distributions payable on the units of Designated Preferred have not been paid for an aggregate of six quarterly Distribution Periods or more, whether or not consecutive, the authorized number of Managers of the Issuer shall automatically be increased by two and the holders of the Designated Preferred shall have the right to appoint two Managers (hereinafter the “Preferred Managers” and each a “Preferred Manager”) to fill such newly created Manager positions until all accrued and unpaid distributions for all past Distribution Periods, including the latest completed Distribution Period (including, if applicable as provided in Section 3(a) above, distributions on such amount), on all outstanding units of Designated Preferred have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Manager that the election of such Preferred Manager shall not cause the Issuer to violate any governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of units of Designated Preferred to select two Managers as provided above, the Preferred Managers shall cease to be qualified as Managers, the term of office of all Preferred Managers then in office shall terminate immediately and the authorized number of Managers shall be reduced by the number of Preferred Managers elected pursuant hereto. Any Preferred Manager may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the units of Designated Preferred at the time outstanding voting separately as a class together to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Manager becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Manager may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

     (c) Class Voting Rights as to Particular Matters. So long as any units of Designated Preferred are outstanding, in addition to any other vote or consent of members required by law or by the LLC Agreement, the vote or consent of the holders of at least 66 2/3% of the units of Designated Preferred at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

     (i) Authorization of Senior Stock. Any amendment or alteration of the LLC Agreement to authorize or create or increase the authorized amount of, or any issuance of, any membership interests of, or any securities convertible into or exchangeable or exercisable for membership interests of, any class or series of membership interests of the Issuer ranking senior to the Designated Preferred with respect to either or both the payment of distributions and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

     (ii) Amendment of Designated Preferred. Any amendment, alteration or repeal of any provision of the LLC Agreement (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred; or

     (iii) Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding exchange or reclassification involving the Designated Preferred, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the units of Designated Preferred remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such units remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Interests, including any increase in the authorized amount of Designated Preferred necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Interests, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Interests, ranking equally with and/or junior to Designated Preferred with respect to the payment of distributions (whether such distributions are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding units of the Designated Preferred; provided, further, however, that (i) a GMAC Conversion, (ii) the adoption of the second amended and restated version of the LLC Agreement to be entered into on or about December 31, 2008 and (iii) any amendments to the LLC Agreement entered into in connection with the compliance by the Company, General Motors Corporation and/or FIM Holdings LLC with their commitments to the Board of Governors for purposes of such Board’s approval of the Company’s Bank Holding Act application and/or the United States Department of the Treasury for purposes of the Company’s participation in the Troubled Asset Relief Program, or any similar or successor program, will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding units of the Designated Preferred, provided that, in the case of a GMAC Conversion, (i) the Designated Preferred are converted into or exchanged for preferred stock of the resulting corporation having terms substantially the same as the terms of the Designated Preferred and (ii) that the holders of the Designated Preferred will maintain a substantially equivalent economic interest, based on the capital amounts of their respective interests, in the Company after the GMAC Conversion as they held prior to the GMAC Conversion.

     “GMAC Conversion” means, together with related transactions, any conversion of the Company into a corporation through a statutory conversion, the creation of a holding company above the Company and the exchange of all or substantially all of the Company’s outstanding equity interests for equity interests of such holding company, the direct or indirect acquisition by Preferred Blocker Inc. (“Blocker Sub”) of all or substantially all of the Company’s outstanding equity interests in exchange for stock of Blocker Sub, the merger of the Company with and into Blocker Sub, or any other direct or indirect incorporation of the assets and liabilities of the Company, including, without limitation, by merger, consolidation or recapitalization; statutory conversion; direct or indirect, sale, transfer, exchange, pledge or other disposal of economic, voting or other rights; sale, exchange or other acquisition of shares, equity interests or assets; contribution of assets and/or liabilities; liquidation; exchange of securities; conversion of entity, migration of entity or formation of new entity; or other transaction or group of related transactions.

     (d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding units of the Designated Preferred shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

     (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Managers or any duly authorized committee of the Board of Managers, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the LLC Agreement and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred is listed or traded at the time.

     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred may deem and treat the record holder of any unit of Designated Preferred as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

     Section 9. Notices. All notices or communications in respect of Designated Preferred shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the LLC Agreement or by applicable law. Notwithstanding the foregoing, if units of Designated Preferred are issued in book-entry form through The Depository Trust Issuer or any similar facility, such notices may be given to the holders of Designated Preferred in any manner permitted by such facility.

     Section 10. No Preemptive Rights. No unit of Designated Preferred shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

     Section 11. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

     Section 12. Other Rights. The units of Designated Preferred shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the LLC Agreement or as provided by applicable law.

Exhibit B

AMENDMENT NO. 7 TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
GMAC LLC

     This AMENDMENT NO. 7, dated as of December 29, 2008 (this “Amendment”), to the Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC, dated November 30, 2006 (as amended, the “LLC Agreement”), by and among GMAC LLC, a Delaware limited liability company, (the “Issuer”), GM Finance Co. Holdings LLC, a Delaware limited liability company (“GM Holdco”), FIM Holdings LLC, a Delaware limited liability company (“FIM”), GMAC Management LLC, a Delaware limited liability company, and GM Preferred Finance Co. Holdings LLC, a Delaware corporation, as members of the Issuer, and each other Person who at any time becomes a member of the Issuer in accordance with the terms of the LLC Agreement, is made by and between GM Holdco and FIM in their capacity as the Joint Majority Holders. Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the LLC Agreement.

     WHEREAS, GM Holdco and FIM desire to amend the LLC Agreement to create a series of preferred membership interests, capital amount $1,000 per unit, of the Issuer, and that the number of units of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the units of such series are set forth in this Amendment; and

     WHEREAS, GM Holdco and FIM constitute the Joint Majority Holders under the LLC Agreement and in such capacity have the authority under the LLC Agreement to amend certain terms of the LLC Agreement as set forth in this Amendment.

     NOW, THEREFORE, the parties hereto agree as follows:

     Part 1. Designation and Number of Units. There is hereby created a series of preferred membership interests designated as the “Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-2” (the “Designated Preferred”), which shall be subdivided into separate units of ownership having the terms set forth in this Amendment. The authorized number of units of Designated Preferred shall be 250,002.50003.

     Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Amendment and the LLC Agreement to the same extent as if such provisions had been set forth in full herein.

     Part. 3. Definitions. The following terms are used in this Amendment (including the Standard Provisions in Schedule A hereto) as defined below:

     (a) “Capital Amount” means $1,000 per unit of Designated Preferred.

     (b) “Common Interests” means the common membership interests of the Issuer.

     (c) “Distribution Payment Date” means February 15, May 15, August 15 and November 15 of each year.

     (d) “Junior Interests” means the Common Interests, including the Class A Membership Interests, the Class B Membership Interests and the Class C Membership Interests, and any other class or series of membership interest of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred as to distribution rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

     (e) “Minimum Amount” means $62,500,625.01.

     (f) “Parity Interests” means any class or series of membership interests of the Issuer (other than Designated Preferred) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred as to distribution rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether distributions accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Interests shall include (i) the Issuer’s UST Preferred, (ii) the GM Preferred Membership Interest and (ii) the preferred membership interest to be issued to Preferred Blocker Inc., a wholly owned subsidiary of the Issuer (“Blocker Sub”), in connection with the Issuer’s offer to exchange and/or purchase for cash certain outstanding notes of the Issuer for newly issued senior guaranteed notes and subordinated notes of the Issuer and 9% perpetual preferred stock of Blocker Sub and up to $2,000,000,000 in cash, pursuant to that certain Confidential Offering Memorandum, dated as of November 20, 2008, as amended and supplemented (the “Blocker Preferred Membership Interest”).

     (g) “Signing Date” means December 29, 2008.

     (h) “UST Preferred” means the Issuer’s Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-1.

     Part. 4. Preemptive Rights. Section 12.3 of the LLC Agreement is hereby amended in all regards to exempt from the applicability of such section the issuance of the Designated Preferred.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed this 29th day of December 2008.

THE JOINT MAJORITY HOLDERS:

FIM HOLDINGS LLC

By: Cerberus FIM Investors, LLC,
its Managing Member

By: Cerberus FIM, LLC,
its Managing Member

By: /s/ Stephen A. Feinberg_____________________
Name:	Stephen A. Feinberg
Title:	Managing Member

GM FINANCE CO. HOLDINGS LLC

By:	/s/ Ray G. Young
Name:	Ray G. Young
Title:

Schedule A

STANDARD PROVISIONS

     Section 1. General Matters. Each unit of Designated Preferred shall be identical in all respects to every other unit of Designated Preferred. The Designated Preferred shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the LLC Agreement. The Designated Preferred shall rank equally with Parity Interests and shall rank senior to Junior Interests with respect to the payment of distributions and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred:

     (a) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

     (b) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s membership interest holders.

     (c) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

     (d) “Capital Preference” has the meaning set forth in Section 4(a).

     (e) “Distribution Period” has the meaning set forth in Section 3(a).

     (f) “Distribution Record Date” has the meaning set forth in Section 3(a).

     (g) “Original Issue Date” means the date on which units of Designated Preferred are first issued.

     (h) “Preferred Interests” means any and all series of preferred membership interest of the Issuer, including the Designated Preferred.

     (i) “Preferred Manager” has the meaning set forth in Section 7(b).

     (j) “Qualified Equity Offering” means the sale and issuance for cash by the Issuer to persons other than the Issuer or any of its subsidiaries after the Original Issue Date of perpetual Preferred Interests, Common Interests or any combination of such membership interests, that, in each case, qualify as and may be included in Tier 1 capital of the Issuer at the time of issuance under the applicable risk-based capital guidelines of the Issuer’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

     (k) “Standard Provisions” mean these Standard Provisions that form a part of the LLC Agreement.

     (l) “Successor Preferred Interests” has the meaning set forth in Section 5(a).

     (m) “Voting Parity Interests” means, with regard to any matter as to which the holders of Designated Preferred are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the LLC Agreement, any and all series of Parity Interests upon which like voting rights have been conferred and are exercisable with respect to such matter.

     Section 3. Distributions.

     (a) Rate. Holders of Designated Preferred shall be entitled to receive, on each unit of Designated Preferred if, as and when declared by the Board of Managers of the Issuer or any duly authorized committee of the Board of Managers, but only out of assets legally available therefor, cumulative cash distributions with respect to each Distribution Period (as defined below) at a per annum rate of 9.0% on (i) the Capital Amount per unit of Designated Preferred and (ii) the amount of accrued and unpaid distributions for any prior Distribution Period on such unit of Designated Preferred, if any. Such distributions shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Distribution Payment Date (i.e., no distributions shall accrue on other distributions unless and until the first Distribution Payment Date for such other distributions has passed without such other distributions having been paid on such date) and shall be payable quarterly in arrears on each Distribution Payment Date, commencing with the first such Distribution Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Distribution Payment Date would otherwise fall on a day that is not a Business Day, the distribution payment due on that date will be postponed to the next day that is a Business Day and no additional distributions will accrue as a result of that postponement. The period from and including any Distribution Payment Date to, but excluding, the next Distribution Payment Date is a “Distribution Period”, provided that the initial Distribution Period shall be the period from and including the Original Issue Date to, but excluding, the next Distribution Payment Date.

     Distributions that are payable on Designated Preferred in respect of any Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of distributions payable on Designated Preferred on any date prior to the end of a Distribution Period, and for the initial Distribution Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

     Dividends that are payable on Designated Preferred on any Distribution Payment Date will be payable to holders of record of Designated Preferred as they appear on the Schedule of Members of the Issuer contemplated by the LLC Agreement on the applicable record date, which shall be the 15th calendar day immediately preceding such Distribution Payment Date or such other record date fixed by the Board of Managers or any duly authorized committee of the Board of Managers that is not more than 60 nor less than 10 days prior to such Distribution Payment

Date (each, a “Distribution Record Date”). Any such day that is a Distribution Record Date shall be a Distribution Record Date whether or not such day is a Business Day.

     Holders of Designated Preferred shall not be entitled to any distributions, whether payable in cash, securities or other property, other than distributions (if any) declared and payable on Designated Preferred as specified in this Section 3 (subject to the other provisions of the LLC Agreement). The Issuer shall make pro rata allocations of items of gross income to the holders of the Designated Preferred in an amount equal to any distributions to which such holders are entitled under this Section 3.

     (b) Priority of Dividends. So long as any unit of Designated Preferred remains outstanding, no distribution shall be declared or paid on the Common Interests or any other Junior Interests (other than distributions payable solely in either Common Interests or such Junior Interests, as applicable) or Parity Interests, subject to the immediately following paragraph in the case of Parity Interests, and no Common Interests, Junior Interests or Parity Interests shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries unless all accrued and unpaid distributions for all past Distribution Periods, including the latest completed Distribution Period (including, if applicable as provided in Section 3(a) above, distributions on such amount), on all outstanding units of Designated Preferred have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of units of Designated Preferred on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of Common Interests or other Junior Interests in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Issuer or any of its subsidiaries of record ownership in Junior Interests or Parity Interests for the beneficial ownership of any other persons (other than the Issuer or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Interests for or into other Junior Interests or of Parity Interests for or into other Parity Interests (with the same or lesser aggregate liquidation amount) or Junior Interests, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Interests and (iv) tax distributions on Junior Interests to the extent determined to be reasonably necessary by the Board of Managers.

     When distributions are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Distribution Payment Date (or, in the case of Parity Interests having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within a Distribution Period related to such Distribution Payment Date) in full upon Designated Preferred and any Parity Interests, all distributions declared on Designated Preferred and all such Parity Interests and payable on such Distribution Payment Date (or, in the case of Parity Interests having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the Distribution Period related to such Distribution Payment Date) shall be declared pro rata so that the respective amounts of such distributions declared shall bear the same ratio to each other as all accrued and unpaid distributions per unit on the units of

Designated Preferred (including, if applicable as provided in Section 3(a) above, distributions on such amount) and all Parity Interests payable on such Distribution Payment Date (or, in the case of Parity Interests having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the Distribution Period related to such Distribution Payment Date) (subject to their having been declared by the Board of Managers or a duly authorized committee of the Board of Managers out of legally available funds and including, in the case of Parity Interests that bear cumulative distributions, all accrued but unpaid distributions) bear to each other. If the Board of Managers or a duly authorized committee of the Board of Managers determines not to pay any distribution or a full distribution on a Distribution Payment Date, the Issuer will provide written notice to the holders of Designated Preferred prior to such Distribution Payment Date. Subject to the foregoing, and not otherwise, such distributions (payable in cash, securities or other property) as may be determined by the Board of Managers or any duly authorized committee of the Board of Managers may be declared and paid on any securities, including Common Interests and other Junior Interests, from time to time out of any funds legally available for such payment, and holders of Designated Preferred shall not be entitled to participate in any such distributions.

Section 4. Liquidation Rights.

     (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred shall be entitled to receive for each unit of Designated Preferred held by them, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to members of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Interests and any other membership interests of the Issuer ranking junior to Designated Preferred as to such distribution, payment in full in an amount equal to the sum of (i) the Capital Amount per unit of Designated Preferred and (ii) the amount of any accrued and unpaid distributions (including, if applicable as provided in Section 3(a) above, distributions on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Capital Preference”). The Issuer intends to comply with the “substantial economic effect” safe harbor contained in Treasury Regulations under Internal Revenue Code Section 704(b) such that, upon the Issuer’s liquidation, distributions to the unit holders shall be made in accordance with capital account balances. The Issuer shall make pro rata allocations of items of gross income to the holders of the Designated Preferred in an amount equal to the difference between the Capital Amount and the initial capital account attributable to the Designated Preferred.

     (b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding units of Designated Preferred and the corresponding amounts payable with respect of any other membership interests of the Issuer ranking equally with Designated Preferred as to such distribution, holders of Designated Preferred and the holders of such other membership interests shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

     (c) Residual Distributions. If the Capital Preference has been paid in full to all holders of Designated Preferred and the corresponding amounts payable with respect of any other membership interests of the Issuer ranking equally with the Designated Preferred as to such distribution has been paid in full, the holders of other membership interests of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred receive cash, securities or other property for their units, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

Section 5. Redemption.

     (a) Optional Redemption. Except as provided below, the Designated Preferred may not be redeemed prior to the later of (i) the first Distribution Payment Date falling on or after the third anniversary of the Original Issue Date and (ii) the date on which all outstanding units of UST Preferred have been redeemed, repurchased or otherwise acquired by the Issuer. On or after the first Distribution Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the units of Designated Preferred at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Capital Amount per unit of Designated Preferred and (ii) except as otherwise provided below, any accrued and unpaid distributions (including, if applicable as provided in Section 3(a) above, distributions on such amount) (regardless of whether any distributions are actually declared) to, but excluding, the date fixed for redemption.

     Notwithstanding the foregoing, prior to the first Distribution Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, and subject to the requirement that all outstanding units of UST Preferred shall previously have been redeemed, repurchased or otherwise acquired by the Issuer, may redeem, in whole or in part, at any time and from time to time, the units of Designated Preferred at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Capital Amount per unit of Designated Preferred and (ii) except as otherwise provided below, any accrued and unpaid distributions (including, if applicable as provided in Section 3(a) above, distributions on such amount) (regardless of whether any distributions are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Issuer (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” for each other outstanding series of preferred membership interests of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Interests”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity

Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred (and any Successor Preferred Interests) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Issuer (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

     The redemption price for any unit of Designated Preferred shall be payable on the redemption date to the holder of such units against surrender of the certificate(s) evidencing such units to the Issuer or its agent. Any declared but unpaid distributions payable on a redemption date that occurs subsequent to the Distribution Record Date for a Distribution Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed units on such Distribution Record Date relating to the Distribution Payment Date as provided in Section 3 above.

     (b) No Sinking Fund. The Designated Preferred will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred will have no right to require redemption or repurchase of any units of Designated Preferred.

     (c) Notice of Redemption. Notice of every redemption of units of Designated Preferred shall be given by first class mail, postage prepaid, addressed to the holders of record of the units to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of units of Designated Preferred designated for redemption shall not affect the validity of the proceedings for the redemption of any other units of Designated Preferred. Notwithstanding the foregoing, if the units of Designated Preferred are issued in book-entry form through The Depository Trust Issuer or any other similar facility, notice of redemption may be given to the holders of Designated Preferred at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of units of Designated Preferred to be redeemed and, if less than all the units held by such holder are to be redeemed, the number of such units to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such units are to be surrendered for payment of the redemption price.

     (d) Partial Redemption. In case of any redemption of part of the units of Designated Preferred at the time outstanding, the units to be redeemed shall be selected either pro rata or in such other manner as the Board of Managers or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Managers or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which units of Designated Preferred shall be redeemed from time to time. If fewer than all the units represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed units without charge to the holder thereof.

     (e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the units called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Managers, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any unit so called for redemption has not been surrendered for cancellation, on and after the redemption date distributions shall cease to accrue on all units so called for redemption, all units so called for redemption shall no longer be deemed outstanding and all rights with respect to such units shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the units so called for redemption shall look only to the Issuer for payment of the redemption price of such units.

     Section 6. Conversion. Holders of Designated Preferred units shall have no right to exchange or convert such units into any other securities.

     Section 7. Voting Rights.

     (a) General. The holders of Designated Preferred shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

     (b) Preferred Managers. Whenever, at any time or times, distributions payable on the units of Designated Preferred have not been paid for an aggregate of six quarterly Distribution Periods or more, whether or not consecutive, the authorized number of Managers of the Issuer shall automatically be increased by two and the holders of the Designated Preferred shall have the right to appoint two Managers (hereinafter the “Preferred Managers” and each a “Preferred Manager”) to fill such newly created Manager positions until all accrued and unpaid distributions for all past Distribution Periods, including the latest completed Distribution Period (including, if applicable as provided in Section 3(a) above, distributions on such amount), on all outstanding units of Designated Preferred have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Manager that the election of such Preferred Manager shall not cause the Issuer to violate any governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of units of Designated Preferred to select two Managers as provided above, the Preferred Managers shall cease to be qualified as Managers, the term of office of all Preferred Managers then in office shall terminate immediately and the authorized number of Managers shall be reduced by the number of Preferred Managers elected pursuant hereto. Any Preferred Manager may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the units of Designated Preferred at the time outstanding voting separately as a class together to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Manager becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Manager may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

     (c) Class Voting Rights as to Particular Matters. So long as any units of Designated Preferred are outstanding, in addition to any other vote or consent of members required by law or by the LLC Agreement, the vote or consent of the holders of at least 66 2/3% of the units of Designated Preferred at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

     (i) Authorization of Senior Stock. Any amendment or alteration of the LLC Agreement to authorize or create or increase the authorized amount of, or any issuance of, any membership interests of, or any securities convertible into or exchangeable or exercisable for membership interests of, any class or series of membership interests of the Issuer ranking senior to the Designated Preferred with respect to either or both the payment of distributions and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

     (ii) Amendment of Designated Preferred. Any amendment, alteration or repeal of any provision of the LLC Agreement (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred; or

     (iii) Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding exchange or reclassification involving the Designated Preferred, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the units of Designated Preferred remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such units remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Interests, including any increase in the authorized amount of Designated Preferred necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Interests, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Interests, ranking equally with and/or junior to Designated Preferred with respect to the payment of distributions (whether such distributions are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the

Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding units of the Designated Preferred; provided, further, however, that (i) a GMAC Conversion, (ii) the adoption of the second amended and restated version of the LLC Agreement to be entered into on or about December 31, 2008 and (iii) any amendments to the LLC Agreement entered into in connection with the compliance by the Company, General Motors Corporation and/or FIM Holdings LLC with their commitments to the Board of Governors for purposes of such Board’s approval of the Company’s Bank Holding Act application and/or the United States Department of the Treasury for purposes of the Company’s participation in the Troubled Asset Relief Program, or any similar or successor program, will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding units of the Designated Preferred, provided that, in the case of a GMAC Conversion, (i) the Designated Preferred are converted into or exchanged for preferred stock of the resulting corporation having terms substantially the same as the terms of the Designated Preferred and (ii) that the holders of the Designated Preferred will maintain a substantially equivalent economic interest, based on the capital amounts of their respective interests, in the Company after the GMAC Conversion as they held prior to the GMAC Conversion.

     “GMAC Conversion” means, together with related transactions, any conversion of the Company into a corporation through a statutory conversion, the creation of a holding company above the Company and the exchange of all or substantially all of the Company’s outstanding equity interests for equity interests of such holding company, the direct or indirect acquisition by Preferred Blocker Inc. (“Blocker Sub”) of all or substantially all of the Company’s outstanding equity interests in exchange for stock of Blocker Sub, the merger of the Company with and into Blocker Sub, or any other direct or indirect incorporation of the assets and liabilities of the Company, including, without limitation, by merger, consolidation or recapitalization; statutory conversion; direct or indirect, sale, transfer, exchange, pledge or other disposal of economic, voting or other rights; sale, exchange or other acquisition of shares, equity interests or assets; contribution of assets and/or liabilities; liquidation; exchange of securities; conversion of entity, migration of entity or formation of new entity; or other transaction or group of related transactions.

     (d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding units of the Designated Preferred shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

     (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Managers or any duly authorized committee of the Board of Managers, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the LLC Agreement and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred is listed or traded at the time.

     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred may deem and treat the record holder of any unit of Designated Preferred as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

     Section 9. Notices. All notices or communications in respect of Designated Preferred shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the LLC Agreement or by applicable law. Notwithstanding the foregoing, if units of Designated Preferred are issued in book-entry form through The Depository Trust Issuer or any similar facility, such notices may be given to the holders of Designated Preferred in any manner permitted by such facility.

     Section 10. No Preemptive Rights. No unit of Designated Preferred shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

     Section 11. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

     Section 12. Other Rights. The units of Designated Preferred shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the LLC Agreement or as provided by applicable law.

Exhibit I

     AMENDMENT NO. 1 TO
FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
GMAC LLC

     This AMENDMENT NO. 1, dated as of May 21, 2009 (this “Amendment”), to the Fourth Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC, dated April 15, 2009 (as amended, the “LLC Agreement”), by and among GMAC LLC, a Delaware limited liability company, (the “Issuer”), GM Finance Co. Holdings LLC, a Delaware limited liability company (“GM Holdco”), GMAC Preferred Finance Co. Holdings LLC, a Delaware limited liability company, FIM Holdings LLC, a Delaware limited liability company (“FIM”), GMAC Management LLC, a Delaware limited liability company, Preferred Blocker Inc., a Delaware corporation (“Blocker Sub”), and the United States Department of the Treasury, as members of the Issuer, and each other Person who at any time becomes a member of the Issuer in accordance with the terms of the LLC Agreement, is made by and between GM Holdco and FIM in their capacity as the holders of all of the issued and outstanding Common Interests. Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the LLC Agreement.

     WHEREAS, GM Holdco and FIM desire to amend the LLC Agreement to create a series of preferred membership interests, capital amount $50 per unit, of the Issuer, and that the number of units of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the units of such series are set forth in this Amendment;

     WHEREAS, GM Holdco and FIM are the holders of all of the issued and outstanding Common Interests as of the date hereof and in such capacity have the right under the LLC Agreement to consent to the amendment of certain terms of the LLC Agreement as set forth in this Amendment upon the approval of such amendments by the Board of Managers of GMAC LLC; and

     WHEREAS, the Board of Managers of GMAC LLC has approved this Amendment.

     NOW, THEREFORE, the parties hereto agree as follows:

     Part 1. Designation and Number of Units. There is hereby created a series of preferred membership interests designated as the “Fixed Rate Cumulative Mandatorily Convertible Preferred Membership Interests, Series F” (the “Designated Preferred”), which shall be subdivided into separate units of ownership having the terms set forth in this Amendment. The authorized number of units of Designated Preferred shall be 157,500,000.

     Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Amendment and the LLC Agreement to the same extent as if such provisions had been set forth in full herein.

     Part. 3. Definitions. The following terms are used in this Amendment (including the Standard Provisions in Schedule A hereto) as defined below:

     (a) “Capital Amount” means $50 per unit of Designated Preferred.

     (b) “Common Interests” means the common membership interests of the Issuer.

     (c) “Distribution Payment Date” means February 15, May 15, August 15 and November 15 of each year.

     (d) “Junior Interests” means the Common Interests, the Class C Membership Interests, and any other class or series of membership interest of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred as to distribution rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

     (e) “Parity Interests” means any class or series of membership interests of the Issuer (other than Designated Preferred) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred as to distribution rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether distributions accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Interests shall include (i) the GM Preferred Membership Interests, (ii) the Class D-1 Preferred Membership Interests, (iii) the Class D-2 Preferred Membership Interests and (iv) the Class E Preferred Membership Interests.

     (f) “Signing Date” means May 21, 2009.

     Part. 4. Preemptive Rights. Section 12.3 of the LLC Agreement is hereby amended in all regards to exempt from the applicability of such section the issuance of the Designated Preferred.

[Remainder of Page Intentionally Left Blank]

2

     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed this 21st day of May 2009.

FIM HOLDINGS LLC

By: Cerberus FIM Investors, LLC,
its Managing Member

By: Cerberus FIM, LLC,
its Managing Member

By: /s/ Seth Plattus____________
Name: Seth Plattus
Title: Managing Director

GM FINANCE CO. HOLDINGS LLC

By: /s/ Walter Borst____________
Name: Walter Borst
Title: Chief Executive Officer

3

Schedule A

STANDARD PROVISIONS

     Section 1. General Matters. Each unit of Designated Preferred shall be identical in all respects to every other unit of Designated Preferred. The Designated Preferred shall rank equally with Parity Interests and shall rank senior to Junior Interests with respect to the payment of distributions and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.

     Section 2. Standard Definitions. As used herein with respect to Designated Preferred:

     (a) “Applicable Distribution Rate” means 9% per annum.

     (b) “Appraiser” means an investment bank of national reputation, engaged by the Issuer with the approval of the United States Department of the Treasury (such approval not to be unreasonably withheld).

     (c) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

     (d) “As-Converted Value” means the amount equal to the greater of (A) the Conversion Price and (B)(i) if the Common Interests are traded on a national securities exchange, the market price of the Common Interests on the date of repurchase or conversion (calculated based on the average closing price during the 20 trading day period beginning on the day after notice of repurchase or conversion is given) or (ii) if the Common Interests are not traded on a national securities exchange, the per Common Interest Fair Market Value of the Issuer as of the last day of the most recent calendar quarter prior to the repurchase or conversion date as determined by an Appraiser.

     (e) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s membership interest holders.

     (f) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

     (g) “Capital Preference” has the meaning set forth in Section 4(a).

     (h) “Change of Control” means the existence or occurrence of any of the following: (i) the sale, conveyance or disposition of all or substantially all of the assets of the Issuer; (ii) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Issuer is disposed of (excluding any disposition in connection with a public offering or to widely dispersed institutional purchasers); (iii) the consolidation, merger or other business combination of the Issuer with or into any other entity, immediately following which the members of the Issuer fail to own, directly or indirectly, at least fifty percent

(50%) of the voting equity of the surviving entity; (iv) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquires more than fifty percent (50%) of the voting equity of the Issuer; or (v) the replacement of a majority of the Board of Managers with individuals who were not nominated or elected by at least a majority of the Managers at the time of such replacement; provided, however, that none of (i) a GMAC Conversion (as defined below), (ii) the issuance and sale of Common Interests pursuant to any conversion of any of GMAC’s Preferred Membership Interests; or (iii) the sale or distribution of Common Interests by FIM or GM Holdco in order to comply with their commitments to the Federal Reserve in connection with the Issuer’s Bank Holding Company status, shall constitute a change of control.

     (i) “Conversion Price” means the capital amount per unit of Designated Preferred divided by the then-applicable Conversion Rate.

     (j) “Conversion Rate” initially means 0.00432, subject to the anti-dilution provisions set forth in Appendix A, which number represents the number of Common Interests for which a unit of Designated Preferred shall be exchanged pursuant to the exercise of the Optional Conversion or the Mandatory Conversion.

     (k) “Distribution Period” has the meaning set forth in Section 3(a).

     (l) “Distribution Record Date” has the meaning set forth in Section 3(a).

     (m) “Fair Market Value” means, in reference to the Common Interests, the fair market value of the Common Interests, as between a willing buyer and a willing seller in an arms’ length transaction occurring on the date of valuation, taking into account the factors suggested by the Issuer and the United States Department of the Treasury, to the extent the Appraiser deems appropriate.

     (n) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

     (o) “Mandatory Conversion” means the mandatory conversion of each unit of the Designated Preferred into Common Interests at the then-applicable Conversion Rate on the seventh anniversary of the Original Issue Date.

     (p) “Optional Conversion” means the conversion of units of the Designated Preferred into Common Interests at the then-applicable Conversion Rate, either (i) in whole or in part, at any time or from time to time, at the election of the Issuer, subject to the requirements and conditions set forth in Section 6(a)(i)(A), or (ii) in whole or in part, at the election of the Holder, upon any public offering of the Common Interests or upon the occurrence of a Change of Control of the Issuer, subject to the requirements and conditions set forth in Section 6(a)(i)(B).

     (q) “Original Issue Date” means the date on which units of Designated Preferred are first issued.

     (r) “Preferred Interests” means any and all series of preferred membership interest of the Issuer, including the Designated Preferred.

     (s) “Redemption Price” means (i) during the period from the Original Issue Date to, but excluding, the second anniversary of the Original Issue Date, the sum of (A) the Capital Amount and (B) any accrued and unpaid distributions (including, if applicable as provided in Section 3(a) below, distributions on such amount) to, but excluding, the date fixed for redemption, and (ii) from and after the second anniversary of the Original Issue Date, the greater of (A) the amount calculated in clause (i) and (B) the As-Converted Value of the Designated Preferred to be redeemed.

     (t) “Standard Provisions” mean these Standard Provisions that form a part of the LLC Agreement.

     Section 3. Distributions.

     (a) Rate. Holders of Designated Preferred shall be entitled to receive, on each unit of Designated Preferred if, as and when declared by the Board of Managers of the Issuer or any duly authorized committee of the Board of Managers, but only out of assets legally available therefor, cumulative cash distributions with respect to each Distribution Period (as defined below) at a rate per annum equal to the Applicable Distribution Rate on (i) the Capital Amount per unit of Designated Preferred and (ii) the amount of accrued and unpaid distributions for any prior Distribution Period on such unit of Designated Preferred, if any. Such distributions shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Distribution Payment Date (i.e., no distributions shall accrue on other distributions unless and until the first Distribution Payment Date for such other distributions has passed without such other distributions having been paid on such date) and shall be payable quarterly in arrears on each Distribution Payment Date, commencing with the first such Distribution Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Distribution Payment Date would otherwise fall on a day that is not a Business Day, the distribution payment due on that date will be postponed to the next day that is a Business Day and no additional distributions will accrue as a result of that postponement. The period from and including any Distribution Payment Date to, but excluding, the next Distribution Payment Date is a “Distribution Period,” provided that the initial Distribution Period shall be the period from and including the Original Issue Date to, but excluding, the next Distribution Payment Date.

     Distributions that are payable on Designated Preferred in respect of any Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of distributions payable on Designated Preferred on any date prior to the end of a Distribution Period, and for the initial Distribution Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

     Distributions that are payable on Designated Preferred on any Distribution Payment Date will be payable to holders of record of Designated Preferred as they appear on the Schedule of Members of the Issuer contemplated by the LLC Agreement on the applicable record date, which shall be the 15th calendar day immediately preceding such Distribution Payment Date or such other record date fixed by the Board of Managers or any duly authorized committee of the Board of Managers that is not more than 60 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”). Any such day that is a Distribution Record Date shall be a Distribution Record Date whether or not such day is a Business Day.

     Holders of Designated Preferred shall not be entitled to any distributions, whether payable in cash, securities or other property, other than distributions (if any) declared and payable on Designated Preferred as specified in this Section 3 (subject to the other provisions of the LLC Agreement). The Issuer shall make pro rata allocations of items of gross income to the holders of the Designated Preferred in an amount equal to any distributions to which such holders are entitled under this Section 3.

     (b) Priority of Distributions. So long as any unit of Designated Preferred remains outstanding and owned by the United States Department of the Treasury or its affiliates, no distribution shall be declared or paid on the Common Interests or any other Junior Interests or Parity Interests, subject to the immediately following paragraph in the case of Parity Interests, and no Common Interests, Junior Interests, Parity Interests or trust preferred securities issued by the Issuer or any affiliate of the Issuer shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries unless all accrued and unpaid distributions for all past Distribution Periods, including the latest completed Distribution Period (including, if applicable as provided in Section 3(a) above, distributions on such amount), on all outstanding units of Designated Preferred have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of units of Designated Preferred on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of Common Interests or other Junior Interests in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Issuer or any of its subsidiaries of record ownership in Junior Interests or Parity Interests for the beneficial ownership of any other persons (other than the Issuer or any of its subsidiaries), including as trustees or custodians; (iii) the exchange or conversion of Junior Interests for or into other Junior Interests or of Parity Interests for or into other Parity Interests (with the same or lesser aggregate capital amount) or Junior Interests, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Interests; (iv) distributions by any wholly-owned subsidiary of the Issuer; (v) redemptions of securities held by the Issuer or any wholly-owned subsidiary of the Issuer; and (vi) tax distributions on Junior Interests to the extent determined to be reasonably necessary by the Board of Managers and as are otherwise permitted under Article V of the LLC Agreement.

     When distributions are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Distribution Payment Date (or, in the case of Parity Interests having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within a Distribution Period related to such Distribution Payment Date) in full upon Designated Preferred and any Parity Interests, all distributions declared on Designated Preferred and all such Parity Interests and payable on such Distribution Payment Date (or, in the case of Parity Interests having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the Distribution Period related to such Distribution Payment Date) shall be declared pro rata so that the respective amounts of such distributions declared shall bear the same ratio to each other as all accrued and unpaid distributions per unit on the units of Designated Preferred (including, if applicable as provided in Section 3(a) above, distributions on such amount) and all Parity Interests payable on such Distribution Payment Date (or, in the case of Parity Interests having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the Distribution Period related to such Distribution Payment Date) (subject to their having been declared by the Board of Managers or a duly authorized committee of the Board of Managers out of legally available funds and including, in the case of Parity Interests that bear cumulative distributions, all accrued but unpaid distributions) bear to each other. If the Board of Managers or a duly authorized committee of the Board of Managers determines not to pay any distribution or a full distribution on a Distribution Payment Date, the Issuer will provide written notice to the holders of Designated Preferred prior to such Distribution Payment Date. Subject to the foregoing, and not otherwise, such distributions (payable in cash, securities or other property) as may be determined by the Board of Managers or any duly authorized committee of the Board of Managers may be declared and paid on any securities, including Common Interests and other Junior Interests, from time to time out of any funds legally available for such payment, and holders of Designated Preferred shall not be entitled to participate in any such distributions.

     Section 4. Liquidation Rights.

     (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred shall be entitled to receive for each unit of Designated Preferred held by them, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to members of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Interests and any other membership interests of the Issuer ranking junior to Designated Preferred as to such distribution, payment in full in an amount equal to the sum of (i) the Capital Amount per unit of Designated Preferred and (ii) the amount of any accrued and unpaid distributions (including, if applicable as provided in Section 3(a) above, distributions on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Capital Preference”). The Issuer intends to comply with the “substantial economic effect” safe harbor contained in Treasury Regulations under Internal Revenue Code Section 704(b) such that, upon the Issuer’s liquidation, distributions to the unit holders shall be made in accordance with capital account balances. The Issuer shall make pro rata allocations of items of gross income to the holders of the Designated Preferred in an amount equal to the difference between the Capital Amount and the initial capital account attributable to the Designated Preferred.

     (b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding units of Designated Preferred and the corresponding amounts payable with respect of any other membership interests of the Issuer ranking equally with Designated Preferred as to such distribution, holders of Designated Preferred and the holders of such other membership interests shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

     (c) Residual Distributions. If the Capital Preference has been paid in full to all holders of Designated Preferred and the corresponding amounts payable with respect to any other membership interests of the Issuer ranking equally with the Designated Preferred as to such distribution have been paid in full, the holders of other membership interests of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred receive cash, securities or other property for their units, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

     Section 5. Redemption.

     (a) Optional Redemption. The Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the units of Designated Preferred at the time outstanding, upon notice given as provided in Section 5(c) below, at the then-applicable Redemption Price.

     (b) Payment of Redemption Price. The Redemption Price for any unit of Designated Preferred shall be payable on the redemption date to the holder of such units against surrender of the certificate(s) evidencing such units to the Issuer or its agent. Any declared but unpaid distributions payable on a redemption date that occurs subsequent to the Distribution Record Date for a Distribution Period shall not be paid to the holder entitled to receive the Redemption Price on the redemption date, but rather shall be paid to the holder of record of the redeemed units on such Distribution Record Date relating to the Distribution Payment Date as provided in Section 3 above.

     (c) No Sinking Fund. The Designated Preferred will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred will have no right to require redemption or repurchase of any units of Designated Preferred.

     (d) Notice of Redemption. Notice of every redemption of units of Designated Preferred shall be given by first class mail, postage prepaid, addressed to the holders of record of the units to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of units of Designated Preferred designated for redemption shall not affect the validity of the proceedings for the redemption of any other units of Designated Preferred. Notwithstanding the foregoing, if the units of Designated Preferred are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of units of Designated Preferred to be redeemed and, if less than all the units held by such holder are to be redeemed, the number of such units to be redeemed from such holder; (3) the Redemption Price, or the method pursuant to which the Redemption Price shall be calculated; and (4) the place or places where certificates for such units are to be surrendered for payment of the redemption price.

     (e) Partial Redemption. In case of any redemption of part of the units of Designated Preferred at the time outstanding, the units to be redeemed shall be redeemed pro rata. Subject to the provisions hereof, the Board of Managers or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which units of Designated Preferred shall be redeemed from time to time. If fewer than all the units represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed units without charge to the holder thereof.

     (f) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the units called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Managers, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any unit so called for redemption has not been surrendered for cancellation, on and after the redemption date distributions shall cease to accrue on all units so called for redemption, all units so called for redemption shall no longer be deemed outstanding and all rights with respect to such units shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the units so called for redemption shall look only to the Issuer for payment of the redemption price of such units.

Section 6. Conversion.

     (a) Optional and Mandatory Conversion.

(i) Prior to the seventh anniversary of the Original Issue Date,

     (A) the Issuer may, at its option, exercise the Optional Conversion in whole or in part, subject to the approval of the Federal Reserve, provided that the Issuer shall not convert any Convertible Preferred to the extent such conversion would result in the Investor owning in excess of 49% of the Issuer’s Common Interests (after giving effect to such conversion and assuming that any of the Common Interests issued to GM Holdco on January 16, 2009 (so long as such Common Interests are held as collateral for the $884 million rights offering loan to General Motors Corporation) are owned by the Investor), except (1) with the prior written consent of the Investor, (2) pursuant to the Issuer’s capital plan, as agreed upon by the Federal Reserve, or (3) pursuant to an order of the Federal Reserve compelling such a conversion; and

     (B) in the event of any public offering of the Common Interests or upon the occurrence of a Change of Control of the Issuer, a Holder may, at its option, exercise the Optional Conversion in whole or in part, other than with respect to any units of Designated Preferred with respect to which the Issuer shall have given notice of redemption pursuant to Section 5.

     (ii) On the seventh anniversary of the Closing Date, any units of Designated Preferred which remain outstanding and are held by the Investor or its transferees shall each convert to Common Interests pursuant to the Mandatory Conversion.

     (iii) Upon any conversion of units of the Designated Preferred pursuant to the Optional Conversion or the Mandatory Conversion, the Issuer shall pay any accrued and unpaid distributions (including, if applicable as provided in Section 3(a) above, distributions on such amount), whether or not declared, to the date of payment, in either cash or Common Interests, to the holder of each unit of the Designated Preferred to be converted into Common Interests. If the Issuer elects to make such payment in the form of Common Interests, the number of Common Interests to be distributed for this purpose will be determined based on the Conversion Price.

     (iv) Common Interests issuable pursuant to the conversion of any unit of the Designated Preferred shall be issued on the conversion date to the holder of such units against surrender of the certificate(s) evidencing such units to the Issuer or its agent, duly endorsed or assigned to the Corporation or in blank. Any issuance of Common Interests or payment of cash in respect of declared but unpaid distributions payable on a conversion date that occurs subsequent to the Distribution Record Date for a Distribution Period shall not be paid to the holder entitled to receive the Common Interests issued pursuant to the conversion on the conversion date, but rather shall be paid to the holder of record of the converted units on such Distribution Record Date relating to the Distribution Payment Date as provided in Section 3 above. In connection with any conversion of the Designated Preferred pursuant to this Section 6, the Issuer intends to follow the methodology set forth in the proposed Treasury Regulations relating to noncompensatory partnership options published in the Federal Register on January 22, 2003 (68 Fed. Reg. 2930-01).

     (b) Notice of Conversion. Notice of any election to convert units of Designated Preferred shall be given by first class mail, postage prepaid. Any such notice given by the Issuer shall be addressed to the holders of record of the units to be converted at their respective last addresses appearing on the books of the Issuer. Any such notice given by the holders of units of the Designated Preferred shall be addressed to the Issuer at its principal business address. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for conversion. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder or the Issuer receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to the Issuer or to any holder of units of Designated Preferred designated for conversion shall not affect the validity of the proceedings for the conversion of any other units of Designated Preferred. Notwithstanding the foregoing, if the units of Designated Preferred are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of conversion may be given to the holders of Designated Preferred at such time and in any manner permitted by such facility. Each notice of conversion given to a holder or to the Issuer shall state: (1) the conversion date; (2) the number of units of Designated Preferred to be converted and, if less than all the units held by such holder are to be converted, the number of such units to be converted from such holder; (3) the number of Common Interests into which such units of Designated Preferred shall be converted; and (4) the place or places where certificates for such units are to be surrendered for payment.

     (c) Partial Conversion. In case of any conversion of part of the units of Designated Preferred at the time outstanding, the units to be converted shall be converted pro rata. Subject to the provisions hereof, the Board of Managers or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which units of Designated Preferred shall be converted from time to time. If fewer than all the units represented by any certificate are converted, a new certificate shall be issued representing the unconverted units without charge to the holder thereof.

     (d) Cash Payments in Lieu of Fractional Shares. No fractional units of Common Interests shall be issued upon conversion of Designated Preferred. In lieu of any fractional units which would otherwise be deliverable upon the conversion of any Designated Preferred, the Issuer shall pay to the holder of such units an amount in cash (computed to the nearest cent), determined based on the As-Converted Value.

     (e) Effectiveness of Conversion. If notice of conversion has been duly given and if on or before the conversion date specified in the notice all funds necessary for the conversion and certificates representing the Common Interests to be issued have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the units called for conversion, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Managers, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any unit so called for conversion has not been surrendered for cancellation, on and after the conversion date distributions shall cease to accrue on all units so called for conversion, all units so called for conversion shall no longer be deemed outstanding and all rights with respect to such units shall forthwith on such conversion date cease and terminate, except only the right of the holders thereof to receive the amount payable on such conversion from such bank or trust company, without interest. Any funds or certificates representing Common Interests unclaimed at the end of three years from the conversion date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the units so called for conversion shall look only to the Issuer for payment of the conversion price of such units.

Section 7. Voting Rights.

     (a) General. The holders of Designated Preferred shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

     (b) RESERVED.

     (c) Class Voting Rights as to Particular Matters. So long as any units of Designated Preferred are outstanding, in addition to any other vote or consent of members required by law or by the LLC Agreement, the vote or consent of the holders of at least a majority of the units of Designated Preferred at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

     (i) Authorization of Senior Stock. Any amendment or alteration of the LLC Agreement to authorize or create or increase the authorized amount of, or any issuance of, any membership interests of, or any securities convertible into or exchangeable or exercisable for membership interests of, any class or series of membership interests of the Issuer ranking senior to the Designated Preferred with respect to either or both the payment of distributions and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

     (ii) Amendment of Designated Preferred. Any amendment, alteration or repeal of any provision of the LLC Agreement (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred; or

     (iii) Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding exchange or reclassification involving the Designated Preferred other than an Optional Conversion or Mandatory Conversion, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the units of Designated Preferred remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such units remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Interests, including any increase in the authorized amount of Designated Preferred necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Interests, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Interests, ranking equally with and/or junior to Designated Preferred with respect to the payment of distributions (whether such distributions are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding units of the Designated Preferred; provided, further, however, that (i) a GMAC Conversion and (ii) any amendments to the LLC Agreement entered into in connection with the compliance by the Issuer, General Motors Corporation and/or FIM Holdings LLC with their commitments to the Federal Reserve in connection with the Issuer’s status as a Bank Holding Company and/or the United States Department of the Treasury for purposes of the Issuer’s participation in the Troubled Asset Relief Program, or any similar or successor program, will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding units of the Designated Preferred, provided that, in the case of a GMAC Conversion, (i) the Designated Preferred are converted into or exchanged for preferred stock of the resulting corporation having terms substantially the same as the terms of the Designated Preferred and (ii) that the holders of the Designated Preferred will maintain a substantially equivalent economic interest, based on the capital amounts of their respective interests, in the Issuer after the GMAC Conversion as they held prior to the GMAC Conversion.

     “GMAC Conversion” means, together with related transactions, any conversion of the Issuer into a corporation through a statutory conversion, the creation of a holding company above the Issuer and the exchange of all or substantially all of the Issuer’s outstanding equity interests for equity interests of such holding company, the direct or indirect acquisition by Blocker Sub of all or substantially all of the Issuer’s outstanding equity interests in exchange for stock of Blocker Sub, the merger of the Issuer with and into Blocker Sub, or any other direct or indirect incorporation of the assets and liabilities of the Issuer, including, without limitation, by merger, consolidation or recapitalization; statutory conversion; direct or indirect, sale, transfer, exchange, pledge or other disposal of economic, voting or other rights; sale, exchange or other acquisition of shares, equity interests or assets; contribution of assets and/or liabilities; liquidation; exchange of securities; conversion of entity, migration of entity or formation of new entity; or other transaction or group of related transactions.

     (d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding units of the Designated Preferred shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

     (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Managers or any duly authorized committee of the Board of Managers, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the LLC Agreement and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred is listed or traded at the time.

     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred may deem and treat the record holder of any unit of Designated Preferred as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

     Section 9. Notices. All notices or communications in respect of Designated Preferred shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the LLC Agreement or by applicable law. Notwithstanding the foregoing, if units of Designated Preferred are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred in any manner permitted by such facility.

     Section 10. No Preemptive Rights. No unit of Designated Preferred shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

     Section 11. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

     Section 12. Other Rights. The units of Designated Preferred shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the LLC Agreement or as provided by applicable law.

Appendix A

Anti-dilution Provisions
The Conversion Rate will be adjusted, without duplication, if certain events occur:

(1) the issuance of Common Interests as a distribution to all holders of Common Interests, or a subdivision or combination of Common Interests, in which event the conversion rate will be adjusted based on the following formula:

     CR1 = CR0 x (CM1 / CM0) where,

CR0 = the Conversion Rate in effect at the close of business on the record date for such distribution or the open of business on the effective date of such subdivision or combination, as the case may be;

CR1 = the Conversion Rate in effect immediately after the close of business on such record date or the open of business on such effective date, as the case may be;

CM0= the number of units of Common Interests outstanding at the close of business on such record date for such distribution or at the open of business on the effective date of such subdivision or combination, in each case, prior to giving effect to such event;

CM1 = the number of units of Common Interests that would be outstanding immediately after, and solely as a result of, such event.

(2) the issuance to all holders of Common Interests of rights, options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to purchase units of Common Interests at less than the current Trading Value of Common Interests as of the record date, in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [(CM0 + X) / (CM0 +Y)]

where,

CR0 = the Conversion Rate in effect at the close of business on the record date for such issuance;

CR1 = the Conversion Rate in effect immediately after the close of business on the record date for such issuance;

CM0 = the number of units of Common Interests outstanding at the close of business on the record date for such issuance;

X = the total number of units of Common Interests issuable pursuant to such rights; and

A-i

Y = the aggregate price payable to exercise such rights divided by the Trading Value as of the record date.

However, the Conversion Rate will be readjusted to the extent that any such rights, options or warrants are not exercised prior to their expiration.

(3) the distribution (other than any Tax Distribution) to all holders of Common Interests of Membership Interests (other than Common Interests) or evidences of Issuer indebtedness or Issuer assets (excluding any distribution or issuance covered by clauses (1) or (2) above or (4) below, and including any distribution of cash which is excluded from clause (4) below) in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [TV0 / ( TV0 – FMV)]

where,

CR0 = the Conversion Rate in effect at the close of business on the record date for such distribution;

CR1 = the Conversion Rate in effect immediately after the close of business on the record date for such distribution;

TV0 = the Trading Value as of the record date for such distribution, or, if the Common Interests are not listed on a national securities exchange, as of the date that would be the record date for such distribution if the Common Interests were listed on the New York Stock Exchange; and

FMV = the fair market value (as determined by the Issuer’s Board of Managers) on the record date for such distribution of the units of Membership Interests, evidences of indebtedness or assets so distributed, expressed as an amount per unit of Common Interest.

However, if the transaction that gives rise to an adjustment pursuant to this clause (3) is one pursuant to which the payment of a distribution on Common Interests consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of the Issuer (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. national securities exchange, then the Conversion Rate will instead be increased based on the following formula:

CR1 = CR0 x [(FMV + TV0) / TV0]

where,

CR0 = the Conversion Rate in effect at the close of business on the record date for such distribution;

A-ii

CR1 = the Conversion Rate in effect immediately after the close of business on the record date for such distribution;

FMV = the average of the VWAP of the capital stock or similar equity interests distributed to holders of Common Interests applicable to one unit of Common Interests over each of the 10 consecutive trading days commencing on, and including, the third trading day after the date on which “ex-distribution trading” commences for such distribution on the New York Stock Exchange or such other U.S. national securities exchange on which such shares of capital stock or similar equity interests are then listed; and

TV0 = the Trading Value calculated twenty trading days from the third trading day after which “ex-distribution trading” commences for such distribution, or, if the Common Interests are not listed on a national securities exchange, as of twenty trading days from the date that would be the third trading day after which “ex-distribution trading” would commence if the Common Interests were listed on the New York Stock Exchange.

(4) The Issuer makes a distribution (other than any Tax Distribution) consisting exclusively of cash to all holders of Common Interests, excluding (a) any cash that is distributed as part of a distribution referred to in clause (3) above, and (b) any consideration payable in connection with a tender or exchange offer made by Issuer or any of its subsidiaries referred to in clause (5) below, in which event, the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [TV0 / (TV0 - C)]

where,

CR0 = the Conversion Rate in effect at the close of business on the record date for such distribution;

CR1 = the Conversion Rate in effect immediately after the close of business on the record date for such distribution;

TV0 = the Trading Value as of the record date for such distribution; and

C = the amount in cash per unit of Common Interest that Issuer distributes to holders.

(5) Issuer or one or more of Issuer’s subsidiaries make purchases of Common Interests pursuant to a tender offer or exchange offer by Issuer or one of its subsidiaries for Common Interests to the extent that the cash and value of any other consideration included in the payment per unit of Common Interest validly tendered or exchanged exceeds the Trading Value of Common Interests on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [ (FMV + (TV1 * CM1)) / (TV1 * CM0 )]

A-iii

where,

CR0 = the Conversion Rate in effect at the close of business on the trading day next succeeding the expiration date;

CR1 = the Conversion Rate in effect immediately after the close of business on the trading day next succeeding the expiration date;

FMV = the fair market value (as determined by the Issuer’s Board of Managers), at the close of business on the trading day next succeeding the expiration date, of the aggregate value of all cash and any other consideration paid or payable for Common Interests validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased units”);

CM1 = the number of units of Common Interests outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) less any purchased units;

CM0 = the number of units of Common Interests outstanding at the expiration time, including any purchased units; and

TV1 = the Trading Value calculated twenty trading days from the trading day immediately after the expiration date.

“Conversion Rate” means the number of units of Common Interests that will be exchanged for each unit of Preferred Interest upon a conversion pursuant to the exercise of either the Optional Conversion or the Mandatory Conversion.

“Trading Value” means (i) if the Common Interests are traded on a national securities exchange, the market price of the Common Interests on the applicable date (calculated based on the average closing price during the preceding 20 day trading period) or (ii) if the Common Interests are not traded on a national securities exchange, the per Common Interest Fair Market Value of the Issuer, as determined in good faith by the Issuer’s Board of Managers.

“Record date” means, for purpose of a Conversion Rate adjustment, with respect to any distribution or other transaction or event in which the holders of Common Interests have the right to receive any cash, securities or other property or in which Common Interests (or any other applicable security) are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Interests entitled to receive such cash, securities or other property (whether such date is fixed by the Issuer’s Board of Managers or by statute, contract or otherwise).

A-iv

“VWAP” per unit of Common Interest or per share of common stock on any trading day means the market price of one unit of Common Interest or share of common stock from the open of trading on the relevant trading day until the close of trading on the relevant trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained for this purpose by the Issuer).

A “trading day” means, for purposes of determining a VWAP or closing price, a business day on which the relevant exchange or quotation system is scheduled to be open for business and a day on which there has not occurred or does not exist a market disruption event.

A “market disruption event” is defined as any of the following events that has occurred:

     • any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during the one-hour period prior to the close of trading for the regular trading session on the exchange or quotation system (or for purposes of determining VWAP any period or periods aggregating one half-hour or longer) and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to Common Interests or in futures or option contracts relating to Common Interests on the relevant exchange or quotation system;

     • any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the exchange or quotation system (or for purposes of determining VWAP any period or periods aggregating one half-hour or longer) in general to effect transactions in, or obtain market values for Common Interests on the relevant exchange or quotation system or futures or options contracts relating to Common Interests on any relevant exchange or quotation system; or

     • the failure to open of the exchange or quotation system on which futures or options contracts relating to Common Interests are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

Except as stated above, the Conversion Rate will not be adjusted for the issuance of Common Interests or any securities convertible into or exchangeable for Common Interests or carrying the right to purchase any of the foregoing or for the repurchase of Common Interests. An adjustment to the Conversion Rate also need not be made for a transaction referred to in clauses (1) through (5) above if holders of the Designated Preferred may participate (as a result of holding the Designated Preferred, and at the same time as Common Interest holders participate) in such transaction as if such holders of the Designated Preferred held a number of Common Interests equal to the product of the number of units of Designated Preferred held by such holder and the Conversion Rate, without having to convert their units of Designated Preferred. The Issuer may, but shall not be required to, make such increases in the Conversion Rate, in addition to those that

A-v

are required, as the Issuer’s Board of Managers considers to be advisable in order to avoid or diminish any income tax to any holders of Common Interests resulting from any distribution of membership interests or issuance of rights or warrants to purchase or subscribe for membership interests or from any event treated as such for income tax purposes or for any other reason.

No adjustment in the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least 1%; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than 1% that has not been made will be made upon (x) the end of each fiscal year of the Issuer, (y) the date of any notice of a redemption and (z) any conversion date.

Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share.

Whenever the Conversion Rate is adjusted, the Issuer shall notify the holders of the Designated Preferred of the adjustment within ten Business Days of any event requiring such adjustment and describe in reasonable detail the method by which the Conversion Rate was adjusted.

A-vi

Exhibit J

REGISTRATION RIGHTS OF CERTAIN COMMON HOLDERS

     SECTION 1. Definitions. Terms defined in the Sixth Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC (the “LLC Agreement”) to which this Exhibit J (this “Exhibit”) is attached are used in this Exhibit as so defined. Additionally, the following terms shall have the following meanings in this Exhibit:

     “Commencement Date” means the earlier of (i) the 90th day following the Section 2.8 Conversion, (but in any event, not prior to April 1, 2010), (ii) June 30, 2010, and (iii) the first date on which the Company shall have any class of equity securities listed on a national securities exchange.

     “Conversion Event” has the meaning set forth in Section 10(e) of this Exhibit.

     “Conversion Securities” has the meaning set forth in Section 10(e) of this Exhibit.

     “Conversion Security Issuer” has the meaning set forth in Section 10(e) of this Exhibit.

     “Demand Registrations” has the meaning set forth in Section 3(a) of this Exhibit.

     “Divestiture Date” means December 24, 2011.

     “Eligible Holders” means (a) the holders of Common Membership Interests as of May 22, 2009 (after giving effect to all Transfers that occur on May 22, 2009) and (b) any Person that acquires Registrable Securities from an Eligible Holder in a transaction that is neither (i) registered under the Securities Act nor (ii) consummated on a national securities exchange.

     “Initiating Holders” has the meaning set forth in Section 3(a) of this Exhibit.

     “IPO” means the initial public offering of the common Equity Securities of the Company.

     “Long-Form Registrations” has the meaning set forth in Section 3(a) of this Exhibit.

     “Majority Eligible Holders” means, with respect to any offering of Registrable Securities that is registered pursuant to this Exhibit, Eligible Holders holding a majority of the Registrable Securities of the Eligible Holders included in such offering.

     “Piggyback Registration” has the meaning set forth in Section 4(a) of this Exhibit.

     “Registrable Securities” means (a) the Common Membership Interests, (b) all Equity Securities issued or otherwise distributed in respect of the Common Membership Interests

1

by the Company or any other Person in connection with the Section 2.8 Conversion, and (c) all Equity Securities issued or otherwise distributed in respect of the Equity Securities described in the preceding clauses (a) and (b) by the Company or any other Person in a stock or other equity split or combination, or a stock or other equity dividend, or in connection with a merger, consolidation, business combination, conversion, recapitalization, reclassification, reorganization or exchange transaction, in each case held by Eligible Holders. As to any particular Equity Securities that are Registrable Securities, such Equity Securities shall cease to be Registrable Securities (a) when they have been distributed to the public pursuant to an offering registered under the Securities Act, (b) when they have been otherwise sold on a national securities exchange, and (c) when they have been repurchased by the Company or any of its Subsidiaries.

     “Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any successor rule that may be promulgated by the SEC.

     “Shelf Registration Statement” has the meaning set forth in Section 2(a) of this Exhibit.

     “Short-Form Registrations” has the meaning set forth in Section 3(a) of this Exhibit.

     “Underwritten Shelf Offering” has the meaning set forth in Section 2(d) of this Exhibit.

     SECTION 2. Shelf Registrations; Transfer Limitations.

     (a) Shelf Registration. Subject to the terms and conditions of this Section 2, as promptly as practicable following the Commencement Date (and, in any event, no later than the 30th day thereafter), the Company shall file with the SEC a Shelf Registration Statement covering all Registrable Securities and, if such Shelf Registration Statement is not automatically effective upon such filing, shall use commercially reasonable best efforts to cause such Shelf Registration Statement to be declared or become effective as soon as practicable after filing (the date of such effectiveness, the “Shelf Effective Date”). The Company shall use commercially reasonable best efforts to keep such Shelf Registration Statement continuously effective in compliance with the Securities Act and usable for resale of all Registrable Securities (including by refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires) for a period from the date of its initial effectiveness until the earlier of (i) such time as there are no Registrable Securities remaining and held by Eligible Holders and (ii) such time as all Registrable Securities may be sold without restriction under Rule 144. Any registration pursuant to this Section 2(a) shall be effected by means of a shelf registration on an appropriate form under Rule 415 under the Securities Act (a “Shelf Registration Statement”). Notwithstanding the foregoing, if at any time the Company is not eligible to file a registration statement on Form S-3 (or any successor form), then the Company shall not be obligated to file or keep effective a Shelf Registration Statement at such time. The Company shall use its commercially reasonable best efforts to remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) and not to become an ineligible issuer (as defined in Rule 405 under the Securities Act).

2

     (b) Prohibition of On-Exchange Transfers Prior to the Shelf Effective Date. Prior to the earlier of (i) the Shelf Effective Date and (ii) December 24, 2010, each Eligible Holder (other than the UST, if it is an Eligible Holder) agrees not to effect any transfer, including any transfer pursuant to Rule 144 under the Securities Act, of any Registrable Securities on any securities exchange or national market system (including Pink Sheets). This restriction on transfers shall not restrict any transfer that occurs off of a securities exchange or national market system, including any privately negotiated transaction.

     (c) Volume Limitations Applicable to Non-Underwritten Underwritten Shelf Offerings Prior to the Divestiture Date. From and after the Shelf Effective Date through the Divestiture Date, other than pursuant to paragraph (d) below or Section 3(a) or 4(a) below, no Eligible Holder (other than the UST, if it is an Eligible Holder) shall be entitled to distribute any Registrable Securities under a Shelf Registration Statement in an amount in excess of the volume limitations under Rule 144 if such Rule were then applicable to such Eligible Holder; provided that following the date that is 12-months prior to the Divestiture Date, this paragraph (c) shall not be applicable to the Treasury Trust or the GM Trust. Following the Divestiture Date, this paragraph shall be of no further force and effect.

     (d) Underwritten Shelf Offerings. At any time and from time to time, if any Eligible Holder or Eligible Holders intend to distribute any Registrable Securities under a Shelf Registration Statement by means of an underwritten offering (a “Underwritten Shelf Offering”), such Eligible Holders shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 6 of this Exhibit; provided that the Company shall not be required to facilitate an Underwritten Shelf Offering unless either (i) Registrable Securities representing at least two percent of the then outstanding class of such Registrable Securities are proposed by the Eligible Holders to be included in such offering or (ii) the expected aggregate gross proceeds from such offering exceed $200 million. Within 10 days after receipt of any notice of an Underwritten Shelf Offering, the Company shall give written notice of such offering to all other Eligible Holders who hold Registrable Securities and, subject to paragraph (e) below, there shall be included in such offering, on the same terms and conditions as any other Registrable Securities included therein, all Registrable Securities with respect to which the Company has received written requests for inclusion therein (which written requests shall specify the number of Registrable Securities requested to be included in such registration) within 15 days after the receipt of the Company’s notice.

     (e) Priority on Underwritten Shelf Offerings. Subject to the rights of UST under other agreements, the Company shall not include in any Underwritten Shelf Offering any securities which are not Registrable Securities without the prior written consent of the Majority Eligible Holders. If the managing underwriters of an Underwritten Shelf Offering advise the Company in writing that, in their opinion, the number of Registrable Securities and, if applicable, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the Majority Eligible Holders, the Company shall include securities in such registration in the following order of priority: (i) first, the number of Registrable Securities of Eligible Holders requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, allocated

3

(A) first, to any Registrable Securities requested to be included by UST, if any; (B) second, if such offering is commenced on or after the date that is one year prior to the Divestiture Date, to any Registrable Securities requested to be included by the Treasury Trust or the GM Trust, allocated pro rata among the Treasury Trust and the GM Trust on the basis of the amount of Registrable Securities owned by each such trust; if during any other period, then pursuant to the immediately following clause (C); and (C) third, pro rata among the respective Eligible Holders thereof on the basis of the amount of Registrable Securities owned by each such Eligible Holder; and (ii) second, the number of other securities requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering. Notwithstanding the foregoing, FIM, the GM Trust and the Treasury Trust shall each have the right, exercisable by each through the Divestiture Date, to request a single Underwritten Shelf Offering in which FIM, the GM Trust or the Treasury Trust, as applicable, shall have absolute priority as to the inclusion of their Registrable Securities in such Underwritten Shelf Offering in relation to the inclusion of securities of all other Eligible Holders and other Persons participating in such Underwritten Shelf Offering, other than the UST.

     (f) Blackout Period. The Company may suspend for up to 90 days the effectiveness of any Shelf Registration Statement if the Board of Managers determines in its reasonable good faith judgment that the failure to do so would reasonably be expected to have a material adverse effect on a proposal or plan by the Company to engage in (directly or indirectly through any of its Subsidiaries): (i) a material acquisition or disposition of assets (other than in the ordinary course of business), (ii) a merger, consolidation, tender offer, reorganization, primary offering of the Company’s securities or other similar material transaction or (iii) a material financing or any other material business transaction that is outside of the ordinary course of business. The Company may suspend the effectiveness of Shelf Registration Statements under this Section 2(d) or Section 3(d) no more than once in any 12-month period, and only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against holders of similar securities that have registration rights, if any.

     (g) Selection of Underwriters in Underwritten Shelf Offerings. The underwriters in any Underwritten Shelf Offering shall be selected by the Majority Eligible Holders, provided, that such underwriters shall be reasonably acceptable to the Company.

     SECTION 3. Demand Registrations.

     (a) Requests for Registration. Subject to the terms and conditions of this Section 3, at any time after the Commencement Date when a Shelf Registration Statement is not effective pursuant to Section 2(a) of this Exhibit, any Eligible Holder or Eligible Holders may request (in each case, such requesting Eligible Holders, the “Initiating Holders”) registration under the Securities Act (which such registration and subsequent offering may, for the avoidance of doubt, constitute an IPO) of all or any portion of the Registrable Securities held by such Eligible Holders on Form S-1 or any similar long-form registration (“Long-Form Registrations”) or on Form S-3 or any similar short-form registration (“Short-Form Registrations”), if available. All registrations requested pursuant to this Section 3(a) are referred to in this Exhibit as “Demand Registrations”. Each request for a Demand Registration shall be in writing and shall specify the approximate aggregate number of Registrable Securities requested to be registered (which aggregate number of Registrable Securities must either (i) represent at least two percent of the

4

then outstanding class of such Registrable Securities or (ii) have a value equal to at least $200,000,000 based on the closing price of such securities on the last trading day prior to the date of such request or, in the case of an IPO, at the anticipated price offered to the public, regardless of whether the Demand Registration is a Long-Form Registration or a Short-Form Registration), the anticipated per share price range for such offering (if known) and the intended method of distribution (including whether or not such offering is to be underwritten). Within 10 days after receipt of any such request, the Company shall give written notice of such requested registration to all other Eligible Holders who hold Registrable Securities and, subject to Sections 3(b), 3(c) and 3(d) below, shall include in such registration (and in all related registrations and qualifications under state blue sky laws or in compliance with other registration requirements and in any related underwriting), on the same terms and conditions as any other Registrable Securities included therein, all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the delivery of the Company’s written notice.

     (b) Limit on Number of Demand Registrations. In no event shall the Company be obligated to effectuate (i) more than three Demand Registrations (including Long-Form Registrations and Short-Form Registrations) in any 12-month period or (ii) any non-underwritten Demand Registration for any Registrable Securities that may be sold without restriction under Rule 144 at the time of such Demand Registration. A registration shall not count as a Demand Registration until it has become effective. Initiating Holders making a request for a Demand Registration may withdraw from such registration at any time prior to the effective date of such Demand Registration, in which case the Company may withdraw such registration (unless otherwise requested in writing by other Eligible Holders, to the extent that such other Eligible Holders have the right to demand a Demand Registration at such time in accordance with this Section 3), and such request shall count as a Demand Registration, unless the Initiating Holders shall have paid all fees, expenses and other costs of the Company incurred in connection with such request.

     (c) Priority on Demand Registrations. Subject to the rights of UST under other agreements, the Company shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the Majority Eligible Holders. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that, in their opinion, the number of Registrable Securities and, if applicable, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the Majority Eligible Holders, the Company shall include securities in such registration in the following order of priority: (i) first, the number of Registrable Securities of Eligible Holders requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, allocated (A) first, to any Registrable Securities requested to be included by UST, if any; (B) second, if such offering is commenced on or after the date that is one year prior to the Divestiture Date, to any Registrable Securities requested to be included by the Treasury Trust or the GM Trust, allocated pro rata among the Treasury Trust and the GM Trust on the basis of the amount of Registrable Securities owned by each such trust; if during any other period, then pursuant to the immediately following clause (C); and (C) third, pro rata among the respective Eligible Holders thereof on the basis of the amount of Registrable Securities owned by each such Eligible Holder;

5

and (ii) second, the number of other securities requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering. Notwithstanding the foregoing, FIM, the GM Trust and the Treasury Trust shall each have the right, exercisable by each through the Divesture Date, to request a single underwritten Demand Registration in which FIM, the GM Trust or the Treasury Trust, as applicable, shall have absolute priority as to the inclusion of their Registrable Securities in such Demand Registration in relation to the inclusion of securities of all other Eligible Holders and other Persons participating in such Demand Registration, other than the UST.

     (d) Blackout Period. The Company may postpone for up to 90 days the filing or the effectiveness of a registration statement for a Demand Registration, or suspend the effectiveness of any registration statement for a Demand Registration, if the Board of Managers determines in its reasonable good faith judgment that the failure to do so would reasonably be expected to have a material adverse effect on a proposal or plan by the Company to engage in (directly or indirectly through any of its Subsidiaries): (i) a material acquisition or disposition of assets (other than in the ordinary course of business), (ii) a merger, consolidation, tender offer, reorganization, primary offering of the Company’s securities or other similar material transaction or (iii) a material financing or any other material business transaction that is outside of the ordinary course of business. The Company may delay a Demand Registration under this Section 3(d) or Section 2(d) no more than once in any 12-month period, and only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against holders of similar securities that have registration rights, if any.

     (e) Selection of Underwriters in Demand Registrations. The underwriters in any underwritten Demand Registration shall be selected by the Majority Eligible Holders, provided, that such underwriters shall be reasonably acceptable to the Company.

    SECTION 4. Piggyback Registrations.

     (a) Right to Piggyback. At any time when (i) the Company proposes to register any of its Equity Securities under the Securities Act (other than on a Shelf Registration Statement filed pursuant to Section 2(a) of this Exhibit, pursuant to a Demand Registration, or on Form S-4 or S-8 or their equivalents), the registration form to be used may be used for the registration of Registrable Securities, and a Shelf Registration Statement is not effective pursuant to Section 2(a) of this Exhibit, or (ii) the Company proposes to undertake an underwritten offering of its Equity Securities (other than on a Shelf Registration Statement filed under Section 2(a) of this Exhibit or pursuant to a Demand Registration) pursuant to a registration form that may be used for the registration of Registrable Securities (any such registration in each of clauses (i) and (ii), a “Piggyback Registration”), the Company shall give prompt written notice to all Eligible Holders who hold Registrable Securities of its intention to effect such a Piggyback Registration and, subject to Sections 4(c) and 4(d) of this Exhibit, shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting), on the same terms and conditions as any other securities included therein, all Registrable Securities with respect to which the Company has received written requests for inclusion therein (which written requests shall specify the number of Registrable Securities requested to be included in such Piggyback Registration) within 15 days after the receipt of the Company’s notice; provided that

6

Registrable Securities shall not be included in a registration or offering with respect to an IPO unless the managing underwriters administering the IPO otherwise reasonably agree.

     (b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and other securities, if any, requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, then the total number of securities that the managing underwriters advise can be included in such registration shall be allocated in the following order of priority: (1) first, the number of Equity Securities that the Company proposes to sell, (ii) second, the number of Registrable Securities of Eligible Holders requested to be included, allocated (A) first, to any Registrable Securities requested to be included by UST, if any; (B) second, if such offering is commenced on or after the date that is one year prior to the Divestiture Date, to any Registrable Securities requested to be included by the Treasury Trust or the GM Trust, allocated pro rata among the Treasury Trust and the GM Trust on the basis of the amount of Registrable Securities owned by each such trust; if during any other period, then pursuant to the immediately following clause (C); and (C) third, pro rata among the respective Eligible Holders thereof on the basis of the amount of Registrable Securities owned by each such Eligible Holder, and (iii) third, the number of other securities requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering.

     (c) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary offering on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the securities to be included in such registration, then the total number of securities that the managing underwriters advise can be included in such registration shall be allocated in the following order of priority: (i) first, the number of Registrable Securities of Eligible Holders requested to be included, allocated (A) first, to any Registrable Securities requested to be included by UST, if any; (B) second, if such offering is commenced on or after the date that is one year prior to the Divestiture Date, to any Registrable Securities requested to be included by the Treasury Trust or the GM Trust, allocated pro rata among the Treasury Trust and the GM Trust on the basis of the amount of Registrable Securities owned by each such trust; if during any other period, then pursuant to the immediately following clause (C); and (C) third, pro rata among the respective Eligible Holders thereof on the basis of the amount of Registrable Securities owned by each such Eligible Holder, and (ii) second, the number of other securities requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering.

SECTION 5. Holdback Agreements.

     (a) In connection with any Underwritten Shelf Offering, underwritten Demand Registration and the IPO (whether or not constituting an Underwritten Shelf Offering or a Demand Registration), each Eligible Holder (other than the UST, if it shall be an Eligible Holder) agrees not to effect any sale or distribution, including any sale pursuant to Rule 144

7

under the Securities Act, of any Registrable Securities, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (in each case, other than as part of such underwritten offering) in each case, during the ten days prior to, and during such period as the managing underwriters may (subject to the proviso below) require beginning on, the closing date of the sale of such securities pursuant to an effective registration statement (the period during which such restriction applies, the “Holdback Period”); provided that (i) in the case of an IPO, the Holdback Period shall not exceed 190 days in the aggregate; (ii) in the case of any other offering, the Holdback Period shall not exceed 100 days in the aggregate; (iii) in the case of any offering (other than an IPO) in which the UST participates in such offering and sells at least 90% of all Registrable Securities sold in such offering and any Eligible Holder is restricted in the amount of Registrable Securities that he is permitted to include in such offering as a result of the cutback provisions of this Exhibit, the Holdback Period shall not exceed 30 days in the aggregate; (iv) following the date that is fifteen-months prior to the Divestiture Date, this Section 5(a) shall not be applicable to the Treasury Trust or the GM Trust; and (v) following the Divestiture Date, this Section 5(a) shall no longer be of any force or effect.

     (b) The Company shall not effect any public sale or public distribution of its Equity Securities during the 10 days prior to and during the 75-day period following the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration, if otherwise permitted, or pursuant to registrations on Form S-8 or S-4 or any successor form) or during the period commencing on the date the Company is notified that any Eligible Holder intends to undertake an Underwritten Shelf Offering and ending 75 days after the commencement of such Underwritten Shelf Offering, unless the underwriters managing the applicable registered public offering otherwise agree to a shorter period.

     (c) If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Section 3 or Section 4 of this Exhibit or if any Underwritten Shelf Offering has been commenced, and if such previous registration or Underwritten Shelf Offering, as applicable, has not been withdrawn or abandoned, the Company shall not file or cause to be effected or permit to be effective any other registration of any of its Equity Securities (except on Form S-8 or S-4 or any successor form or a Shelf Registration Statement filed pursuant to Section 2 of this Exhibit), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 60 days has elapsed from the effective date of such previous registration or the commencement of such Underwritten Shelf Offering, as applicable.

     SECTION 6. Registration Procedures. Whenever the Company is required to register any Registrable Securities or facilitate any offering pursuant to this Exhibit, the Company shall use its commercially reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible (to the extent applicable to the intended method of disposition):

     (a) prepare and file with the SEC a registration statement, and all amendments and supplements thereto and related prospectuses and prospectus supplements as may be

8

necessary to comply with applicable securities laws with respect to such Registrable Securities and use its commercially reasonable best efforts to cause such registration statement to become effective; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected pursuant to Section 7 below copies of all such documents proposed to be filed, which documents shall be subject to the reasonable review and comment of such counsel, and upon filing such documents, the Company shall promptly notify in writing such counsel of the receipt by the Company of any written comments by the SEC with respect to such registration statement or prospectus or any amendment or supplement thereto or any written request by the SEC for the amending or supplementing thereof or for additional information with respect thereto;

     (b) (i) notify each Eligible Holder holding Registrable Securities of the effectiveness of each registration statement filed under this Exhibit and prepare and file with the SEC such amendments and post-effective amendments as may be necessary to keep such registration statement continuously effective (A) in the case of the Shelf Registration Statement, for the period set forth in Section 2(a) of this Exhibit and (B) in the case of all other registration statements, for a period of not less than 120 days or, if shorter, such time as all securities in such offering have been disposed of in accordance with the intended method of distribution thereof, (ii) cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provision then in force) under the Securities Act and (iii) comply with the provisions of the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to it with respect to the disposition of all securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

     (c) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities held by such seller, and the Company hereby consents to the use of such prospectus and each amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters or agents, if any, in connection with the offering and sale of the Registrable Securities covered by such prospectus and any amendment or supplement thereto;

     (d) use its commercially reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as determined by the underwriters after consultation with the Company and the Eligible Holders participating in the offering and do any and all other acts and things which may be reasonably necessary or advisable to enable each such seller to consummate the disposition in such jurisdictions of the Registrable Securities held by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction, (iii) consent to general service of process in any such jurisdiction or (iv) or take any other actions that would have or be reasonably likely to have a material adverse effect on the Company);

9

     (e) promptly notify each seller of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

     (f) cause all such Registrable Securities to be listed on each national securities exchange (including the New York Stock Exchange or NASDAQ) on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any national securities exchange, use its commercially reasonable best efforts to cause all such Registrable Securities to be listed on such national securities exchange as the Majority Eligible Holders shall designate;

     (g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

     (h) enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and take all such actions as are reasonably requested by the managing underwriters in order to expedite or facilitate the registration or the disposition (including by using commercially reasonable best efforts to have officers and senior management of the Company and its subsidiaries participate in “road shows”, including analyst or investor presentations, as part of the selling efforts relating to any underwritten Demand Registration) of such Registrable Securities, and in such connection (i) make such representations and warranties to the underwriters, with respect to the business of the Company and its Subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and confirm the same if and when requested, (ii) obtain 10b-5 statements and opinions of counsel to the Company and updates thereof (which counsel, statements and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters), addressed to the underwriters covering the matters customarily covered in 10b-5 statements and opinions requested in underwritten offerings and such other matters as may be reasonably requested by underwriters, (iii) obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the registration statement), addressed to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings and (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures no less favorable to the holders of Registrable Securities than those set forth in Section 8 of this Exhibit (or such other provisions and procedures acceptable to holders of a majority of the Registrable Securities covered by such registration statement (or, in the case of an Underwritten Shelf Offering, such offering) and the

10

managing underwriters or agents) with respect to all parties to be indemnified pursuant to Section 8 of this Exhibit, and each of the above shall be done at each closing under such underwriting agreement, or as and to the extent required thereunder;

     (i) make reasonably available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by the Majority Eligible Holders or such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and use reasonable best efforts to cause the Company’s officers, directors, members, managers, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

     (j) otherwise use its commercially reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

     (k) permit any Eligible Holder of Registrable Securities which Eligible Holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material related to such Eligible Holder, furnished to the Company in writing, which in the reasonable judgment of such Eligible Holder and its counsel should be included;

     (l) promptly notify each seller of Registrable Securities (i) of the issuance by the SEC of any stop order suspending the effectiveness of a registration statement or of any order preventing or suspending the use of any preliminary prospectus, or (ii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of a registration statement or any of the Registrable Securities for offer or sale in any jurisdiction;

     (m) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, use its commercially reasonable best efforts promptly to obtain the withdrawal of such order;

     (n) use its commercially reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

     (o) if and to the extent requested by the managing underwriters in connection with any underwritten Demand Registration, include in such registration securities of the

11

Company in an amount, if any, (not to exceed the amount requested by such underwriters) that the Company’s board of directors deems appropriate in its sole and absolute discretion (it being understood that the Company’s board of directors may choose not to include any securities of the Company in such offering) for the Company in view of the Company’s need for funds and other relevant facts and circumstances at such time, to be offered in a primary offering of the Company’s securities contemporaneously with such offering of Registrable Securities; and

     (p) use its commercially reasonable best efforts to take all other steps necessary to effect the registration of Registrable Securities contemplated by this Exhibit.

     SECTION 7. Registration Expenses.

     (a) For each registration or other offering undertaken (including any registration or offering that is withdrawn or otherwise not consummated) under the terms of this Exhibit (whether or not underwritten), all fees and expenses of the Company incident to the Company’s performance of or compliance with the terms of this Exhibit in connection therewith, including all registration, listing, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, expenses incurred in connection with any “road show” (to the extent customarily borne by an issuer or underwriter in connection with such an offering), fees and disbursements of counsel for the Company, fees and disbursements of all independent certified public accountants of the Company, and fees and disbursements of any underwriters (but excluding underwriting discounts and commissions) and any other Persons retained by the Company, shall be borne by the Company. Additionally, for each underwritten offering undertaken (including any registration or offering that is withdrawn or otherwise not consummated) under the terms of this Exhibit, the fees and disbursements of one counsel for the Eligible Holders (chosen by the Eligible Holders holding a majority of the Registrable Securities requested to be included in such underwritten offering) shall be borne by the Company.

     (b) In connection with any underwritten offering, all underwriting discounts, commissions and stock transfer taxes and all other expenses incurred by the Persons selling securities in such underwritten offering shall be borne by the Persons selling securities in such underwritten offering, pro rata in accordance with the respective amounts of securities being sold by each such Person.

     SECTION 8. Indemnification and Contribution.

     (a) The Company agrees to indemnify, to the extent permitted by Law, each holder of Registrable Securities, its officers, directors, managers and/or partners and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, actions, damages, liabilities and expenses caused by (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such

12

registration, qualification or compliance, and to pay to each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

     (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by Law, shall indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder for the purpose of inclusion in such registration statement or prospectus; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

     (c) Any Person entitled to indemnification under this Section 8 shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification under this Section 8 to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (which may be counsel to the indemnifying party in the same action). If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (which shall not be unreasonably withheld or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

13

     (d) If the indemnification provided for in Section 8(a) or 8(b) above is unavailable to an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified parties, on the other hand, in connection with the statements or omissions or violations which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Eligible Holders agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities or actions in respect thereof referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligation of any Eligible Holder obligated to make contribution pursuant to this Section 8(d) shall be several and not joint, and no such Eligible Holder shall be obligated to make contribution in excess of an amount equal to the net proceeds received by such Eligible Holder from the Registrable Securities sold by such Eligible Holder in such registration.

     (e) The indemnification provided for under this Exhibit shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, manager, partner or controlling Person of such indemnified party and shall survive the transfer of securities.

     SECTION 9. Participation in Underwritten Registrations.

     (a) No Person may participate in any registration or offering under this Exhibit which is underwritten unless such Person (i) agrees to sell such Person’s securities on the terms and conditions provided in any underwriting arrangements approved by the Person or Persons entitled under this Exhibit to select the underwriters to administer the offering (provided that no Eligible Holder shall be required to sell more than the number of Registrable Securities that such Eligible Holder has requested to include) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no Eligible Holder shall be required to make any representations or warranties to the Company or the underwriters (other than reasonable representations and warranties regarding such Eligible Holder and such Eligible Holder’s ownership of Registrable Securities and such Eligible Holder’s intended method of

14

distribution), or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 8 of this Exhibit.

     (b) Each Eligible Holder agrees that (i) upon receipt from the Company of notice of its intention to suspend the effectiveness of any registration statement pursuant to Section 2(d) or 3(d) of this Exhibit or (ii) upon receipt from the Company of notice pursuant to Section 6(e) of this Exhibit, such Eligible Holder shall immediately discontinue offer and sales of the Registrable Securities under the applicable registration statement until, in the case of (i) above, such Eligible Holder receives a subsequent notice from the Company that such suspension has been revoked or withdrawn, and, in the case of (ii) above, such Eligible Holder receives copies of a supplemented or amended prospectus that corrects the misstatements or omissions referred to in the notice and receives notice that any post-effective amendment or supplement has become effective.

     (c) If any such registration or comparable statement refers to any Eligible Holder by name or otherwise as the holder of any securities of the Company and if in such Eligible Holder’s sole and exclusive judgment, such Eligible Holder is or might be deemed to be an underwriter or a controlling person of the Company, such Eligible Holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Eligible Holder and presented to the Company in writing, to the effect that the holding by such Eligible Holder of such securities is not to be construed as a recommendation by such Eligible Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Eligible Holder will assist in meeting any future financial requirements of the Company, and (ii) in the event that such reference to such Eligible Holder by name or otherwise is not required by the Securities Act or any similar Federal statute then in force, the deletion of the reference to such Eligible Holder; provided that with respect to this clause (ii), if requested by the Company, such Eligible Holder shall furnish to the Company an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Company.

     SECTION 10. Company Conversion. Unless the Federal Reserve Board should prohibit it (for example, for safety and soundness concerns), the Company shall cause a Section 2.8 Conversion to be consummated as promptly as reasonably practicable on or after January 1, 2010 (taking into account market conditions and tax and regulatory capital considerations) and, in any event, no later than April 1, 2010. Within thirty days following the Section 2.8 Conversion, the Company shall provide written notice to each Eligible Holder indicating whether the Company has a good faith intention to commence an IPO within the 90-day period immediately following the Section 2.8 Conversion.

SECTION 11. Miscellaneous.

     (a) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Eligible Holders in this Exhibit.

     (b) Adjustments Affecting Registrable Securities. The Company shall not take any action, or permit any change to occur, with respect to its securities which would adversely affect the ability of Eligible Holders to include Registrable Securities held by them in a

15

registration or offering undertaken pursuant to this Exhibit or which would adversely affect the marketability of such Registrable Securities in any such registration or offering (including, without limitation, effecting a share split or a combination of shares).

     (c) Specific Performance. The Company and each Eligible Holder acknowledges that the rights of the Eligible Holders to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Exhibit by the Company or any Eligible Holder, money damages may be inadequate and the non-breaching party may have no adequate remedy at Law. Accordingly, the Company and each Eligible Holder agrees that such non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

     (d) Termination; Survival. The provisions of this Exhibit shall automatically terminate and be of no further force and effect on the earlier to occur of the date on which (i) no Eligible Holder holds more than 1% of the then outstanding Common Membership Interests (or other common equity interests of the Company if the Common Membership Interests are no longer outstanding at such time) and all such Eligible Holders may sell all Registrable Securities then held by them without restriction as to volume or manner of sale under Rule 144 and (ii) there are no Eligible Holders and no Registrable Securities; provided, however, that the rights and obligations of each Person under Sections 8 and 9 of this Exhibit with respect to registrations or offerings prior to any termination of the provisions of this Exhibit shall survive such termination, and no such termination shall relieve or release any Person from any liability for any breach of this Exhibit prior to such termination.

     (e) Successors and Assigns. If the Company is a party to any merger, amalgamation, consolidation, exchange or other similar transaction (a “Conversion Event”) pursuant to which Registrable Securities are converted into or exchanged for securities or the right to receive securities of any other Person (“Conversion Securities”), the issuer of such Conversion Securities (a “Conversion Security Issuer”) shall assume (in a writing delivered to the Company and each Eligible Holder), with respect to such Conversion Securities, all rights and obligations of the Company under this Exhibit (which assumption shall not relieve the Company of its obligations under this Exhibit to the extent that any Registrable Securities issued by the Company continue to be outstanding and held by an Eligible Holder following a Conversion Event) and this Exhibit shall apply with respect to such Conversion Securities, mutatis mutandis. The Company will not effect any Conversion Event unless the Conversion Security Issuer complies with this Section 10(e).

     (f) Section 2.8 Conversion. In accordance with Section 2.8 of the LLC Agreement, upon the consummation of the Section 2.8 Conversion, the terms of this Exhibit shall be reflected in the corporate documentation of the Company following such conversion or in an other legal agreement applicable to the Company following such conversion.

[remainder of page intentionally blank]

16